   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997


                                                      REGISTRATION NO. 333-18019
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                WCI STEEL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         ------------------------------

            OHIO                           3312                        34-1585405
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
     OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
        ORGANIZATION)

                             1040 PINE AVENUE, S.E.
                            WARREN, OHIO 44483-6528
                                 (330) 841-8314
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                                  BRET W. WISE
                          VICE PRESIDENT, FINANCE AND
                            CHIEF FINANCIAL OFFICER
                             1040 PINE AVENUE, S.E.
                            WARREN, OHIO 44483-6528
                                 (330) 841-8314
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                             MICHAEL C. RYAN, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6177
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED FEBRUARY 11, 1997


PROSPECTUS

           , 1997

                                     [LOGO]

       OFFER TO EXCHANGE ITS 10% SENIOR SECURED NOTES DUE 2004, SERIES B,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                  10% SENIOR SECURED NOTES DUE 2004, SERIES A

      THE EXCHANGE OFFER WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON
                               , 1997, UNLESS EXTENDED.

    WCI Steel, Inc., an Ohio corporation ("WCI" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer'), to exchange its 10% Senior Secured Notes due 2004, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 10% Senior Secured Notes due 2004, Series A (the "Old Notes"), of which $300 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 4:00 p.m., New York City time, on
      , 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 4:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

    The Exchange Notes will be obligations of the Company evidencing the same debt and secured ratably by the same collateral as the Old Notes, and will be entitled to the benefits of the same indenture, dated as of November 27, 1996 (the "Indenture"), between the Company and Fleet National Bank, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

    The Exchange Notes will bear interest from November 27, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

    Interest on the Exchange Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997, accruing from November 27, 1996 at the rate of 10% per annum. Except as set forth below, the Exchange Notes will not be redeemable prior to December 1, 2001. Thereafter, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to December 1, 1999, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the Exchange Notes with the net cash proceeds of one or more Equity Offerings (as defined), at 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least $200 million of Exchange Notes remain outstanding immediately after any such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to repurchase such holder's Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. The Company is obligated in certain instances to make offers to repurchase Exchange Notes at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales and other dispositions of assets. See "Description of the Notes."

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or to apply for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the Exchange Notes will develop.


    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                         CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

    The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

    The principal executive offices of the Company are located at 1040 Pine Avenue, S.E., Warren, Ohio 44483-6528, telephone number: (330) 841-8211.

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "The Transactions," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; raw material costs and availability; currency fluctuations; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE EXCHANGING THEIR OLD NOTES FOR EXCHANGE NOTES. WCI'S FISCAL YEAR ENDS OCTOBER 31, AND THUS, FOR EXAMPLE, "FISCAL 1996" REFERS TO THE FISCAL YEAR ENDED OCTOBER 31, 1996.


                                  THE COMPANY

GENERAL

    WCI is a niche oriented integrated producer of value-added, custom steel products. The Company produces a wide range of custom flat rolled products, including high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel. Since fiscal 1991, custom products have increased from 47.2% of total shipments to 57.9% in fiscal 1996. The Company shipped approximately 1.4 million tons of steel products in fiscal 1996.

    WCI produces approximately 135 grades of custom and commodity steel products that are used in the manufacture of a wide variety of value-added products such as saw blades, golf club shafts, lawn mower blades, drive chain links, razor blades, hand and garden tools, electric motors, gasoline tanks, automotive bumpers and culvert products. These custom grades typically sell at higher prices than commodity products, resulting in higher operating margins. Since fiscal 1991, the price of the Company's custom products has averaged $542 per ton, while commodity products have averaged $383 per ton. WCI's commodity steel products consist principally of low carbon flat rolled steel.

    WCI's primary customers are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and, to a lesser extent, automobile and automotive parts manufacturers. The Company believes that the small order quantities, narrow widths, specialized chemistries and other metallurgical properties required to serve these customers make these markets less attractive to larger integrated steel producers and minimills. Moreover, most minimill competitors have not offered product in these markets due to the complex metallurgical requirements of the custom steel grades and the adverse effect on the productivity of their facilities when producing these custom products.

    WCI believes that it operates at a distinct competitive advantage to other integrated steel manufacturers due to its low cost structure, its niche oriented custom product mix and its experienced management team. While categorized as an integrated mill, management operates WCI with the high efficiency and low overhead cost structure of a minimill. WCI is among the lowest cost integrated steel producers in the United States, with one of the lowest labor and overhead costs per ton in the integrated steel industry given its wide product range. In addition to low production costs, WCI believes that it has one of the lowest selling, general and administrative expense structures in the industry at 3.3% of net sales in fiscal 1996. WCI believes that the combination of these factors has permitted WCI to generate one of the highest operating margins per net ton in the domestic steel industry.

    WCI's business strategy consists of three principal elements: (a) continue to increase sales of custom products, thereby further improving operating margins; (b) continue to build and maintain strong relationships with strategic customers, targeting customers for which it can supply at least 25% of such customers' custom steel needs; and (c) continue to improve operating efficiency and product quality through strategic cost reduction initiatives, as well as a significant capital investment program.

    Since its inception in 1988, WCI has completed over $270 million of capital investments designed, in part, to increase productivity, decrease production costs, expand product range and improve product quality. In particular, the Company currently is in the process of completing the initial phase of a three to five year upgrade of its hot strip mill, the scope of which includes enhancing essentially every element of the mill operation, including the heating, roughing, finishing, cooling and coiling processes. When completed in mid-1997, the first phase of the hot strip mill upgrade will significantly improve product quality and expand WCI's product range, in addition to improving the mill's productivity and reducing operating costs. WCI is also currently installing a high-temperature hydrogen anneal facility to upgrade its product mix and to meet the rising demand in the custom product market for silicon electrical steels.

    In April 1995, the Company completed a major reline of its blast furnace, a procedure which is performed on a routine basis every eight to ten years. In December 1991, WCI completed the installation of a twin-strand continuous slab caster (the "Continuous Caster") and a ladle metallurgy facility (the "LMF") at a combined cost of approximately $135 million, and all of the Company's products have been continuously cast since May 1992. The Continuous Caster substantially reduced the Company's operating costs, dramatically improved the metallurgical and surface qualities of its products and enabled WCI to participate in markets where the superiority of continuously cast steel is a competitive strength. See "Business--Capital Investments." WCI believes that as a result of the capital investments completed to date, as well as those ongoing presently, the Company operates and will continue to maintain a modern and efficient integrated steel mill offering a diverse product mix.

RECENT DEVELOPMENTS

    Results for fiscal 1995 and the first two quarters of fiscal 1996 were adversely impacted by a 54 day labor contract dispute and resulting work stoppage beginning September 1, 1995 upon the expiration of the Company's previous collective bargaining agreement with the United Steelworkers of America (the "USWA"). In particular, WCI's order rate, shipping volume, order backlog and net sales were significantly reduced during the work stoppage. On October 24, 1995, the Company successfully reached a new four year agreement with the USWA. Subsequent to entering into such agreement, the Company undertook to reestablish its order rate and backlog over the first two quarters of fiscal 1996. Since the Company's custom product mix was below levels realized in fiscal 1995, WCI's net sales and operating income were reduced during such periods. Results for fiscal 1995 were also negatively affected by the planned reline of the Company's blast furnace discussed above.

    Despite the labor contract dispute, the Company has reported strong operating results during fiscal 1996. For the year ended October 31, 1996, the Company generated net sales of $660.8 million and net income of $28.0 million. Moreover, for the fourth quarter of fiscal 1996, custom steel products represented approximately 65.9% of net tons shipped versus 44.4% during the first quarter of fiscal 1996, immediately following the settlement of the labor contract dispute. The Company believes that this rapid return to its custom product mix reflects the Company's strong relationships with its customers and the benefits derived from offering niche oriented custom steel products.

CONTROL OF THE COMPANY

    All of the Company's issued and outstanding Common Stock is owned by The Renco Group, Inc. ("Renco"), which is 95.9% owned by Mr. Ira Leon Rennert, the Chairman of the Company and Chairman and Chief Executive Officer of Renco, and by trusts established by him for himself and members of his family (but of which he is not a trustee). As a result of such ownership, Mr. Rennert controls the Company and its subsidiaries. Mr. Rennert is the sole Director of the Company.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..................  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount
                                      of Old Notes validly tendered pursuant to the
                                      Exchange Offer. As of the date hereof, $300 million
                                      in aggregate principal amount of Old Notes are
                                      outstanding. The Company will issue the Exchange
                                      Notes to tendering holders of Old Notes promptly
                                      after the Expiration Date.
RESALES.............................  Based on an interpretation by the staff of the
                                      Commission set forth in Morgan Stanley & Co.
                                      Incorporated, SEC No-Action Letter (available June 5,
                                      1991) (the "Morgan Stanley Letter"), Exxon Capital
                                      Holdings Corporation, SEC No-Action Letter (available
                                      May 13, 1988) (the "Exxon Capital Letter") and
                                      similar letters, the Company believes that Exchange
                                      Notes issued pursuant to the Exchange Offer in
                                      exchange for Old Notes may be offered for resale,
                                      resold and otherwise transferred by any person
                                      receiving such Exchange Notes, whether or not such
                                      person is the holder (other than any such holder or
                                      other person which is (i) a broker-dealer that
                                      receives Exchange Notes for its own account in
                                      exchange for Old Notes, where such Old Notes were
                                      acquired by such broker-dealer as a result of
                                      market-making or other trading activities, or (ii) an
                                      "affiliate" of the Company within the meaning of Rule
                                      405 under the Securities Act (collectively,
                                      "Restricted Holders")) without compliance with the
                                      registration and prospectus delivery provisions of
                                      the Securities Act, provided that (a) such Exchange
                                      Notes are acquired in the ordinary course of business
                                      of such holder or other person (b) neither such
                                      holder nor such other person is engaged in or intends
                                      to engage in a distribution of such Exchange Notes
                                      and (c) neither such holder nor other person has any
                                      arrangement or understanding with any person to
                                      participate in the distribution of such Exchange
                                      Notes. If any person were to be participating in the
                                      Exchange Offer for the purposes of participating in a
                                      distribution of the Exchange Notes in a manner not
                                      permitted by the Commission's interpretation, such
                                      person (a) could not rely upon the Morgan Stanley
                                      Letter, the Exxon Capital Letter or similar letters
                                      and (b) must comply with the registration and
                                      prospectus delivery requirements of the Securities
                                      Act in connection with a secondary resale
                                      transaction. Each broker or dealer that receives
                                      Exchange Notes for its own account in exchange for
                                      Old Notes, where such Old Notes were acquired by such
                                      broker or dealer as a result of market-making or
                                      other activities, must acknowledge that it will
                                      deliver a Prospectus in connection with any sale of
                                      such Exchange Notes. See "Plan of Distribution."
EXPIRATION DATE.....................  4:00 p.m., New York City time, on       , 1997,
                                      unless the Exchange Offer is extended, in which case
                                      the term "Expiration Date" means the latest date and
                                      time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE EXCHANGE
  NOTES AND OLD NOTES...............  The Exchange Notes will bear interest from November
                                      27, 1996. Holders of Old Notes whose Old Notes are
                                      accepted for exchange will be deemed to have waived
                                      the right to receive any payment in respect of
                                      interest on such Old Notes accrued to the date of
                                      issuance of the Exchange Notes.
CONDITIONS TO THE EXCHANGE OFFER....  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in
                                      general to proceedings which have been instituted or
                                      laws which have been adopted that might impair the
                                      ability of the Company to proceed with the Exchange
                                      Offer. As of the date of this Prospectus, none of
                                      these events had occurred, and the Company believes
                                      their occurrence to be unlikely. If any such
                                      conditions exist prior to the Expiration Date, the
                                      Company may (a) refuse to accept any Old Notes and
                                      return all previously tendered Old Notes, (b) extend
                                      the Exchange Offer or (c) waive such conditions. See
                                      "The Exchange Offer--Conditions."
PROCEDURES FOR TENDERING OLD
  NOTES.............................  Each holder of Old Notes wishing to accept the
                                      Exchange Offer must complete, sign and date the
                                      Letter of Transmittal, or a facsimile thereof, in
                                      accordance with the instructions contained herein and
                                      therein, and mail or otherwise deliver such Letter of
                                      Transmittal, or such facsimile, together with the Old
                                      Notes to be exchanged and any other required
                                      documentation to the Exchange Agent (as defined) at
                                      the address set forth herein and therein. Tendered
                                      Old Notes, the Letter of Transmittal and accompanying
                                      documents must be received by the Exchange Agent by
                                      4:00 p.m. New York City time, on the Expiration Date.
                                      See "The Exchange Offer-- Procedures for Tendering."
                                      By executing the Letter of Transmittal, each holder
                                      will represent to the Company that, among other
                                      things, the Exchange Notes acquired pursuant to the
                                      Exchange Offer are being obtained in the ordinary
                                      course of business of the person receiving such
                                      Exchange Notes, whether or not such person is the
                                      holder, that neither the holder nor any such other
                                      person is engaged in or intends to engage in a
                                      distribution of the Exchange Notes or has an
                                      arrangement or understanding with any person to
                                      participate in the distribution of such Exchange
                                      Notes, and that neither the holder nor any such other
                                      person is an "affiliate," as defined under Rule 405
                                      of the Securities Act, of the Company.
SPECIAL PROCEDURES FOR BENEFICIAL
  HOLDERS...........................  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank,
                                      trust company or other nominee and who wishes to
                                      tender in the Exchange Offer should contact such
                                      registered holder promptly and instruct such
                                      registered holder to tender on his behalf. If such
                                      beneficial holder wishes to tender on his own behalf,
                                      such beneficial holder must, prior to completing and
                                      executing the Letter of Transmittal and delivering
                                      his Old Notes, either make appropriate arrangements
                                      to register ownership of the

                                      Old Notes in such holder's name or obtain a properly
                                      completed bond power from the registered holder. The
                                      transfer of record ownership may take considerable
                                      time. See "The Exchange Offer--Procedures for
                                      Tendering."
GUARANTEED DELIVERY PROCEDURES......  Holders of Old Notes who wish to tender their Old
                                      Notes and whose Old Notes are not immediately
                                      available or who cannot deliver their Old Notes and a
                                      properly completed Letter of Transmittal or any other
                                      documents required by the Letter of Transmittal to
                                      the Exchange Agent prior to the Expiration Date may
                                      tender their Old Notes according to the guaranteed
                                      delivery procedures set forth in "The Exchange
                                      Offer--Guaranteed Delivery Procedures."
WITHDRAWAL RIGHTS...................  Tenders may be withdrawn at any time prior to 4:00
                                      p.m., New York City time, on the Expiration Date.
ACCEPTANCE OF OLD NOTES AND DELIVERY
  OF EXCHANGE NOTES.................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are
                                      properly tendered in the Exchange Offer prior to 4:00
                                      p.m., New York City time, on the Expiration Date. The
                                      Exchange Notes issued pursuant to the Exchange Offer
                                      will be delivered promptly after the Expiration Date.
                                      See "The Exchange Offer--Terms of the Exchange
                                      Offer."
CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS....................  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for
                                      federal income tax purposes. A holder's holding
                                      period for Exchange Notes will include the holding
                                      period for Old Notes. See "Certain Federal Income Tax
                                      Considerations."
EXCHANGE AGENT......................  Fleet National Bank is serving as exchange agent (the
                                      "Exchange Agent") in connection with the Exchange
                                      Offer. The mailing address of the Exchange Agent is
                                      Fleet National Bank, Corporate Trust Administration,
                                      777 Main Street - CTMO0238, Hartford, Connecticut
                                      06115, Attention: Robert Reynolds. Deliveries by hand
                                      or overnight courier should be addressed to Fleet
                                      National Bank, c/o First Chicago Trust Company of New
                                      York, 14 Wall Street, 8th Floor - Window No. 2, New
                                      York, New York 10005. For information with respect to
                                      the Exchange Offer, call the Exchange Agent at (860)
                                      986-1271 or fax at (860) 986-7908.
USE OF PROCEEDS.....................  The Company will not receive any proceeds from the
                                      Exchange Offer. See "Use of Proceeds." The Company
                                      has agreed to bear the expenses of the Exchange Offer
                                      pursuant to the Registration Rights Agreement (as
                                      defined). No underwriter is being used in connection
                                      with the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $300 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "Description of the Notes."

                           COMPARISON WITH OLD NOTES

FREELY TRANSFERABLE.................  The Exchange Notes will be freely transferable under the Securities Act by holders who are not Restricted
                                      Holders. Restricted Holders are restricted from
                                      transferring the Exchange Notes without compliance
                                      with the registration and prospectus delivery
                                      requirements of the Securities Act. The Exchange
                                      Notes will be identical in all material respects
                                      (including interest rate, maturity and restrictive
                                      covenants) to the Old Notes, with the exception that
                                      the Exchange Notes will be registered under the
                                      Securities Act. See "The Exchange Offer--Terms of the
                                      Exchange Offer."
REGISTRATION RIGHTS.................  The holders of Old Notes currently are entitled to certain registration rights pursuant to the
                                      Registration Rights Agreement, dated November 27,
                                      1996 (the "Registration Rights Agreement"), by and
                                      between the Company and Donaldson, Lufkin and
                                      Jenrette Securities Corporation, the initial
                                      purchaser of the Old Notes ("DLJ"), including the
                                      right to cause the Company to register the Old Notes
                                      under the Securities Act if the Exchange Offer is not
                                      consummated prior to the Exchange Offer Termination
                                      Date (as defined). See "The Exchange
                                      Offer--Conditions." However, pursuant to the
                                      Registration Rights Agreement, such registration
                                      rights will expire upon consummation of the Exchange
                                      Offer. Accordingly, holders of Old Notes who do not
                                      exchange their Old Notes for Exchange Notes in the
                                      Exchange Offer will not be able to reoffer, resell or
                                      otherwise dispose of their Old Notes unless such Old
                                      Notes are subsequently registered under the
                                      Securities Act or unless an exemption from the
                                      registration requirements of the Securities Act is
                                      available.

                          TERMS OF THE EXCHANGE NOTES

MATURITY DATE.......................  December 1, 2004.
INTEREST PAYMENT DATES..............  June 1 and December 1, commencing June 1, 1997.
OPTIONAL REDEMPTION.................  The Exchange Notes will be redeemable at the
                                      Company's option, in whole or in part, at any time on
                                      or after December 1, 2001, at the redemption prices
                                      set forth herein, together with accrued and unpaid
                                      interest, if any, to the date of redemption. In
                                      addition, on or prior to December 1, 1999, in the
                                      event of one or more Equity Offerings (as defined),
                                      the Company may, at its option, redeem up to 33 1/3%
                                      of the principal amount of Exchange Notes originally
                                      issued from the net proceeds thereof at a redemption
                                      price equal to 109% of the principal amount thereof,
                                      together with accrued and

                                      unpaid interest, if any, to the date of redemption;
                                      provided that at least $200 million of Notes remain
                                      outstanding immediately after such redemption and any
                                      such redemption occurs not more than 120 days after
                                      the consummation of any such Equity Offering.
CHANGE OF CONTROL...................  Upon a Change of Control, each holder of Exchange
                                      Notes will have the right to require the Company to
                                      repurchase all or a portion of such holder's Exchange
                                      Notes at a price of 101% of the principal amount
                                      thereof plus accrued interest to the repurchase date.
                                      See "Description of the Notes--Certain
                                      Covenants--Change of Control."
ASSET SALE PROCEEDS.................  The Company is obligated in certain instances to make offers to purchase the Exchange Notes at a redemption
                                      price of 100% of the principal amount thereof plus
                                      accrued interest to the repurchase date with the net
                                      cash proceeds of certain sales or other dispositions
                                      of assets. See "Description of the Notes--Certain
                                      Covenants--Limitation on Sale of Assets."
SECURITY............................  The Company's obligations will be secured by a second priority lien on substantially all of the existing
                                      property, plant and equipment of the Company (other
                                      than inventory, accounts receivable and other current
                                      assets, intangibles and the capital stock or assets
                                      of the Company's subsidiaries), which will become a
                                      first priority lien if all of the Company's 10 1/2%
                                      Senior Notes Due 2002 (the "Existing Notes") cease to
                                      be outstanding ($280,000 in aggregate principal
                                      amount of the Existing Notes are currently
                                      outstanding). A Voluntary Employee Beneficiaries
                                      Association trust fund (the "VEBA Trust"),
                                      established to hold Company contributions to fund
                                      postretirement health care and life insurance
                                      obligations for the benefit of hourly employees, will
                                      also hold a second priority lien on the security for
                                      the Exchange Notes, which lien will remain a second
                                      priority lien even if the lien in favor of the Notes
                                      becomes a first priority lien. See "Risk Factors--
                                      Relating to WCI--Substantial Employee Postretirement
                                      Obligations." Nevertheless, pursuant to an agreement
                                      between the Company and the USWA, the lien held by
                                      the VEBA Trust may not be exercised so long as any
                                      senior indebtedness, including the Notes and the
                                      Existing Notes, is outstanding.
RANKING.............................  The Exchange Notes will be senior secured obligations of the Company and will rank senior in right of
                                      payment to all future senior subordinated and
                                      subordinated indebtedness of the Company and PARI
                                      PASSU with all other existing and future senior
                                      indebtedness of the Company.
CERTAIN COVENANTS...................  The Indenture contains certain covenants, including, without limitation, covenants with respect to the
                                      following matters: (a) limitation on indebtedness;
                                      (b) limitation on liens; (c) limitation on restricted
                                      payments; (d) limitation on payment restrictions
                                      affecting subsidiaries; (e) limitation on transac-
                                      tions with affiliates; (f) limitation on
                                      sale/leaseback transactions; (g) impairment of
                                      security interest; (h) consolidations, mergers and
                                      transfers of all or substantially all of the assets
                                      of the Company; and (i) limitation on preferred stock
                                      of subsidiaries. See "Description of the
                                      Notes--Certain Covenants."

                                THE TRANSACTIONS

    On October 23, 1996, WCI commenced a tender offer (the "Tender Offer") to purchase for cash up to all (but not less than a majority in principal amount outstanding) of the Existing Notes and a related solicitation (the "Consent Solicitation") of consents to delete or modify certain terms of the indenture related to the Existing Notes (the "Existing Notes Indenture"). The aggregate purchase price paid in respect of validly tendered and not withdrawn Existing Notes and the related consents was 112.5% of their principal amount plus accrued interest up to, but not including, the date of purchase. The Company received tenders and consents representing approximately $206.1 million in aggregate principal amount of the Existing Notes outstanding and consummated the Tender Offer and the Consent Solicitation on November 27, 1996. The Old Notes Offering (as defined), the Tender Offer and the Consent Solicitation are referred to collectively as the "Debt Transactions."

    On October 28, 1996, WCI Steel Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of Renco, commenced a tender offer (the "Equity Tender Offer") to purchase for cash all of the outstanding shares of common stock, no par value, $.01 stated value (the "Common Stock"), of the Company. The purchase price paid in respect of validly tendered shares of Common Stock was $10 per share, net to the seller in cash. Holdings received tenders of 5,397,623 shares of Common Stock and consummated the Equity Tender Offer on November 27, 1996. Renco owned approximately 84% of the outstanding Common Stock prior to the Equity Tender Offer and contributed its shares of Common Stock to Holdings, which together with the shares of Common Stock purchased by Holdings in the Equity Tender Offer, resulted in Holdings owning approximately 99.3% of the outstanding Common Stock. Immediately after completion of the Equity Tender Offer, Holdings effected a "short form" merger of Holdings, at the same price per share as in the Equity Tender Offer, with and into WCI (the "Merger"), with WCI surviving as a wholly-owned subsidiary of Renco. The Equity Tender Offer and the Merger are collectively referred to as the "Equity Transactions."

    On November 27, 1996, the Company issued and sold the Old Notes (the "Old Notes Offering"). Also on November 27, 1996, the Company used a portion of the net proceeds from the Old Notes Offering and its available cash to purchase the Existing Notes tendered pursuant to the Tender Offer, to purchase the Common Stock tendered pursuant to the Equity Tender Offer and to fund in escrow the consideration to be paid to non-tendering shareholders of the Company pursuant to the Merger. In addition, immediately after the Merger, the Company used a portion of the net proceeds from the Old Notes Offering and its available cash to pay a dividend of $108 million to Renco as a return on its investment in the Company. As a result of the Transactions (as defined) (which includes the related dividend paid to Renco), WCI's liquidity, including its cash and cash equivalents and short-term investments, was reduced significantly and its debt service requirements increased significantly. The Debt Transactions, the Equity Transactions and the dividend to Renco are referred to collectively as the "Transactions."

                                  RISK FACTORS

    Prospective holders of the Exchange Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations data for each of the years in the five fiscal year periods ended October 31, 1996 and the balance sheet data as of October 31, 1996 have been derived from the consolidated financial statements of WCI, which financial statements have been audited by KPMG Peat Marwick LLP. The financial data set forth below should be read in conjunction with WCI's audited consolidated financial statements and the related notes thereto for the fiscal years ended October 31, 1994, 1995 and 1996 appearing elsewhere herein and with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                  FISCAL YEAR ENDED OCTOBER 31,
                                                                      -----------------------------------------------------
                                                                        1992       1993      1994(1)    1995(2)    1996(3)
                                                                                 (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................  $ 515,708  $ 578,639  $ 709,363  $ 630,990  $ 660,801
Gross margin........................................................     51,770     86,639    134,753     86,201    110,192
Operating income....................................................     13,877     46,517     79,996     45,348     65,571
Interest expense....................................................     13,715     23,182     28,709     25,787     24,968
Interest income.....................................................     --         --          1,377      5,441      6,190
Income before income taxes, extraordinary losses on early retirement
  of debt and cumulative effect of change in accounting principle...        424     23,636     52,792     25,773     47,148
Income before extraordinary losses on early retirement of debt and
  cumulative effect of change in accounting principle...............         36     14,151     30,853     15,460     28,040
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(4)...........................................................  $  36,265  $  67,796  $  99,992  $  67,297  $  88,118
Cash flows from operating activities(5).............................     26,353     60,567     76,922     60,731     77,995
Pro forma interest expense(6).......................................                                                 33,419
Capital expenditures(5).............................................     25,477     14,639     14,371     26,173     35,384
Depreciation and amortization.......................................     22,126     20,978     19,868     21,178     22,547
OTHER OPERATING DATA:
Net tons shipped....................................................      1,209      1,302      1,468      1,222      1,397
Percent custom products.............................................       44.9%      53.9%      56.9%      59.4%      57.9%
Average selling price per net ton shipped...........................  $     427  $     445  $     483  $     516  $     473
Average cost per net ton shipped....................................        384        378        391        446        394
Average gross margin per net ton shipped............................         43         67         92         71         79
Average operating income per net ton shipped........................         11         36         54         37         47
Order backlog at end of period (tons)...............................        212        301        294        220        255
Average number of active employees..................................      2,636      2,471      2,323      2,217      2,190
Man-hours per net ton shipped(7)....................................        2.9        2.5        2.3        2.4        2.2

                                                                                                   AS OF
                                                                                              OCTOBER 31, 1996
                                                                                          ------------------------
                                                                                            ACTUAL     ADJUSTED(8)

                                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (excluding cash, cash equivalents and short-term investments)...........  $    42,093(9)  $  62,418
Property, plant and equipment, net......................................................      205,121     205,121
Total assets............................................................................      567,453     463,519
Total debt (including current portion)..................................................      211,506     305,386
Shareholders' equity (deficit)..........................................................       79,880    (109,792)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

  (1) Fiscal 1994 Statement of Operations reflects $11.1 million of compensation expenses related to the Company's initial public offering and the offering of the Existing Notes.

  (2) Fiscal 1995 results were adversely impacted by a 54 day labor contract dispute and resulting work stoppage commencing September 1, 1995 and a 36 day blast furnace reline commencing on April 1, 1995. See "Prospectus Summary--The Company--Recent Developments."

  (3) The Company's custom product mix and the results for fiscal 1996 were adversely impacted by a 54 day labor contract dispute and resulting work stoppage which was concluded on October 24, 1995. See "Prospectus Summary--The Company--Recent Developments."


  (4) EBITDA represents earnings before interest expense (net of interest income), income taxes and depreciation and amortization. Adjusted EBITDA, which represents EBITDA adjusted to add back non-cash charges associated with postretirement health care and life insurance benefits, was $42.4 million, $77.1 million, $109.6 million, $77.4 million and $93.6 million for fiscal 1992, 1993, 1994, 1995 and 1996, respectively. The trends of EBITDA and Adjusted EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the recent trends of operating income. Information regarding EBITDA and Adjusted EBITDA is presented because management believes that certain investors use EBITDA and Adjusted EBITDA as measures of an issuer's historical ability to service its debt. EBITDA and Adjusted EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA or Adjusted EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.


  (5) See Consolidated Statements of Cash Flows included in the Consolidated Financial Statements for components of cash flows from operating activities, investing activities and financing activities for fiscal 1994, 1995 and 1996.

  (6) Pro forma interest expense is computed by removing from interest expense the interest expense associated with the tendered Existing Notes ($22.8 million for fiscal 1996) and adding interest expense on the Notes of $31.2 million for fiscal 1996, including $1.2 million of amortization of deferred financing costs.

  (7) Reflects hours associated with hourly steel production and maintenance employees.


  (8) The Balance Sheet Data as adjusted reflects adjustments to give effect to the Transactions, as if each had occurred on October 31, 1996 as follows:



                                                                          AS OF OCTOBER 31, 1996
                                                                    ----------------------------------
                                                                     ACTUAL    ADJUSTMENTS   ADJUSTED
Current assets
  Cash and cash equivalents.......................................     90,395     (75,350)(a)     15,045
  Short-term investments..........................................     49,146     (49,146)(a)          0
  Accounts receivable.............................................     65,869                   65,869
  Inventories.....................................................     96,675                   96,675
  Recoverable income taxes........................................                 16,718(b)     16,718
  Deferred income taxes...........................................     10,637                   10,637
  Prepaid expenses................................................      1,244                    1,244
                                                                    ---------  -----------  ----------
      Total current assets........................................    313,966    (107,778)     206,188
Property, plant and equipment, net................................    205,121                  205,121
Intangible pension asset..........................................     27,505                   27,505
Other assets, net.................................................     20,861       3,844(c)     24,705
                                                                    ---------  -----------  ----------
      Total assets................................................  $ 567,453    (103,934)     463,519
                                                                    ---------  -----------  ----------
                                                                    ---------  -----------  ----------
Current liabilities
  Current portion of long-term debt...............................      2,448                    2,448
  Accounts payable................................................     79,138                   79,138
  Accrued liabilities.............................................     40,697      (3,607)(d)     37,090
  Income taxes....................................................     10,049                   10,049
                                                                    ---------  -----------  ----------
      Total current liabilities...................................    132,332      (3,607)     128,725
Long-term debt, excluding current portion.........................      2,658                    2,658
Existing notes....................................................    206,400    (206,120)(e)        280
Old Notes.........................................................          0     300,000(e)    300,000
Deferred income taxes.............................................      4,365                    4,365

                                                                          AS OF OCTOBER 31, 1996
                                                                    ----------------------------------
                                                                     ACTUAL    ADJUSTMENTS   ADJUSTED
Postretirement health benefits....................................     81,795                   81,795
Pension benefits..................................................     34,011                   34,011
Other liabilities.................................................     26,012      (4,535)(f)     21,477
                                                                    ---------  -----------  ----------
      Total liabilities...........................................    487,573      85,738      573,311
Shareholders' equity (deficit):
  Preferred stock.................................................          0                        0
  Common stock, 36,623,700 shares issued and 100 shares issued as
    adjusted......................................................        366        (366)           0
  Treasury stock at cost, 222,300 shares, and 0 shares as
    adjusted......................................................     (1,200)      1,200            0
  Additional paid-in capital......................................        570        (570)           0
  Retained earnings (deficit).....................................     80,144    (189,936)    (109,792)
                                                                    ---------  -----------  ----------
      Total stockholders' equity (deficit)........................     79,880    (189,672)(g)   (109,792)
                                                                    ---------  -----------  ----------
      Total liabilities and stockholders' equity (deficit)........  $ 567,453    (103,934)     463,519
                                                                    ---------  -----------  ----------
                                                                    ---------  -----------  ----------


------------------------------


           (a)
        Cash, cash equivalents and short-term invetments decreased by $124.5 million due to $56.9 million paid to repurchase all the common shares of the Company not held by Renco, $236.7 million used to retire $206.1 million principal amount of the Existing Notes including the premium paid and accrued interest, the $108 million dividend paid to Renco, contractual payments to executives of $13.2 million, offset by the net proceeds on the Old Notes of $290.4 million.



           (b)

        Reflects the estimated income tax benefits related to the adjustments.


           (c)
        Reflects deferred financing costs on the Old Notes of $9.6 million, net of accelerated amortization of deferred financing costs related to the Existing Notes retired of $5.8 million.



           (d)
        Represents accrued interest at October 31, 1996 on the Existing Notes tendered.



           (e)
        Gives effect to the issuance of the Old Notes and the retirement of the Exiting Notes tendered.



           (f)
        Reflects reduction to accrued deferred compensation balances as a result of contractual payments made to certain executives.



           (g)
        Shareholders' equity was reduced by $189.7 million reflecting the repurchase of all outstanding common shares not held by Renco for $56.9 million, including expenses, the extraordinary loss on the retirement of $206.1 million principal amount of Existing Notes of $19.6 million, net of income taxes, the $108 million dividend paid to Renco and compensation expense incurred in connection with the Transactions of $5.2 million, net of income taxes.


  (9) Working capital excludes cash, cash equivalents and short-term investments of approximately $139.5 million.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

RELATING TO WCI

    SUBSTANTIAL INDEBTEDNESS

    WCI has substantial indebtedness and debt service requirements. At October 31, 1996, after giving effect to the Transactions, WCI would have had outstanding consolidated long-term debt of approximately $305.4 million, which in addition to the Old Notes is composed of $280,000 aggregate principal amount of the Existing Notes ranking senior to the Old Notes and to be senior to the Exchange Notes and approximately $5.4 million of other indebtedness ranking junior to the Old Notes and to be junior to the Exchange Notes, and a shareholder's deficit of approximately $109.8 million. In addition, the lien in favor of the VEBA Trust ranks PARI PASSU with the lien in favor of the Notes (so long as any Existing Notes remain outstanding). See "--Security" and "--Substantial Employee Postretirement Obligations." There is no indebtedness of the Company's subsidiaries that ranks senior or PARI PASSU with the Old Notes or to be senior or PARI PASSU with the Exchange Notes. Interest due on WCI's indebtedness in fiscal 1997 is expected to be $30.4 million. Principal due on WCI's indebtedness through October 31, 2001 is approximately $4.1 million in the aggregate.

    WCI's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of WCI's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (b) the financial covenants and other restrictions contained in WCI's $100.0 million revolving credit agreement (the "WCI Revolving Credit Facility") require WCI to meet certain financial tests and limit its ability to borrow additional funds or to dispose of assets; and (c) WCI's ability to obtain additional financing in the future for working capital, postretirement health care and pension funding, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Additionally, WCI's ability to meet its debt service obligations and to reduce its total debt will be dependent upon WCI's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of WCI, many of which are beyond its control.

    In addition, the consummation of the Transactions has reduced WCI's liquidity. If the Company is unable to draw amounts available under the WCI Revolving Credit Facility, such inability could have a material adverse effect on the financial condition and results of operations of the Company. Moreover, an inability of WCI to meet the financial covenants contained in the WCI Revolving Credit Facility or other indebtedness could result in an acceleration of amounts due thereunder.

    RESTRICTIONS IMPOSED BY TERMS OF WCI'S INDEBTEDNESS

    The terms and conditions of the WCI Revolving Credit Facility and the Indenture impose restrictions that will affect, among other things, the ability of WCI to incur debt, pay dividends, make acquisitions, create liens, make capital expenditures and make certain investments.

    The ability of WCI to comply with the foregoing provisions can be affected by events beyond WCI's control. The breach of any of these covenants could result in a default under WCI's indebtedness, including the WCI Revolving Credit Facility and the Indenture. In the event of any such default, depending on the actions taken by the lenders under the WCI Revolving Credit Facility, WCI may be unable to make any payments of principal or interest on the Exchange Notes for a period of time. In addition, the lenders under the WCI Revolving Credit Facility could elect to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable. If WCI were unable to repay such amounts, the lenders under the WCI Revolving Credit Facility could proceed against certain collateral securing indebtedness under the WCI Revolving Credit Facility. If such indebtedness under the WCI Revolving

Credit Facility were to be accelerated, there can be no assurance that the assets of WCI would be sufficient to repay in full such indebtedness and the other indebtedness of WCI, including the Exchange Notes. See "Description of WCI Revolving Credit Facility" and "Description of the Notes."

    CERTAIN CREDITORS' RIGHTS

    The Old Notes Offering and the application of the net proceeds therefrom may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including in circumstances where bankruptcy is not involved) were commenced by or on behalf of unpaid creditors of WCI at some future date. These laws vary among the various jurisdictions. In general, under these laws, if a court were to find that, at the time an obligation (such as the Old Notes) was incurred, either (a) such obligation was incurred with the intent of hindering, delaying or defrauding creditors or (b) the entity incurring the obligation received less than reasonably equivalent or fair value consideration in exchange for the incurrence of such obligation and (i) was insolvent or was rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed, or reasonably should have believed, that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (iv) such entity was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied) (each of clauses (i)-(iv) above, a "Fraudulent Conveyance"), such court could impose legal and equitable remedies, including (x) subordination of the obligation to presently existing and future indebtedness of the entity, (y) avoidance of the issuance of the obligation and the liens, and direction of the repayment of any amounts paid from the proceeds thereof to a fund for the benefit of the entity's creditors or (z) taking of other action detrimental to the holders of the Notes.

    The measures of insolvency for purposes of determining whether a Fraudulent Conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts, including contingent unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

    WCI believes that at the time of, or as a result of, the issuance of the Old Notes and the use of proceeds therefrom, WCI (a) was not insolvent or rendered insolvent under the foregoing standards, (b) was not engaged in a business or transactions for which its remaining assets constitute unreasonably small capital, (c) did not intend to incur, and does not believe that it did incur, debts beyond its ability to pay such debts as they mature and (d) had sufficient assets to satisfy any probable money judgment against it in any pending actions. Consequently, WCI believes that even if one or more elements of the Old Notes Offering were deemed to involve the incurrence of an obligation for less than reasonably equivalent or fair value, a Fraudulent Conveyance would not occur. The beliefs with regard to the solvency of WCI are based in part on WCI's operating history and management's analysis of internal cash flow projections and estimated values of assets and liabilities of WCI at the time of the Old Notes Offering. There can no be assurance, however, that a court passing on these issues would adopt the same methodology or assumptions, or arrive at the same conclusions.

    SECURITY

    The Old Notes are, and the Exchange Notes will be, secured by a second priority lien on, and security interest in, substantially all of WCI's existing property, plant and equipment, which will become a first priority lien if all of the Existing Notes cease to be outstanding, as described under "Description of the Notes--Security." Such security will not extend to WCI's inventory, accounts receivable and other current assets, intangibles and the capital stock or assets of WCI's subsidiaries. The VEBA Trust also holds a second priority lien on the security for the Old Notes and will hold a second priority lien on the security for the Exchange Notes; however, such lien will remain a second priority lien even if the lien in favor of the Notes becomes a first priority lien. The Collateral (as defined) securing the Old Notes and to secure the Exchange Notes does not secure the WCI Revolving Credit Facility. See "Description of WCI Revolving Credit Facility--Security."

    The net book value of the Collateral on October 31, 1996 was approximately $198 million and no appraisals of any of the Collateral were prepared in connection with the Old Notes Offering or have been prepared in connection with the Exchange Offer. There can be no assurance that the proceeds of the sale of any Collateral pursuant to the Indenture and the related Security Documents (as defined) following a declaration of acceleration of the Notes will be sufficient to satisfy payment of the then outstanding Notes. While any Existing Notes are outstanding ($280,000 in aggregate principal amount of the Existing Notes are currently outstanding), such proceeds would be shared on a PRO RATA basis by the holders of the outstanding Notes and the VEBA Trust, established to hold Company contributions to fund postretirement health care and life insurance obligations for the benefit of hourly employees. See "--Substantial Employee Postretirement Obligations." Any deficiency claim would rank PARI PASSU in right of payment with all other unsecured senior indebtedness of WCI. Through August 31, 1999, the Company has the right to terminate the liens granted in favor of the VEBA Trust by making a cash and/or stock contribution to the VEBA Trust sufficient to cause the assets of the VEBA Trust to be $32 million. In addition, the ability of the holders of the Exchange Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy of WCI. See "Description of the Notes--Certain Bankruptcy Limitations."

    The Indenture permits the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Description of the Notes--Possession, Use and Release of Collateral."

    CONTROL BY RENCO

    WCI is a wholly-owned subsidiary of Renco, of which Mr. Ira Leon Rennert is the controlling stockholder. As a result of his indirect ownership of all the capital stock of WCI, Mr. Rennert is, and will continue to be, able to direct and control the policies of WCI, including mergers, sales of assets and similar transactions and the election of directors. Mr. Rennert is the sole Director of the Company.

    LABOR RELATIONS

    The USWA represents approximately 75% of the Company's employees. In October 1995, the Company negotiated a new collective bargaining agreement with the USWA, which expires on August 31, 1999. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiation thereof, on the Company's financial condition and results of operations. The Company experienced a 54 day labor contract dispute and resulting work stoppage in connection with the negotiation of the current collective bargaining agreement. There can be no assurance that work stoppages will not occur in the future in connection with labor negotiations or otherwise.

    SUBSTANTIAL EMPLOYEE POSTRETIREMENT OBLIGATIONS

    The Company has substantial financial obligations related to its employee postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") requires accrual of retiree medical and life insurance benefits rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future unfunded medical and life insurance benefit obligations. In addition, in accordance with the Statement of Financial Accounting Standards No. 87, "Pensions," the Company has recognized a minimum liability equal to its unfunded accumulated pension benefit obligations. As of October 31, 1996, the Company had an accumulated unfunded postretirement health care and life insurance benefit obligation of approximately $86.2 million (of which approximately $79.2 million relates to hourly employees who are beneficiaries of the VEBA Trust and the second priority lien in favor of the VEBA Trust will secure the obligations of the Company for postretirement health care and life insurance benefits, see "--Security"), and the Company had a projected pension benefit obligation in excess of plan assets of approximately $34.6 million. The cash payments for actual postretirement health care and life insurance claims were approximately $1.7 million during fiscal 1996. The Company also has a contractual agreement to contribute $.50 per hour worked by certain hourly employees to the VEBA Trust, or a minimum of approximately $1.5 million per year, and has certain minimum pension funding requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). See "Business--Benefit Plans" and Notes 7 and 8 to the Company's audited consolidated financial statements.

    ENVIRONMENTAL MATTERS

    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. Accordingly, WCI is and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI has made and intends to continue to make the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's financial condition and results of operations.


    On June 29, 1995, the Department of Justice, on behalf of the Environmental Protection Agency (the "EPA"), instituted a civil action against WCI under the Clean Water Act in the United States District Court for the Northern District of Ohio (the "CWA Litigation"). The action alleges numerous violations of the Company's National Pollution Discharge Elimination System permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted another civil action against the Company in the same court under the Clean Air Act alleging violations by the Company of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to the Company's facilities in Warren, Ohio. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. The Company believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability. By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from the Company relating to the Warren facility, including information as to the effect of a prohibition against federal procurement of the Company's products on the Company's business. The Company has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However, there can be no assurance that a federal procurement prohibition will not be imposed. The Company is negotiating with the EPA toward a settlement of these matters. If the Company is unable to reach a negotiated settlement, and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the operating results and financial condition of the Company, the extent of which the Company is unable to estimate at this time.


    WCI has obtained a storage permit under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), for waste pickle liquor at its Warren facility acid regeneration plant. As a provision of the permit, the Company will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. WCI has developed and submitted a workplan for the first investigation step of the corrective action program, the RCRA Facility Investigation ("RFI"), to the EPA and is presently negotiating the scope of the RFI with the EPA. The workplan identifies thirteen historical solid waste management units which are subject to the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of the corrective action program. Accordingly, the Company is unable at this time to estimate the final cost of the corrective action program or the period over which such costs may be incurred, and there can be no assurance that it would not have a material adverse effect on the operating results and financial condition of the Company.


    The costs for environmental compliance may place domestic steel producers, including WCI, at a competitive disadvantage with respect to certain foreign steel producers and manufacturers of steel substitutes that are subject to less stringent environmental requirements. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources-- Environmental Matters" and "Business--Environmental Matters."

    ABSENCE OF A PUBLIC MARKET

    The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). DLJ has advised the Company that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes.

    To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

    CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

RELATING TO THE INDUSTRY

    CYCLICALITY

    The steel industry is highly cyclical in nature and is affected significantly by economic conditions generally. The economic recession of the early 1990s had an adverse impact on the industry. Most domestic integrated steel producers suffered substantial losses as a result of that economic recession and other factors such as high levels of steel imports, worldwide production overcapacity, a strong U.S. dollar and increased domestic and international competition. During that time, WCI experienced a decline in net tons shipped and in average selling price per net ton shipped. While the outlook for steel companies has improved as a result of the recent increase in steel demand and higher steel prices, there can be no assurance that these trends will continue. Additionally, no assurance can be given that other events having an adverse effect on the steel industry or WCI may not occur, such as an economic downturn or a further increase in steel imports, production, the strength of the U.S. dollar, or domestic or international competition. See "--Competition."

    COMPETITION

    The domestic steel industry is highly competitive. Despite significant reductions in raw steel production capacity by major domestic producers in the 1980s, the domestic industry continues to be adversely affected by excess world capacity.

    In the United States, WCI competes with many other domestic steel companies. The highly competitive nature of the domestic steel industry has been aggravated further by the restructuring of certain domestic integrated producers. These restructurings may result in reduced operating costs and permit such producers to price their products more competitively. Such restructurings may also promote the continued operation and modernization of marginal facilities, which could increase existing overcapacity and lead to further price pressure.

    WCI also faces increasing competitive pressures from minimills. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less capital intensive hot metal sources, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates in 1996 through 1999. These minimills are expected to compete with the Company primarily in the commodity flat rolled steel market. In addition, the increased competition in commodity product markets may result in certain integrated producers increasing product offerings to compete with the Company's custom products.

    During the early 1990s, the domestic steel market experienced significant increases in imports of foreign produced flat rolled products. The level of imports, however, declined somewhat in late 1995 and early 1996. During the same period, exports of domestically produced flat rolled steel increased significantly. In recent months, there has been an increase in imports of flat rolled products, due in part to increases of semi-finished steel purchased by domestic steel producers and a decrease in exports of flat rolled steel products. The strength of the U.S. dollar and economy, as well as the strength of foreign economies, Europe in particular, can significantly affect the import/export trade balance for flat rolled steel products. The status of the trade balance may significantly affect the ability of the new minimill capacity to come on-line without disrupting the domestic flat rolled steel market.

    Materials such as aluminum, cement, composites, glass and plastics compete as substitutes for steel in many markets.

    AVAILABILITY OF AND FLUCTUATION IN RAW MATERIAL AND ENERGY COSTS

    WCI's operations are heavily dependent on the supply of various raw materials including iron ore pellets, coke and energy. WCI purchases all of its iron ore pellets and coke requirements through long-term contracts based in part on market pricing. Supply interruptions or cost increases, to the extent that WCI could not pass on these costs to its customers, could adversely affect WCI's future results of operations. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future due to the requirements of the Clean Air Act. As the Company does not own a coke battery, it is dependent upon commercially available domestic or imported coke to sustain its operations. The Company has contracts for the purchase of its estimated coke requirements through 1999 and believes that there will be adequate supplies of coke available domestically or from foreign sources thereafter for its purposes. However, there can be no assurance that adequate supplies of coke will be available to the Company in the future. See "Business--Raw Materials."

                                THE TRANSACTIONS

    On October 23, 1996, WCI commenced the Tender Offer to purchase for cash up to all (but not less than a majority in principal amount outstanding) of the Existing Notes and a related Consent Solicitation to delete or modify certain terms of the Existing Notes Indenture. The aggregate purchase price paid in respect of validly tendered and not withdrawn Existing Notes and the related consents was 112.5% of their principal amount plus accrued interest up to, but not including, the date of purchase. The Company received tenders and consents representing approximately $206.1 million in aggregate principal amount of the Existing Notes outstanding and consummated the Tender Offer and the Consent Solicitation on November 27, 1996.

    On October 28, 1996, Holdings, a wholly-owned subsidiary of Renco, commenced the Equity Tender Offer to purchase for cash all of the outstanding shares of Common Stock of the Company. The purchase price paid in respect of validly tendered shares of Common Stock was $10 per share, net to the seller in cash. Holdings received tenders of 5,397,623 shares of Common Stock and consummated the Equity Tender Offer on November 27, 1996. Renco owned approximately 84% of the outstanding Common Stock prior to the Equity Tender Offer and contributed its shares of Common Stock to Holdings, which together with the shares of Common Stock purchased by Holdings in the Equity Tender Offer, resulted in Holdings owning approximately 99.3% of the outstanding Common Stock. Immediately after completion of the Equity Tender Offer, Holdings effected a "short form" Merger of Holdings, at the same price per share as in the Equity Tender Offer, with and into WCI, with WCI surviving as a wholly-owned subsidiary of Renco. Shareholders of WCI who properly exercise their appraisal rights in connection with the Merger may receive more than $10 per share. In addition, although Renco has advised WCI that it has no present intention to sell WCI, Renco has agreed that if within one year of the consummation of the Equity Transactions Renco were to agree to sell WCI in a transaction in which it would realize value after expenses in excess of the value represented by the $10 per share offer price, Renco would at that time pay the allocable difference to the public shareholders whose shares were acquired in the Equity Transactions.

    On November 27, 1996, the Company completed the Old Notes Offering. Also on November 27, 1996, the Company used a portion of the net proceeds from the Old Notes Offering and its available cash to purchase the Existing Notes tendered pursuant to the Tender Offer, to purchase the Common Stock tendered pursuant to the Equity Tender Offer and to fund in escrow the consideration to be paid to non-tendering shareholders of the Company pursuant to the Merger. In addition, immediately after the Merger, the Company used a portion of the net proceeds from the Old Notes Offering and its available cash to pay a dividend of $108 million to Renco as a return on its investment in the Company. As a result of the Transactions (which includes the related dividend paid to Renco), WCI's liquidity, including its cash and cash equivalents and short-term investments, was reduced significantly and its debt service requirements increased significantly.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are indentical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of WCI as of October 31, 1996 and as adjusted to give effect to the Transactions, including the application of the net proceeds from the Old Notes Offering. The table below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and WCI's consolidated financial statements and the related notes thereto appearing elsewhere herein.

                                                                                        AS OF OCTOBER 31, 1996
                                                                                        -----------------------
                                                                                          ACTUAL    AS ADJUSTED

                                                                                        (DOLLARS IN THOUSANDS)
Long-term debt, including current portion:
  WCI Revolving Credit Facility(1)....................................................  $   --       $  --
  Existing Notes......................................................................     206,400         280
  Old Notes...........................................................................      --         300,000
  Other...............................................................................       5,106       5,106
                                                                                        ----------  -----------
      Total long-term debt, including current portion.................................     211,506     305,386
                                                                                        ----------  -----------
Shareholders' equity (deficit):
  Preferred stock, par value $1,000 per share, 5,000 shares authorized, none issued
    and outstanding...................................................................      --          --
  Common stock, no par value, $.01 stated value, 40,000,000 shares authorized,
    36,623,700 shares issued and 36,401,400 shares outstanding, and 100 shares issued
    and outstanding as adjusted.......................................................         366           0
  Treasury stock at cost, 222,300 shares, and 0 shares as adjusted....................      (1,200)     --
  Additional paid-in capital..........................................................         570      --
  Retained earnings (deficit).........................................................      80,144    (109,792)
                                                                                        ----------  -----------
      Total shareholders' equity (deficit)............................................      79,880    (109,792)
                                                                                        ----------  -----------
Total capitalization..................................................................  $  291,386   $ 195,594
                                                                                        ----------  -----------
                                                                                        ----------  -----------

------------------------

(1) Represents the Company's $100.0 million revolving credit facility, which is undrawn, exclusive of $5.5 million in outstanding letters of credit, and expires on December 29, 1999. See "Description of WCI Revolving Credit Facility."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations data for, and the balance sheet data as of, each of the years in the five fiscal year period ended October 31, 1996 have been derived from the consolidated financial statements of WCI, which financial statements have been audited by KPMG Peat Marwick LLP. The financial data set forth below should be read in conjunction with WCI's audited consolidated financial statements and the related notes thereto for the fiscal years ended October 31, 1994, 1995 and 1996 appearing elsewhere herein and with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                   FISCAL YEAR ENDED OCTOBER 31,
                                                                       -----------------------------------------------------
                                                                         1992       1993      1994(1)    1995(2)    1996(3)
                                                                                  (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................................................  $ 515,708  $ 578,639  $ 709,363  $ 630,990  $ 660,801
Cost of products sold................................................    463,938    492,000    574,610    544,789    550,609
                                                                       ---------  ---------  ---------  ---------  ---------
Gross margin.........................................................     51,770     86,639    134,753     86,201    110,192
Depreciation and amortization........................................     22,126     20,978     19,868     21,178     22,547
Selling, general and administrative expenses.........................     15,767     19,144     34,889     19,675     22,074
                                                                       ---------  ---------  ---------  ---------  ---------
Operating income.....................................................     13,877     46,517     79,996     45,348     65,571
Interest expense.....................................................     13,715     23,182     28,709     25,787     24,968
Interest and other income............................................        262        301      1,505      6,212      6,545
                                                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes, extraordinary losses on early retirement
  of debt and cumulative effect of change in accounting principle....        424     23,636     52,792     25,773     47,148
Income taxes.........................................................        388      9,485     21,939     10,313     19,108
                                                                       ---------  ---------  ---------  ---------  ---------
Income before extraordinary losses on early retirement of debt and
  cumulative effect of change in accounting principle................  $      36  $  14,151  $  30,853  $  15,460     28,040
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

FINANCIAL RATIOS AND OTHER DATA:
EBITDA(4)............................................................  $  36,265  $  67,796  $  99,992  $  67,297     88,118
Cash flows from operating activities(5)..............................     26,353     60,567     76,922     60,731     77,995
Pro forma interest expense(6)........................................                                                 33,419
Capital expenditures(5)..............................................     25,477     14,639     14,371     26,173     35,384
Depreciation and amortization........................................     22,126     20,978     19,868     21,178     22,547
Ratio of earnings to fixed charges(7)................................         (8)       2.0x       2.8x       2.0x       2.9x
Pro forma ratio of earnings to fixed charges(9)......................                                                    2.0x

OTHER OPERATING DATA:
Net tons shipped.....................................................      1,209      1,302      1,468      1,222      1,397
Percent custom products..............................................       44.9%      53.9%      56.9%      59.4%      57.9%
Average selling price per net ton shipped............................  $     427  $     445  $     483  $     516        473
Average cost per net ton shipped.....................................        384        378        391        446        394
Average gross margin per net ton shipped.............................         43         67         92         71         79
Average operating income per net ton shipped.........................         11         36         54         37         47
Order backlog at end of period (tons)................................        212        301        294        220        255
Average number of active employees...................................      2,636      2,471      2,323      2,217      2,190
Man-hours per net ton shipped(10)....................................        2.9        2.5        2.3        2.4        2.2

                                                                                     AS OF OCTOBER 31,
                                                              ----------------------------------------------------------------
                                                                1992       1993       1994       1995             1996
                                                                        (DOLLARS IN THOUSANDS)             ACTUAL    ADJUSTED(11)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $     719  $   9,366  $  71,426  $ 106,548  $ 139,541  $  15,045
Working capital (excluding cash, cash equivalents and
  short-term investments)...................................     53,725     49,510     69,193     61,881     42,093     62,418
Property, plant and equipment, net..........................    212,907    206,951    196,212    189,733    205,121    205,121
Total assets................................................    381,192    396,342    481,596    519,159    567,453    463,519
Total debt (including current portion)......................    164,478    136,858    216,108    213,854    211,506    305,386
Shareholders' equity (deficit)..............................     51,974     69,168     43,877     59,495     79,880   (109,792)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

  (1) Fiscal 1994 Statement of Operations reflects $11.1 million of compensation expenses related to the Company's initial public offering and the offering of the Existing Notes.

  (2) Fiscal 1995 results were adversely impacted by a 54 day labor contract dispute and resulting work stoppage commencing September 1, 1995 and a 36 day blast furnace reline commencing on April 1, 1995. See "Prospectus Summary--The Company--Recent Developments."

  (3) The Company's custom product mix and the results for fiscal 1996 were adversely impacted by a 54 day labor contract dispute and resulting work stoppage which was concluded on October 24, 1995. See "Prospectus Summary--The Company--Recent Developments."


  (4) EBITDA represents earnings before interest expense (net of interest income), income taxes and depreciation and amortization. Adjusted EBITDA, which represents EBITDA adjusted to add back non-cash charges associated with postretirement health care and life insurance benefits, was $42.4 million, $77.1 million, $109.6 million, $77.4 million and $93.6 million for fiscal 1992, 1993, 1994, 1995 and 1996, respectively. The trends of EBITDA and Adjusted EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the recent trends of operating income. Information regarding EBITDA and Adjusted EBITDA is presented because management believes that certain investors use EBITDA and Adjusted EBITDA as measures of an issuer's historical ability to service its debt. EBITDA and Adjusted EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA or Adjusted EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.


  (5) See Consolidated Statements of Cash Flows included in the Consolidated Financial Statements for components of cash flows from operating activities, investing activities and financing activities for fiscal 1994, 1995 and 1996.

  (6) Pro forma interest expense is computed by removing from interest expense the interest expense associated with the tendered Existing Notes ($22.8 million for fiscal 1996) and adding interest expense on the Notes of $31.2 million for fiscal 1996, including $1.2 million of amortization of deferred financing costs.

  (7) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes plus fixed charges less capitalized interest.

  (8) Earnings were insufficient to cover fixed charges for the fiscal year ended October 31, 1992 by $4.0 million.

  (9) Pro forma ratio of earnings to fixed charges is computed by adjusting fixed charges to reflect pro forma interest expense and adjusting earnings to reflect pro forma interest expense and lower interest income as a result of lower cash, cash equivalent and short-term investment balances due to the Transactions.

 (10) Reflects hours associated with hourly steel production and maintenance employees.


 (11) The Balance Sheet Data as adjusted reflects adjustments to give effect to the Transactions, as if each had occurred on October 31, 1996 as follows:



                                                                          AS OF OCTOBER 31, 1996
                                                                    ----------------------------------
                                                                     ACTUAL    ADJUSTMENTS   ADJUSTED
Current assets
  Cash and cash equivalents.......................................     90,395     (75,350)(a)     15,045
  Short-term investments..........................................     49,146     (49,146)(a)          0
  Accounts receivable.............................................     65,869                   65,869
  Inventories.....................................................     96,675                   96,675
  Recoverable income taxes........................................                 16,718(b)     16,718
  Deferred income taxes...........................................     10,637                   10,637
  Prepaid expenses................................................      1,244                    1,244
                                                                    ---------  -----------  ----------
      Total current assets........................................    313,966    (107,778)     206,188
Property, plant and equipment, net................................    205,121                  205,121
Intangible pension asset..........................................     27,505                   27,505
Other assets, net.................................................     20,861       3,844(c)     24,705
                                                                    ---------  -----------  ----------
      Total assets................................................  $ 567,453    (103,934)     463,519
                                                                    ---------  -----------  ----------
                                                                    ---------  -----------  ----------

                                                                          AS OF OCTOBER 31, 1996
                                                                    ----------------------------------
                                                                     ACTUAL    ADJUSTMENTS   ADJUSTED
Current liabilities
  Current portion of long-term debt...............................      2,448                    2,448
  Accounts payable................................................     79,138                   79,138
  Accrued liabilities.............................................     40,697      (3,607)(d)     37,090
  Income taxes....................................................     10,049                   10,049
                                                                    ---------  -----------  ----------
      Total current liabilities...................................    132,332      (3,607)     128,725
Long-term debt, excluding current portion.........................      2,658                    2,658
Existing notes....................................................    206,400    (206,120)(e)        280
Old Notes.........................................................          0     300,000(e)    300,000
Deferred income taxes.............................................      4,365                    4,365
Postretirement health benefits....................................     81,795                   81,795
Pension benefits..................................................     34,011                   34,011
Other liabilities.................................................     26,012      (4,535)(f)     21,477
                                                                    ---------  -----------  ----------
      Total liabilities...........................................    487,573      85,738      573,311
Shareholders' equity (deficit):
  Preferred stock.................................................          0                        0
  Common stock, 36,623,700 shares issued and 100 shares issued as
    adjusted......................................................        366        (366)           0
  Treasury stock at cost, 222,300 shares, and 0 shares as
    adjusted......................................................     (1,200)      1,200            0
  Additional paid-in capital......................................        570        (570)           0
  Retained earnings (deficit).....................................     80,144    (189,936)    (109,792)
                                                                    ---------  -----------  ----------
      Total stockholders' equity (deficit)........................     79,880    (189,672)(g)   (109,792)
                                                                    ---------  -----------  ----------
      Total liabilities and stockholders' equity (deficit)........  $ 567,453    (103,934)     463,519
                                                                    ---------  -----------  ----------
                                                                    ---------  -----------  ----------


------------------------------


           (a)
        Cash, cash equivalents and short-term invetments decreased by $124.5 million due to $56.9 million paid to repurchase all the common shares of the Company not held by Renco, $236.7 million used to retire $206.1 million principal amount of the Existing Notes including the premium paid and accrued interest, the $108 million dividend paid to Renco, contractual payments to executives of $13.2 million, offset by the net proceeds on the Old Notes of $290.4 million.



           (b)

        Reflects the estimated income tax benefits related to the adjustments.


           (c)
        Reflects deferred financing costs on the Old Notes of $9.6 million, net of accelerated amortization of deferred financing costs related to the Existing Notes retired of $5.8 million.



           (d)
        Represents accrued interest at October 31, 1996 on the Existing Notes tendered.



           (e)
        Gives effect to the issuance of the Old Notes and the retirement of the Exiting Notes tendered.



           (f)
        Reflects reduction to accrued deferred compensation balances as a result of contractual payments made to certain executives.



           (g)
        Shareholders' equity was reduced by $189.7 million reflecting the repurchase of all outstanding common shares not held by Renco for $56.9 million, including expenses, the extraordinary loss on the retirement of $206.1 million principal amount of Existing Notes of $19.6 million, net of income taxes, the $108 million dividend paid to Renco and compensation expense incurred in connection with the Transactions of $5.2 million, net of income taxes.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    GENERAL

    In connection with the sale of Old Notes to the initial purchaser pursuant to the Purchase Agreement, dated November 27, 1996 (the "Purchase Agreement"), between the Company and DLJ, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 45 days after November 27, 1996, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately beneficial owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 4:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Relating to WCI--Consequences of Failure to Exchange."

    EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from November 27, 1996, payable semiannually on June 1 and December 1 of each year, commencing June 1, 1997, at the rate of 10% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 4:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 4:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on November 27, 1996 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

       (i) the tender is make through an Eligible Institution;

       (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

       (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 4:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 4:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to March 27, 1997.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") on or prior to 30 days after the Exchange Offer Termination Date and use its reasonable efforts to have the Shelf Registration Statement declared effective on or prior to 90 days after the Exchange Offer Termination Date.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) the Exchange Offer is not permitted by applicable law or (b) any holder of Notes notifies the Company within 20 business days following consummation of the Exchange Offer that (i) such holder was prohibited by law or Commission policy from participating in the Exchange Offer, (ii) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (iii) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or its affiliate.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    Fleet National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                   BY MAIL                              BY HAND/OVERNIGHT DELIVERY

             Fleet National Bank                            Fleet National Bank
       Corporate Trust Administration           c/o First Chicago Trust Company of New York
         777 Main Street - CTMO0238                           14 Wall Street
         Hartford, Connecticut 06115                     8th Floor - Window No. 2
         Attention: Robert Reynolds                      New York, New York 10005

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $300,000.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    WCI was incorporated on April 13, 1988 to acquire certain steel production facilities in Warren, Ohio and other assets from LTV Inc. ("LTV") and assume certain liabilities. Prior to the acquisition, the Warren facility was operated as a division of LTV, with its primary business objective being to supply other mills of LTV with commodity hot rolled steel for further processing. Upon WCI's acquisition of the Warren facility in 1988, the marketing focus shifted from being a commodity product supplier for other LTV facilities to the development and sale of higher margin custom products. These custom products, which normally cost more to produce, sell at higher prices and generally result in higher operating margins.

    Since its inception, WCI has recognized the importance of investing in its production facilities in order to satisfy customer specifications and to reduce operating costs. Since 1988, the Company has completed over $270 million of capital investments including the construction and installation of the Continuous Caster in December 1991 to decrease production costs, increase its product range, improve product quality and increase productivity. Presently, the Company is undertaking a capital program focused on the finishing facilities of its operations, including a significant upgrade to its hot strip mill expected to be completed over the next three to five years. In addition to the ongoing capital investment program, WCI expended on average approximately $69 per net ton shipped on maintenance expenditures during the period fiscal 1992 through fiscal 1996 or an average of approximately $89 million annually.

INDUSTRY DEVELOPMENTS

    The United States economy has been in an extended period of moderate growth since 1992. This, in addition to other factors, has resulted in increasing consumption of steel in the United States from approximately 95 million tons in 1992 to approximately 115 million tons in 1995. This moderate growth trend continued in 1996.

    In addition to the growth of steel consumption, the stronger market allowed for increases in selling prices through mid-1995, at which time selling prices began to weaken through the last calendar quarter of 1995. Since that time, however, the pricing environment improved somewhat during 1996, with the implementation of several price increases throughout the year.

    Results for fiscal 1995 and the first two quarters of fiscal 1996 were adversely affected by a 54 day labor contract dispute and resulting work stoppage beginning September 1, 1995 upon the expiration of the Company's previous collective bargaining agreement with the USWA. In particular, WCI's order rate, shipping volume, order backlog and net sales were significantly reduced during the work stoppage. On October 24, 1995, the Company and the USWA reached agreement on a new four year contract. Subsequent to entering into such agreement with the USWA, the Company undertook to reestablish its order rate and backlog over the first and second quarters of fiscal 1996. Since the Company's custom product mix was below levels realized in fiscal 1995, WCI's net sales and operating income were reduced during such periods. Results for fiscal 1995 were also negatively impacted by a scheduled blast furnace reline that resulted in the idling of all of the Company's steel making equipment for 36 days during April and May of 1995.

RESULTS OF OPERATIONS

    FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales in fiscal 1996 were $660.8 million on 1,396,732 tons shipped, representing a 4.7% increase in net sales and a 14.3% increase in tons shipped compared to fiscal 1995. Net sales per ton shipped declined 8.3% to $473 compared to $516 for fiscal 1995 due to lower prices realized in the spot market as well as a change in product mix. The fiscal 1996 period included the sales of approximately 46,000 tons of lower value added semi-finished steel and a lower mix of custom carbon, alloy and electrical steel products which accounted for 57.9% of total shipments in fiscal 1996 compared with 59.4% in fiscal 1995. The sales mix and volume were adversely affected during the first two quarters of fiscal 1996 by the labor contract dispute and resulting work stoppage which was concluded October 24, 1995. During the third and fourth quarters of fiscal 1996, the Company's product mix returned to a more traditional mix, with sales of custom products accounting for 64.8% of shipments compared to 62.4% during the comparable period in fiscal 1995. Shipments for the three months ended October 31, 1996 were 342,147 tons compared to 208,522 tons during the same period in fiscal 1995 which was adversely affected by the work stoppage. As of October 31, 1996, the Company had a backlog of approximately 255,000 tons compared to approximately 220,000 tons at October 31, 1995.

    Gross margin was $110.2 million in fiscal 1996 compared to $86.2 million in fiscal 1995. The increase in gross margin reflects higher volume and improved per ton operating costs, offset somewhat by the lower sales prices in fiscal 1996 and the changes in product mix mentioned above, and a loss of $13.6 million of gross margin during the fourth quarter of fiscal 1995 as a result of the work stoppage.

    Operating income was $65.6 million, $47 per ton shipped, for fiscal 1996 compared to $45.3 million, $37 per ton shipped, for fiscal 1995. The results for fiscal 1996 and 1995 reflect the gross margin discussed above, higher depreciation and amortization expense associated with the completion of the blast furnace reline completed in May 1995 and higher selling, general and administrative expenses in the fourth quarter of fiscal 1996 compared to the same period in fiscal 1995. Selling, general and administrative expenses for the fourth quarter of fiscal 1996 were $3.3 million higher than in fiscal 1995 due primarily to reductions in expense in the fourth quarter fiscal 1995 under the Company's variable compensation programs as a result of the loss incurred during that period.

    As a result of the items discussed above, net income increased to $28.0 million for fiscal 1996 compared to net income of $15.5 million for fiscal 1995.

    FISCAL 1995 COMPARED TO FISCAL 1994

    Net sales in fiscal 1995 were $631.0 million on 1,221,940 tons shipped, representing an 11.0% decrease in net sales and a 16.8% decrease in shipping volume compared to fiscal 1994. The labor contract dispute and resulting work stoppage in the fourth quarter contributed significantly to the decline in shipments as evidenced by fourth quarter shipments of 208,522 tons in fiscal 1995 compared to 389,636 tons in the fourth quarter of fiscal 1994. During fiscal 1995, the Company realized $516 per net ton shipped, a 6.8% increase from the $483 realized in fiscal 1994, reflecting a strong domestic steel market early in the year which moderated as the year progressed. Custom carbon, alloy and electrical steel products represented approximately 59.4% of tons shipped in fiscal 1995 compared to approximately 56.9% in fiscal 1994. As of October 31, 1995, the Company had a sales backlog of approximately 220,000 tons, compared to approximately 294,000 tons as of October 31, 1994.

    Gross margin fell to $86.2 million in fiscal 1995 from $134.8 million in fiscal 1994. This decrease is primarily the result of excess production costs and expenses related to idling the facilities during the labor contract dispute and resulting work stoppage, including salary and benefit costs, bonuses paid in early November 1995 to hourly and salaried employees following the ratification of the new collective bargaining agreement and lower shipping volume during the fourth quarter discussed above. Gross margins prior to the labor contract dispute were relatively flat compared to fiscal 1994, reflecting higher sales prices in fiscal 1995 offset by higher costs associated primarily with the blast furnace reline completed in May 1995.

    Operating income was $45.3 million in fiscal 1995, a $34.7 million decrease from $80.0 million in fiscal 1994. These operating results reflect the decrease in gross margin discussed above, offset somewhat by lower selling, general and administrative expenses in fiscal 1995. Selling, general and administrative expenses decreased $15.2 million in fiscal 1995 primarily as a result of $11.1 million of compensation expenses in fiscal 1994 related to the Company's initial public stock offering and the offering of the

Existing Notes and a $3.9 million reduction in fiscal 1995 related to variable compensation programs and other expenses tied to the earnings of the Company.

    Interest expense decreased $2.9 million to $25.8 million in fiscal 1995, reflecting the repurchase of $43.6 million aggregate principal amount of Existing Notes in July 1994 in connection with the Company's initial public stock offering. Interest and other income increased $4.7 million in fiscal 1995 compared to fiscal 1994 primarily as a result of higher cash and cash equivalents and short-term investments in fiscal 1995.

    Net income decreased to $15.5 million in fiscal 1995 compared to income before extraordinary losses and an accounting change of $30.9 million in fiscal 1994, primarily as a result of the lower shipping volume and costs incurred related to the labor contract dispute and resulting work stoppage as well as the blast furnace reline, all of which were previously discussed.

LIQUIDITY AND CAPITAL RESOURCES

    WCI's liquidity requirements result from capital investments, working capital requirements, postretirement health care and pension funding, interest expense and, to a lesser extent, principal payments on its indebtedness. WCI has met these requirements in each fiscal year since fiscal 1992 from cash provided by operating activities. The Company's primary sources of liquidity as of October 31, 1996 consisted of cash and cash equivalents and short-term investments of $139.5 million and available borrowing under the WCI Revolving Credit Facility.

    The WCI Revolving Credit Facility has a maximum borrowing limit of $100 million, is secured by eligible inventories and receivables, as defined therein, and expires on December 29, 1999. As of October 31, 1996, WCI had no borrowings outstanding under the WCI Revolving Credit Facility, with a borrowing limit of $94.5 million net of $5.5 million in outstanding letters of credit.

    Cash provided by operating activities was $78.0 million in fiscal 1996 compared to $60.7 million and $76.9 million in fiscal 1995 and 1994, respectively. The increase in operating cash flow in fiscal 1996 compared to fiscal 1995 resulted from improved profitability and changes in accounts receivable, inventories, income taxes recoverable and payable and accounts payable as a result of ceasing operations during the labor contract dispute in the fourth quarter of fiscal 1995.

    As of October 31, 1996, at pricing then in effect, WCI had commitments under raw material supply contracts of approximately $33.8 million for fiscal 1997, and $67.5 million thereafter through fiscal 1999.

    Capital expenditures were $35.4 million, $26.2 million and $14.4 million during fiscal 1996, 1995 and 1994, respectively. Capital expenditures are estimated to be $40 million to $45 million in fiscal 1997, including planned expenditures for the upgrade of the hot strip mill. The higher level of capital expenditures in fiscal 1996 reflect expenditures on the hot strip mill upgrade and hydrogen anneal facility, and expenditures in fiscal 1995 reflect the blast furnace reline. Management has funded the Company's capital expenditures in fiscal 1996 through cash balances and cash provided by operating activities. At October 31, 1996, the Company had commitments for capital expenditures of approximately $16.3 million related primarily to the hot strip mill upgrade.

    As a result of the Debt Transactions and the Equity Transactions, the Company will record certain non-recurring charges in the first quarter of fiscal 1997, including (a) extraordinary charges of $19.6 million related to the premium paid to retire the Existing Notes, accelerated amortization of deferred financing costs and related expenses, net of income taxes, and (b) compensation charges of $9.0 million related to contractual payments made to certain executives. As a result of the Transactions (which includes the related dividend paid to Renco of $108 million), WCI's liquidity, including its cash and cash equivalents and short-term investments, was reduced significantly and its debt service requirements increased significantly. See "Risk Factors--Relating to WCI--Substantial Indebtedness." Management anticipates that cash flow from operations and availability under the WCI Revolving Credit Facility will be sufficient to finance the Company's liquidity needs for the foreseeable future.

    The WCI Revolving Credit Facility and the Indenture governing the Notes contain numerous covenants and prohibitions that limit the financial activities of the Company, including requirements that the Company satisfy certain financial ratios and limitations on the incurrence of additional indebtedness. See "Description of WCI Revolving Credit Facility" and "Description of the Notes--Certain Covenants." The ability of the Company to meet its debt service requirements and to comply with such covenants will be dependent upon future operating performance and financial results of the Company, which will be subject to financial, economic, political, competitive and other factors affecting the Company, many of which are beyond its control.

    ENVIRONMENTAL MATTERS

    WCI has incurred and, in the future, will continue to incur capital and operating expenditures for matters relating to environmental control and monitoring. Capital expenditures for environmental control and monitoring were $.3 million, $2.3 million and $.5 million in fiscal 1996, 1995 and 1994, respectively. These expenditures related primarily to a rebuild of a basic oxygen furnace ("BOF") precipitator. The Company expects that future environmental capital expenditures will be dependent in part upon the outcome of certain pending environmental matters. See "Business--Environmental Matters." Operating costs for control and monitoring equipment, excluding depreciation and amortization expense, were $9.6 million, $8.9 million and $10.3 million for fiscal 1996, 1995 and 1994, respectively. Operating costs for fiscal 1997 for control and monitoring equipment are not expected to increase significantly from the prior periods.

    Environmental laws and regulations have changed rapidly in recent years, and WCI may become subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's consolidated financial position and future results of operations. The EPA has asserted certain alleged environmental violations against the Company which are described in "Business--Environmental Matters."

                                    BUSINESS

GENERAL

    WCI, a niche oriented integrated producer of value-added, custom steel products, was incorporated in Ohio in 1988 and commenced operations on September 1, 1988. WCI's primary facility covers approximately 1,100 acres in Warren, Ohio, with additional facilities located in Niles and Youngstown, Ohio, all of which are situated between Cleveland and Pittsburgh. WCI currently produces approximately 135 grades of flat rolled custom and commodity steel products. Custom flat rolled products, which include high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel, constituted approximately 57.9% of the 1.4 million net tons shipped during fiscal 1996. Major users of WCI products are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and, to a lesser extent, automobile and automotive parts manufacturers.

BUSINESS STRATEGY

    WCI's business strategy consists of three principal elements: (a) continue to increase sales of custom products, thereby further improving operating margins; (b) continue to build and maintain strong relationships with strategic customers, targeting customers for which it can supply at least 25% of such customers' custom steel needs; and (c) continue to improve operating efficiency and product quality through strategic cost reduction initiatives, as well as a significant capital investment program.

    INCREASE SALES OF CUSTOM PRODUCTS

    In response to intense competition in commodity steels from other integrated mills (both domestic and international) and domestic minimills, WCI's strategy is to increase sales of custom products. Custom products comprised 59.4% of net tons shipped in fiscal 1995 and 57.9% for fiscal 1996. The Company's sales mix, and specifically custom product sales, were adversely impacted during the first and second quarters of fiscal 1996 due to the labor contract dispute and resulting work stoppage that was settled on October 24, 1995. For the third and fourth quarters of fiscal 1996, the Company's percentage of custom steel products was 64.8% of net tons shipped versus 44.4% during the first quarter of fiscal 1996, immediately following the settlement of the labor contract dispute. With less competition in custom products, WCI believes it can sustain higher prices and operating margins in these products compared to commodity steel products. There can be no assurance, however, that WCI will be able to sustain such prices or margins.

    The Continuous Caster installed during fiscal 1992 enabled WCI to improve the quality and mix of its products and to enter new markets. WCI offers approximately 135 grades of custom and commodity steel with cast quality. With the Continuous Caster, WCI has achieved substantial cost savings, as well as gained the ability to offer products with higher quality standards to a broader group of customers. In addition, the Company is currently completing the first phase of a three to five year upgrade to its hot strip mill. The first phase of the upgrade, expected to be completed in mid-1997, will improve the Company's product quality and expand WCI's product range.

    BUILD AND MAINTAIN STRONG RELATIONSHIPS WITH STRATEGIC CUSTOMERS

    The second component of WCI's strategy is to become a major supplier to its strategic customer base. WCI targets accounts where it can supply 25% or more of the customer's steel requirements. Specifically, WCI looks for custom steel customers with needs that currently are incompatible with the market direction or production capabilities of major integrated producers and minimills. Examples of such needs are as follows: small order quantities; narrow widths; and specialized chemistries and/or metallurgical properties. WCI invests significant resources in these customers, building processing and product knowledge over time. WCI believes that as a significant supplier, it will have a certain degree of protection against competition due to WCI's investment in processing knowledge, its high level of service to these customers and the difficulty competitors have with the smaller order quantities, typical of WCI's custom steel products.

    IMPROVE OPERATING EFFICIENCIES AND PRODUCT QUALITY

    WCI is committed to improving its operating efficiencies through focused capital investment and the implementation of non-capital cost reduction programs throughout its operations. Since its inception in 1988, WCI has completed over $270 million of capital investments designed, in part, to decrease production costs, increase product range and improve product quality, as well as increase productivity. The cornerstone of this program was the installation of the Continuous Caster and the LMF completed in December 1991 at a combined cost of $135 million. Since May 1992, the Continuous Caster has enabled the Company to offer a 100% continuously cast product line which has substantially reduced the Company's operating costs, dramatically improved the quality of its products, and enabled WCI to participate in new markets where the superiority of continuously cast steel is a competitive strength. Another capital investment was the reactivation of the Youngstown sinter plant, which reduced the Company's dependence on iron ore pellets, as well as reduced manufacturing costs by recycling waste streams from the steel making process. In May 1995, the Company completed the reline of its blast furnace, a procedure which is performed on a routine basis every eight to ten years, thereby essentially completing the upgrade of WCI's primary steelmaking capabilities.

    Presently, WCI's capital investment program is focused on its finishing facilities or the customer end of the mill, the most important of which is the ongoing phased upgrade to its hot strip mill. Specifically, the Company is currently in the process of completing the initial phase of a three to five year program to upgrade its hot strip mill, the scope of which includes enhancing virtually every element of the mill operation including the heating, roughing, finishing, cooling and coiling processes. When completed in mid-1997, this initial phase will significantly improve product quality and expand WCI's product range, in addition to reducing operating costs. WCI also recently installed a high-temperature hydrogen anneal facility to meet the rising demand for silicon electrical steels, an important custom product for WCI.

    In addition to the ongoing capital investment program, WCI expended on average approximately $69 per net ton shipped on maintenance expenditures during the period fiscal 1992 through fiscal 1996 or an average of approximately $89 million annually. As a result of these expenditures, in addition to the ongoing capital investment program, the Company believes that it operates and will continue to maintain a modern and efficient integrated steel mill offering a diverse product mix.

    Consistent with WCI's commitment to improve product quality and operating efficiencies, the Company obtained in 1995 ISO 9002 certification, an internationally recognized quality systems standard. The Company undergoes periodic audits to verify its continued compliance with the standard.

PRODUCTS

    OVERVIEW

    WCI produces a wide range of custom flat rolled steel products, including high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel. WCI's custom steels are used in the manufacture of a variety of high value-added applications such as saw blades, golf club shafts, lawn mower blades, drive chain links, razor blades, hand and garden tools, electric motors, fuel tanks, automotive bumpers and culvert products. In these markets, WCI competes principally on the basis of (a) customer and product requirements, including small order quantities, specialized chemistries, narrow widths and delivery performance, (b) quality and (c) to a lesser extent, price. WCI's commodity steel product sales consist principally of hot and cold rolled low carbon sheet steel. Many of these products are sold to customers that manufacture a variety of steel products, including tubular products, containers and metal stamped parts. In these markets, WCI competes principally on the basis of price and delivery performance. Export sales ranged from 0.9% to 2.0% of net sales during the last three fiscal years.

    Estimates about the size of the segments of the domestic steel market contained in this Prospectus have been developed by the Company primarily from internal sources, including market and customer data, and to a lesser extent from published industry data, and reflect the Company's current estimates; however, no assurance can be given regarding the accuracy of such estimates.

                                                       NET TONS SHIPPED                 PERCENT OF TOTAL
                                                -------------------------------  -------------------------------
                                                 FISCAL YEAR ENDED OCTOBER 31,    FISCAL YEAR ENDED OCTOBER 31,
                                                -------------------------------  -------------------------------
                                                  1994       1995       1996       1994       1995       1996
Custom Products:
  Hot and Cold Rolled:
    High Carbon...............................    268,837    208,583    247,547       18.3%      17.1%      17.7%
    Alloy.....................................     62,955     67,159     85,343        4.3        5.5        6.1
    High Strength.............................     91,024     82,814     94,055        6.2        6.7        6.7
                                                ---------  ---------  ---------  ---------  ---------  ---------
  Total Hot and Cold Rolled...................    422,816    358,556    426,945       28.8       29.3       30.5
  Coated:
    Silicon...................................    100,948     86,788     92,678        6.9        7.1        6.6
    Galvanized (Non-Culvert)..................    148,157    134,090    130,774       10.1       11.0        9.4
    Galvanized (Culvert Coil).................    139,628    128,505    146,692        9.5       10.5       10.5
    Terne.....................................     23,319     18,061     12,208        1.6        1.5        0.9
                                                ---------  ---------  ---------  ---------  ---------  ---------
  Total Coated................................    412,052    367,444    382,352       28.1       30.1       27.4
                                                ---------  ---------  ---------  ---------  ---------  ---------
Total Custom Products.........................    834,868    726,000    809,297       56.9       59.4       57.9
Total Commodity...............................    633,227    495,940    587,435       43.1       40.6       42.1
                                                ---------  ---------  ---------  ---------  ---------  ---------
Total Steel Products..........................  1,468,095  1,221,940  1,396,732      100.0%     100.0%     100.0%
                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------

    CUSTOM PRODUCTS

    HIGH CARBON, ALLOY, HIGH STRENGTH. WCI has developed specialty niche markets for high carbon, alloy and high strength steel products that are sold to strip converters, steel service centers, and automobile and automotive parts manufacturers. Products required by the strip converter customers are characterized by low order quantities, relatively narrow width and specific metallurgical properties. Certain specific physical properties are met by introducing particular alloys or elements such as chrome, molybdenum, manganese and vanadium in the LMF or BOF during the steelmaking process or additionally through other finishing processes such as annealing. WCI presently produces over 100 specialized chemistries for these niche markets.

    WCI's customers in this sector, in turn, supply end-users which have highly specific and defined product needs requiring the strip converter to order steel in narrow widths, close gauge tolerances, minimal crown profiles and critical surface qualities. Due to the nature of these customer requirements, high carbon and alloy custom steels are not manufactured readily by the larger integrated mills or minimills. The larger integrated producers prefer to produce large quantities of a particular size and grade, rather than small quantities of special grades needed by customers in this market. In addition, since the hot strip mills of large integrated producers and minimills typically are configured to handle wide sheet steel (60 or more inches wide), it is not cost effective for them to produce and roll narrow width (less than 36 inches wide) coils to meet the requirements of these customers.

    From 1989 to 1996, WCI has grown its annual custom high carbon, alloy and high strength hot rolled business by 171%. WCI attributes this increase to the installation of the Continuous Caster, the implementation of its marketing strategy and a major competitor ceasing operations. Management believes that demand from these custom niche markets is relatively stable.

    In the high carbon and alloy market, WCI competes primarily with Acme Steel and Bethlehem Steel (Sparrows Point facility in Maryland) in the United States, as well as various steel producers in Canada, Europe and Japan. In the high strength market, WCI competes with various major integrated mills.

    Management believes that the domestic market for high carbon steel in fiscal 1996 was approximately 787,000 tons, of which WCI supplied 247,547 tons or approximately 31.5% of this market. In addition, the estimated market for alloy steel in fiscal 1996 was approximately 258,000 tons, of which WCI supplied 85,343 tons or approximately 33.1% of this market. WCI supplied 94,055 tons of high strength steel in fiscal 1996, which represents a small percentage of this market.

    SILICON. Silicon electrical steel is sheet steel that exhibits certain electrical or magnetic properties as a result of the introduction of silicon at the BOF during the steelmaking process. Silicon steel is used in the manufacture of transformers, power generators, lighting ballasts and electric motors. The magnetic properties of this product permit electric motors to run at high speeds for extended periods of time with greater efficiency while minimizing heat loss.

    The market for electrical sheet steel can be divided into two main segments: grain oriented silicon sheet and non-grain oriented silicon sheet. The distinction between grain and non-grain oriented silicon sheet pertains to the electrical properties of the steel. WCI's silicon annealing line is designed for production of non-grain oriented silicon sheet and all of WCI's silicon shipments are in this segment.

    In response to the rising demand for non-grain oriented silicon electrical steels, WCI has recently installed a high temperature hydrogen anneal facility. The expectations for higher demand are based upon a new U.S. government standard to take effect in October 1997, which requires higher energy efficiency in electric motors. The new facility will enable WCI to produce improved magnetic and metallurgical properties and to supply more sophisticated grades of fully processed, non-grain oriented silicon electrical steels.

    Management believes that the market for non-grain oriented silicon steel in fiscal 1996 was approximately 232,000 tons, of which WCI supplied 92,678 tons or approximately 39.9% of this market. Presently, WCI's principal competitor in this category is Armco Inc., which essentially supplies the balance of this market.

    GALVANIZED (NON-CULVERT). Galvanized steel is zinc-coated sheet steel produced on WCI's hot dipped galvanizing line. The market for galvanized sheet steel is divided into two broad categories: heavy and light gauge steel. Heavy gauge galvanized steel is used in the manufacture of electrical boxes, automotive bumpers and grain bins, as well as many other end uses. Light gauge galvanized steel is used in numerous applications such as automotive applications, metal building panels and framing, roofing and siding, roof and floor deck material, heating ducts, as well as metal building studs.

    WCI's galvanized finishing line is suited to produce heavy gauge steel, and as a result, a majority of WCI's galvanized shipments are in this sector. WCI believes that its galvanized finishing line provides WCI with a distinct competitive advantage on heavy gauge applications because it permits the use of hot rolled sheet directly, as compared to WCI's competitors for which cold rolled sheet most often is required. By eliminating the cold rolling process, WCI enjoys a substantial cost advantage, thereby permitting WCI to be more cost competitive.

    In non-culvert galvanized steel, WCI supplied 130,774 tons for fiscal 1996, which represents a small percentage of the total market. WCI competes with other integrated producers including Wheeling-

Pittsburgh Corporation ("Wheeling-Pittsburgh"), Weirton Steel Corporation and National Steel Corporation, as well as independent producers such as Metaltech.

    The light gauge galvanized steel sector is among the most rapidly growing in the steel industry, due to the increased demand for this product from the automobile and metal building industries. In response to this increased demand, there has been significant finishing capacity recently added or announced by other integrated producers and minimills. Since the larger integrated producers and minimills are concentrating on the fast growing light gauge market and currently are not equipped to produce steel for heavy gauge applications, WCI views the heavy gauge segment in which it operates as an attractive niche market. This market has not been a growth market in the recent past and is not expected to grow rapidly in the future.

    GALVANIZED (CULVERT COIL). A significant niche market for heavy gauge galvanized sheet is culvert coil to manufacture culvert pipe. Culvert pipe is used in drainage systems and is tied principally to road construction. WCI inventories culvert coil in four facilities nationally for quick distribution to its customer base. WCI estimates that the market for galvanized culvert steel in fiscal 1996 was approximately 330,000 tons, of which WCI supplied 146,692 tons or approximately 44.5% of this market. Other significant producers of galvanized culvert coil are Wheeling-Pittsburgh and Gulf States Steel.

    TERNE. Terne steel is sheet steel coated with a mixture of lead and tin and is principally used in the manufacture of gasoline tanks. As a result, the demand for terne steel closely tracks trends in the automotive sector. Terne steel also is being used in areas where the ability to weld, solder, paint and resist corrosion is required to promote longer life and attractiveness of the end product.

    WCI believes that the market for terne steel in fiscal 1996 was approximately 120,000 tons, of which WCI supplied 12,208 tons or approximately 10.2% of this market. Given the current regulatory concerns involving products containing lead, demand for terne steel is expected to decrease. Terne accounted for approximately 1% of the Company's net sales for fiscal 1996. Presently WCI's principal competitors in this market are USX--U.S. Steel Group and AK Steel.

    COMMODITY PRODUCTS

    In fiscal 1996, WCI shipped 587,435 tons in the aggregate of hot and cold rolled low carbon sheet and strip and low carbon semi-finished steel, which represented approximately 42.1% of the Company's net tons shipped. Hot rolled low carbon sheet is more price sensitive than custom hot rolled steels and is sold to steel service centers or manufacturers producing a broad array of products, including tubing, stampings and roll formed parts. Cold rolled sheet and strip is purchased by service centers, container manufacturers, and the automotive and appliance industries. In these commodity steel markets, WCI competes with all major integrated producers and several minimills.

    As part of the Company's plan to restart its facility following settlement of the labor contract dispute, the Company shipped 45,822 tons of semi-finished steel in the first half of fiscal 1996. The Company did not make any further shipments of semi-finished product during the balance of fiscal 1996.

MARKETING

    WCI's marketing and sales strategy is to focus on increasing sales of custom products and on becoming a major supplier to its strategic customer base. Over 50% of WCI's shipments are to customers within 200 miles of the Warren facility. WCI believes that, due to the large number of active and potential customers in this geographic area, it has a competitive advantage over competitors located farther away.

    On October 31, 1996, WCI employed a direct sales force of ten field representatives covering potential steel accounts within WCI's geographic market. WCI has approximately 300 active accounts. The sales force is assisted in the field by a staff of eight technical service representatives with strong metallurgical and technical backgrounds. Collectively, the sales force and technical staff comprise a knowledgeable team qualified to identify and meet customers' needs.

    Sales outside WCI's geographic market are made through four independent sales representatives on a commission basis. Although transportation costs can be prohibitive at extreme distances from the Warren facility, select niche custom products are competitively priced outside WCI's normal target markets. WCI believes that independent sales representatives provide the most cost effective method to access these customers. Approximately 4% of WCI's volume in fiscal 1996 was sold through the independent sales representatives.

    Marketing and pricing are centralized at the Warren facility, where the marketing strategy and the pricing levels are established for all WCI products. WCI's four person marketing staff works closely with the sales and technical service representatives to coordinate its sales and marketing strategies.

    On October 31, 1996, WCI employed seventeen persons at the Warren facility who provide customer service and order entry. WCI has a fully automated computerized sales network that provides the salesforce with up-to-date cost information for any set of product specifications, as well as timely order status information.

CUSTOMERS

    WCI's customer strategy is to market to prospective accounts that have special needs such as small order quantities, narrow widths, specialized chemistries and other metallurgical properties not readily met by WCI's competitors. WCI targets customers for which it can supply at least 25% of such customer's steel requirements. Nevertheless, WCI attempts to minimize its customer concentration by generally not having sales to a single customer greater than 5% of net sales. Consistent with this strategy, WCI's customer base is dominated by steel converters and steel service centers, which in fiscal 1996 represented 69% of shipments. The remaining shipments were direct to end users.

    The following table sets forth the percentage of WCI's net tons shipped to various markets for the past three fiscal years.

                                                                                           FISCAL YEAR ENDED
                                                                                              OCTOBER 31,
                                                                                    -------------------------------
CUSTOMER CATEGORY                                                                     1994       1995       1996
Conversion/further processing.....................................................       42.8%      39.3%      44.6%
Steel service centers.............................................................       25.4       23.0       24.0
Construction......................................................................       11.5       13.1       11.5
Electrical equipment..............................................................        7.3        8.4        7.1
Direct automotive.................................................................        8.9       11.1        8.1
Other.............................................................................        4.1        5.1        4.7
                                                                                    ---------  ---------  ---------
    Total.........................................................................      100.0%     100.0%     100.0%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    In fiscal 1996, 1995 and 1994, WCI's twenty largest customers represented approximately 56%, 56% and 57%, respectively, of net sales with its largest customer, Worthington Industries, representing approximately 9.8%, 10.0% and 9.9% of net sales, respectively.

BACKLOG

    On October 31, 1996, WCI's order backlog was approximately 255,000 net tons with an approximate value of $128 million compared to approximately 220,000 net tons with an approximate value of $115 million at October 31, 1995, based in each case on the then current prices. Under the applicable orders, WCI is scheduled to ship substantially all of the orders in the October 31, 1996 backlog by April 1997.

MANUFACTURING PROCESS

    In WCI's primary steelmaking process, iron ore pellets, coke, limestone, sinter and other raw materials are consumed in the blast furnace to produce "hot metal." Hot metal is further converted into liquid steel through its BOF process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch basis. WCI's BOF has two vessels, each with a steelmaking capacity of 175 tons per heat. From the BOF, the heats of steel are sent to the LMF, where the temperature and chemistry of the steel are adjusted to precise tolerances. In addition, the steel may be vacuum degassed to further improve its cleanliness. Liquid steel from the LMF then is formed into slabs through the process of continuous casting. The Continuous Caster allows WCI to cast all of its steel products. After continuous casting, slabs then are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at WCI's downstream operations. Finished products are normally shipped to customers in the form of coils. WCI has linked its steelmaking and rolling equipment with a computer based integrated manufacturing control system to coordinate production and sales activities.

RAW MATERIALS

    WCI's steelmaking operations are dependent on reliable supplies of various raw materials, principally iron ore pellets, coke and energy. WCI believes that it has adequate sources of its principal raw materials to meet its present needs.

    IRON ORE PELLETS

    WCI has a long-term contract with a major supplier of iron ore pellets for all of its requirements through fiscal 1998 and no less than half of its requirements in fiscal 1999. Iron ore pellets satisfied approximately 76% of WCI's iron ore requirements in fiscal 1996, while WCI's sinter plant provided the balance. The iron ore pellet contract requires WCI to purchase all of its iron ore pellet requirements from the contracting vendor. WCI carries an increased level of iron ore pellet inventory immediately preceding the winter months, due to the curtailment of vendor shipments during the winter as a result of the freezing of the Great Lakes.

    COKE

    Coke is the principal fuel used to produce liquid iron and is an essential ingredient in steelmaking. WCI has long-term contracts with two integrated steel producers for its estimated coke requirements through fiscal 1999. WCI's coke requirements are approximately 600,000 tons per year. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future due to the requirements of the Clean Air Act. As the Company does not own a coke battery, it is dependent upon commercially available domestic or imported coke to sustain its operations. The Company believes that there will be adequate supplies of domestic or imported coke available for its purposes after the expiration of its contracts in 1999. However, there can be no assurance that adequate supplies of coke will be available to the Company in the future. See "Risk Factors--Relating to the Industry--Availability of and Fluctuation in Raw Material and Energy Costs."

    ENERGY AND GASES

    WCI's steel operation consumes large amounts of electricity, natural gas, oxygen and other industrial gases. WCI purchases its electrical power requirements under a contract that extends to 2001 from a local utility. WCI can generate approximately 20% of its own electrical needs. Natural gas is also purchased pursuant to a supply contract that extends to 1997. Oxygen is delivered from supplier-owned plants located at the Warren facility. Pursuant to a contract entered into in 1988, WCI is required to purchase all coke oven gas produced at an adjoining coke plant, which is usable by WCI, at a price based upon, but at a discount to, natural gas prices.

CAPITAL INVESTMENTS

    WCI believes that it must continuously strive to improve product quality and control manufacturing costs in order to remain competitive. Accordingly, WCI is committed to continuing to make extensive capital investments with the objective of reducing manufacturing costs per ton, improving the quality of steel produced and broadening the array of products offered to WCI's served markets. The following table summarizes the primary areas of WCI's capital investments:

                                                                         FISCAL YEAR ENDED OCTOBER 31,
                                                  ---------------------------------------------------------------------------
                                                    1989       1990       1991       1992       1993       1994       1995
                                                                            (DOLLARS IN THOUSANDS)
CAPITAL IMPROVEMENTS:
    Continuous Caster and LMF...................  $   4,659  $  69,084  $  42,489  $  18,060  $   1,157  $      22  $  --
    Youngstown Sinter Plant.....................     --            895      7,783        758         30     --         --
    Hot Strip Mill Upgrade......................     --         --         --         --         --         --            432
    Hydrogen Anneal Facility....................     --         --         --         --         --         --            790
    Other.......................................      2,809      1,808     --             45        179      1,077        612
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total Capital Improvements..............      7,468     71,787     50,272     18,863      1,366      1,099      1,834
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
MAINTENANCE CAPITAL:
    Blast Furnace Reline........................     --         --         --         --         --          5,984     14,847
    Mill Rolls..................................      5,030      5,078      4,689      5,264      4,644      5,172      4,548
    Other.......................................      2,086      1,164        536      1,350      8,629      2,116      4,944
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total Maintenance Capital(1)............      7,116      6,242      5,225      6,614     13,273     13,272     24,339
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Capital Investments.......................  $  14,584  $  78,029  $  55,497  $  25,477  $  14,639  $  14,371  $  26,173
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                     1996        TOTAL

CAPITAL IMPROVEMENTS:
    Continuous Caster and LMF...................   $  --       $ 135,471
    Youngstown Sinter Plant.....................      --           9,466
    Hot Strip Mill Upgrade......................      22,194      22,626
    Hydrogen Anneal Facility....................       2,749       3,539
    Other.......................................       1,932       8,462
                                                  -----------  ---------
        Total Capital Improvements..............      26,875     179,564
                                                  -----------  ---------
MAINTENANCE CAPITAL:
    Blast Furnace Reline........................      --          20,831
    Mill Rolls..................................       4,744      39,169
    Other.......................................       3,765      24,590
                                                  -----------  ---------
        Total Maintenance Capital(1)............       8,509      84,590
                                                  -----------  ---------
Total Capital Investments.......................   $  35,384   $ 264,154(2)
                                                  -----------  ---------
                                                  -----------  ---------

------------------------------

(1) Since the installation of the Continuous Caster in fiscal 1992, WCI has expensed an average of approximately $69 per net ton shipped on maintenance expenditures averaging approximately $89 million annually.

(2) In September and October 1988, the Company completed a blast furnace reline and purchased mill rolls, for an aggregate cost of approximately $10.0 million.

FACILITIES

    WCI's Warren, Ohio facility, situated on approximately 1,100 acres, includes a blast furnace, a two vessel BOF shop, an LMF and a vacuum degasser, a twin-strand Continuous Caster, a 56-inch hot strip mill, 54-inch tandem and temper mills, annealing facilities, a silicon continuous anneal line, hot-dip galvanizing and terne coating lines and other finishing facilities.

    The blast furnace was relined in April and May 1995 as part of its planned maintenance, a procedure which is performed on a routine basis every eight to ten years, which required the Company to shut down the blast furnace for 36 days. In connection with the reline, the Company purchased and/or produced in advance sufficient cast slabs such that there were no material interruptions in shipments to its customers during the blast furnace reline.

    The Company also owns and operates a sinter plant located in Youngstown, Ohio on 51 acres. The sinter plant converts plant waste dusts and iron ore into resources usable in the blast furnace, reducing iron ore pellet feed requirements by approximately 24% in fiscal 1996.

    WCI's Niles Industrial Park is located approximately five miles from the Warren facility, and has approximately 600,000 square feet of usable building space. Presently, four steel users are tenants at the Niles facility, using 52% of the space. WCI is continuing to seek other appropriate tenants.

    WCI believes that its facilities are well maintained and they are considered satisfactory for their purposes.

ENVIRONMENTAL MATTERS

    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. Accordingly, WCI is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI has made and intends to continue to make the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on the Company's financial condition and results of operations.


    On June 29, 1995, the Department of Justice, on behalf of the EPA, instituted the CWA Litigation. The action alleges numerous violations of the Company's National Pollution Discharge Elimination System permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted another civil action against the Company in the same court under the Clean Air Act alleging violations by the Company of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to the Company's facilities in Warren, Ohio. By letter dated November 13, 1996, the EPA's Region V Air and Radiation Division issued a notice of violation alleging violations on nine days in 1992, 1993 and 1994 of the particulate standards applicable to the Warren facility. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. The Company believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability. By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from the Company relating to the Warren facility, including information as to the effect of a prohibition against federal procurement of the Company's products on the Company's business. The Company has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However, there can be no assurance that a federal procurement prohibition will not be imposed. The Company is negotiating with the EPA toward a settlement of these matters. If the Company is unable to reach a negotiated settlement, and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the operating results and financial condition of the Company, the extent of which the Company is unable to estimate at this time.



    WCI has obtained a storage permit under the RCRA, for waste pickle liquor at its Warren facility acid regeneration plant. As a provision of the permit, the Company will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. WCI has developed and submitted a workplan for the first investigation step of the corrective action program, the RFI, to the EPA and is presently negotiating the scope of the RFI with the EPA. The workplan identifies thirteen historical solid waste management units which are subject to the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of the corrective action program. Accordingly, the Company is unable at this time to estimate the final cost of the corrective action program or the period over which such costs may be incurred, and there can be no assurance that it would not have a material adverse effect on the operating results and financial condition of the Company.

    WCI has received from the EPA a formal request dated April 1, 1994 for information pursuant to Section 3007 of the RCRA and Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). The request requires WCI to submit information relating to the generation, storage, treatment and disposal of solid or hazardous wastes or hazardous substances at the Warren facility. The request also requires WCI to submit certain financial information and other information needed to evaluate the facility's compliance with the RCRA and CERCLA requirements. The request does not identify violations, seek to impose penalties or monetary sanctions or require the performance of remedial activities or other capital expenditures. The request seeks information about a specific area at which waste management occurred at the Warren facility under the prior owner. This area was remediated by the prior owner before the facility was sold to WCI, and the area is also scheduled to be investigated under the corrective action RFI. Under EPA guidance, the area will not be addressed under CERCLA when it is included in the corrective action process. Because of the past remediation of the area by the prior owner and the inclusion of the area in the corrective action process, WCI believes that the area would not be regarded as a priority risk under CERCLA.

    The Company's acid regeneration plant is subject to the Maximum Achievable Control Technology Standards which are expected to be promulgated by the EPA under the Clean Air Act commencing in 1997. The Company expects to have up to two years to achieve compliance once the standards are finalized. The Company is presently evaluating alternatives to achieve compliance with likely standards, including outsourcing the hydrochloric acid recycling. The Company does not believe that the cost of compliance with the standards will have a material adverse effect on the operating results or financial condition of the Company.

    The Company operates a landfill at its Warren facility which receives waste materials from the iron and steel-making operations. The Company has submitted a plan to state environmental authorities to replace this landfill with a new lined landfill. The plan involves closure by removal of the present landfill by selling approximately one-third of its contents to established markets for construction materials and recycling most of the remaining contents over an extended period at the sinter plant in Youngstown, Ohio operated by the Company's subsidiary, Youngstown Sinter Company, and disposing of any non-salable or non-recyclable material in the new lined landfill. The new lined landfill construction, if pursued, is expected to be completed in seven consecutive phases. The estimated cost through Phase I is approximately $2.7 million to $3.7 million expended over three years. The estimated cost for Phase II is approximately $1.5 million expended over six years, and the estimated cost for Phase III is approximately $1.6 million expended over ten years.

EMPLOYEES

    As of October 31, 1996, WCI had 540 salaried employees and 1,697 hourly employees. Most of the hourly employees are located at the Warren facility and are represented by the USWA with which WCI reached a four year collective bargaining agreement during 1995 which expires August 31, 1999. The Company's prior labor agreement with the USWA expired on August 31, 1995. At that time, the Company and the USWA were unable to reach an agreement resulting in a 54 day labor contract dispute and work stoppage.

BENEFIT PLANS

    HOURLY PROFIT SHARING PLAN

    Certain hourly employees represented by the USWA participate in a profit sharing plan under which the Company pays 12% of pretax income as defined in the profit sharing agreement. The Company advances one-half of the amounts due under this plan on a quarterly basis, within 45 days following the end of each fiscal quarter, and pays the remaining amounts by February 15 of the subsequent year.

    SALARIED VARIABLE COMPENSATION PLAN

    WCI has a variable compensation plan for salaried employees known as the Company Performance Compensation Program ("CPC"). Under the CPC, salaried employees receive variable compensation based on WCI's pretax income as defined in the plan. CPC payments are measured as a percentage of the employees base salary and paid quarterly.

    PENSION

    WCI has defined contribution retirement plans that cover substantially all employees. WCI follows the policy of funding contributions as earned on a monthly basis. Company contributions to the plans are based on employee age, length of service and compensation.

    During 1995, the Company adopted a defined benefit floor offset pension plan which covers substantially all hourly employees at the Warren facility. The plan, when combined with benefits from the Company's defined contribution plan and benefits from an LTV Steel Company, Inc. ("LTV Steel") defined benefit pension plan, will provide a minimum level of pension benefits for eligible employees. Benefits are based on age and years of service, but not compensation. Under this plan, employees will receive upon retirement a monthly benefit equal to $35 times the number of years of service with WCI, LTV Steel or its predecessors. If the employee has at least 30 years of service at retirement, the monthly benefit is subject to certain minimums based on age at retirement. Monthly benefits under the plan are reduced by any benefit from the Company's defined contribution plan (as an annuity equivalent) and the LTV Steel defined benefit pension plan. No named executive officer is eligible to participate in this plan.

    POSTRETIREMENT HEALTH CARE

    WCI provides postretirement health care benefits to employees who retire while meeting certain age and service eligibility requirements. As part of the 1995 labor agreement with the USWA, the Company agreed to establish the VEBA Trust to hold Company contributions to fund future postretirement health care and life insurance obligations. The VEBA Trust holds liens on the Collateral and certain assets of the Company and one of its subsidiaries to secure the Company's obligation for postretirement health care benefits. The Company contributions are $.50 per hour or a minimum of approximately $1.5 million per year. See "Risk Factors--Relating to WCI--Substantial Employee Postretirement Obligations."

PENDING LITIGATION

    On January 23, 1996, two retired employees instituted an action against the Company in the United States District Court for the Northern District of Ohio alleging in substance that certain distributions made by the Company to employees and benefit plans violated certain agreements, the Employee Retirement Income Security Act, the National Labor Relations Act and common law. The plaintiffs seek declaratory and injunctive relief and damages. Plaintiffs have brought this action as a class action; however, the court has not ruled as to whether this action is properly maintainable as a class action. The Company denies the plaintiffs' allegations of liability and has filed for dismissal of the action. The court has not yet ruled on the Company's motion.

    On April 5, 1996, an employee instituted an action for damages against the Company in the Court of Common Pleas, Trumbull County, Ohio alleging that, under Ohio common law, her privacy rights were violated and that she has been subjected to sexual harassment. In July 1996, the plaintiff moved for an order permitting her to amend her complaint to add new party plaintiffs alleging a claim under only the privacy rights cause of action. The Company denies plaintiff's allegations of liability and has opposed the motion to amend the complaint. The court has not yet ruled on the plaintiff's motion. Discovery is underway, and no substantive motions have been made.

    For a description of pending litigation related to environmental matters, see "--Environmental Matters."

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of the Company:

NAME                                                       AGE                            POSITION

Ira Leon Rennert.....................................          62   Chairman of the Board and Director

Edward R. Caine......................................          58   President and Chief Executive Officer

Patrick T. Kenney....................................          56   Vice President, Operations

Patrick G. Tatom.....................................          46   Vice President, Commercial

Bret W. Wise.........................................          36   Vice President, Finance and Chief Financial Officer

    IRA LEON RENNERT has been Chairman, Chief Executive Officer and principal shareholder of WCI's parent company, Renco (including predecessors), since Renco's first acquisition in 1975, and Chairman of WCI since its formation in 1988. Renco holds controlling interests in a number of manufacturing and distribution concerns operating in businesses not competing with WCI, including Renco Metals, Inc. and AM General Corporation, for both of which he serves as a Director. Mr. Rennert was Chairman of the Board, and Renco was majority shareholder, of Covert Marine, Inc., a wholesale distributor of recreational boating equipment in Kansas City, Missouri. An order for relief for Covert Marine, Inc. was entered on October 23, 1992 under Chapter 11 of the Bankruptcy Code by the United States Bankruptcy Court for the Western District of Missouri. WCI has never had any business relationship with Covert Marine, Inc.

    EDWARD R. CAINE has been President and Chief Executive Officer since April 1, 1996. Mr. Caine was a Director of the Company from April 1, 1996 through December 16, 1996. Prior to joining WCI, Mr. Caine had 37 years of experience in the steel industry with U.S. Steel, most recently as General Manager of U.S. Steel's Fairfield, Alabama integrated steel operations from April 1991 to March 1996.

    PATRICK T. KENNEY has served as Vice President, Operations since June 1994 and, prior to that, as General Superintendent of Finishing Operations of WCI since its inception.

    PATRICK G. TATOM has served as Vice President, Commercial since November 1, 1995 and served as Vice President, Sales from February 1994 through October 31, 1995 and as General Manager of Sales from September 1988 to February 1994.

    BRET W. WISE joined WCI as Vice President, Finance and Chief Financial Officer effective September 1, 1994. Prior to joining WCI, Mr. Wise was a partner with the accounting and consulting firm of KPMG Peat Marwick LLP and had been with that firm in various capacities from June 1982 through August 31, 1994.

    Since December 16, 1996, Mr. Rennert has been the sole Director of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors met five times (four regularly scheduled meetings and one special meeting) during fiscal 1996. During fiscal 1996, all directors attended more than 75% of all meetings of the Board of Directors and committees thereof on which they served.

    During fiscal 1996, the standing committees of the Board of Directors included the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee have been disolved, and the Board of Directors has not had a Nominating Committee, and the usual functions of such committees are performed by the entire Board of Directors. The Audit Committee met twice during fiscal 1996. The Compensation Committee met once during fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, the Compensation Committee was composed of Arthur W. Fried, Mr. Rennert and William Schwartz (Messrs. Fried and Schwartz are no longer Directors). Except as provided below, no member of the Compensation Committee was, during fiscal 1996, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. Mr. Rennert is an executive officer of the Company, and Renco has relationships with the Company as described in "Stock Ownership and Certain Relationships and Transactions."

    During fiscal 1996, no executive officer of the Company served (a) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee, (b) as a director of another entity, one of whose executive officers served on the Compensation Committee or (c) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation of the named executive officers by the Company for services rendered to it in all capacities during fiscal 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                       ANNUAL                  COMPENSATION
                                                  COMPENSATION(1)      ----------------------------
                                    FISCAL     ----------------------    RESTRICTED        LTIP         ALL OTHER
NAME AND POSITION                    YEAR        SALARY      BONUS     STOCK AWARDS(2)  PAYOUTS(3)   COMPENSATION(4)
Ira Leon Rennert(5).............        1996       --          --            --             --        $    1,200,000
  Chairman of the Board                 1995       --          --            --             --             1,200,000
                                        1994       --          --            --             --             1,200,000
James V. Stack(6)...............        1996       --          --            --          $ 748,164           172,918
  President and Chief Executive         1995       --          --            --            748,164           419,659
  Officer (Fiscal 1994 and              1994   $  265,633  $  200,000    $   250,000        97,500            31,251
  September 20, 1995 to March
  31, 1996)
Edward R. Caine(7)..............        1996      159,616     360,394        115,625       386,945            18,977
  President and Chief Executive         1995       --          --            --             --              --
  Officer (since April 1, 1996)         1994       --          --            --             --              --
Patrick T. Kenney(8)............     1996         132,494      50,000         32,375       543,533            14,563
  Vice President, Operations         1995         132,129      75,000        --             --                10,938
                                     1994         115,474      17,500         30,000        39,000             9,559
Patrick G. Tatom(9).............        1996      130,983      50,000         32,375       404,248            10,782
  Vice President, Commercial            1995      130,566      75,000        --             --                 7,813
                                        1994      126,384      40,000         30,000        39,000             7,562
Bret W. Wise(10)................        1996      142,848      50,000         46,250       310,748             8,275
  Vice President, Finance and           1995      132,401      75,000        --             --                 4,875
  Chief Financial Officer               1994       22,067      40,000        --             --                   812

------------------------

(1) Value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus per named executive officer.

(2) The amounts shown as "Restricted Stock Awards" in the table for each named executive officer for fiscal 1994 represent the value of the restricted stock grant award made in July 1994 upon completion of the Company's initial public stock offering computed as the number of restricted shares granted multiplied by $10 per common share (the initial public offering price) and the amounts shown for fiscal 1996 represent the value of restricted stock grant awards made in June 1996 computed as the number of restricted shares granted multiplied by the closing market price for the Common Stock on the last full trading day before the restricted stock grant award. The number of restricted shares granted to each of the named executive officers in June 1996 was 25,000 shares to Mr. Caine, 7,000 shares to each of Messrs. Kenney and Tatom and 10,000 shares to Mr. Wise. As of October 31, 1996, 80,000 restricted common shares were held by the named executive officers with an aggregate market value of $790,000. The restriction on 25% of the shares originally granted to the named executive officers will expire on July 1 of each of 1997, 1999, 2002 and 2004. The Board of Directors, by resolution, waived the continued employment requirement with respect to the restricted shares of Mr. Stack upon his retirement on November 1, 1994, although the restriction on transfers remain in effect as per the schedule outlined above. The Company has waived the transfer restrictions applicable to the restricted shares to permit the holders of such shares to tender their shares in the Equity Tender Offer.

(3) The amounts shown as "LTIP Payouts" in the table for each named executive officer represent contractual payments under such officer's Net Worth Appreciation Agreement. See "--Net Worth Appreciation Agreements."

(4) The other compensation shown, except for Mr. Rennert for all periods and Mr. Stack in fiscal 1996 and fiscal 1995, consists of WCI contributions to a defined contribution pension plan. See notes (5) and (6) for a description of all other compensation to Messrs. Rennert and Stack, respectively, in fiscal 1996.

(5) Mr. Rennert receives no compensation directly from WCI. He is Chairman of the Board and the principal stockholder of Renco which receives a management fee from WCI pursuant to a Management Consultant Agreement. The amounts shown as all other compensation to Mr. Rennert are the management fees paid by WCI to Renco for each fiscal year. See "Stock Ownership and Certain Relationships and Transactions."

(6) Compensation shown in fiscal 1994 was earned in the capacity of President and Chief Executive Officer. Mr. Stack retired effective November 1, 1994 and thereafter served as Vice Chairman of the Board and as a consultant to the Company. Compensation shown as all other compensation for Mr. Stack in fiscal 1996 and fiscal 1995 represents amounts earned under a consulting agreement in the capacity as President and Chief Executive Officer (from September 20, 1995 through March 31, 1996) and as a consultant to the Company. See "Stock Ownership and Certain Relationships and Transactions." For a description of payments to Mr. Stack under his Net Worth Appreciation Agreement, see "--Net Worth Appreciation Agreements."

(7) Mr. Caine was named President and Chief Executive Officer effective April 1, 1996.

(8) Mr. Kenney was named Vice President, Operations effective June 1, 1994 and, prior to that date, was General Superintendent, Finishing Operations since September 1, 1988.

(9) Mr. Tatom was named Vice President, Commercial effective November 1, 1995 and, prior to that date, was Vice President, Sales from May 1, 1994 to October 31, 1995 and General Manager of Sales from September 1, 1988 through April 30, 1994.

(10) Mr. Wise was named Vice President, Finance and Chief Financial Officer effective September 1, 1994. Mr. Wise has a severance pay agreement that provides for severance pay based on his base salary if his employment is terminated other than for "cause" prior to August 31, 1997.

    NET WORTH APPRECIATION AGREEMENTS

    The named executive officers (with the exception of Mr. Rennert) and one other employee of the Company are each parties to Net Worth Appreciation Agreements with the Company, pursuant to which each earns as deferred compensation a fixed percentage of the increase in the net worth of the Company, as defined, during the term of their employment. The following table summarizes the Net Worth

Appreciation Agreements now held by the named executive officers, and the amounts earned thereunder during each of fiscal 1996, 1995 and 1994.

                                                                                                   CREDIT AS OF
                                                NET WORTH                  FISCAL       AMOUNT     OCTOBER 31,
                                                PERCENTAGE   BASE DATE      YEAR        EARNED       1996(1)

James V. Stack...............................     5%(2)        08/31/88        1996       --       $  5,985,322
                                                                               1995       --
                                                                               1994  $  4,572,107

Edward R. Caine..............................     5%(3)(4)     04/01/96        1996     1,038,711       651,766
                                                                               1995       --
                                                                               1994       --

Patrick T. Kenney............................%(121/4)          08/31/88        1996       602,250     2,806,655
            %(3)(5)                            3/4             06/01/94        1995       363,550
                                                                               1994     1,656,345

Patrick G. Tatom.............................     2%(3)(6)     05/01/94        1996       602,250     2,017,385
                                                                               1995       363,550
                                                                               1994     1,455,168

Bret W. Wise.................................     2%(3)(7)     08/01/94        1996       602,250       879,645
                                                                               1995       363,550
                                                                               1994       223,927

------------------------

(1) Represents gross aggregate amount earned under the applicable agreement less any amounts paid under the agreements through October 31, 1996.

(2) Fully vested. Accruals for Mr. Stack ceased upon his retirement on November 1, 1994. In December 1996, Mr. Stack and the Company reached an agreement that the Company will pay Mr. Stack four quarterly installments of $1,166,893 commencing February 1, 1997, representing the net present value of amounts due him, and in full satisfaction of all amounts due him, under his Net Worth Appreciation Agreement.

(3) Subject to earlier partial vesting in certain cases (E.G. death or discontinuance of employment due to disability).

(4) Vests as to 3% on April 1, 1999, and as to an additional 1% on each of April 1, 2000 and 2001, provided that in each case Mr. Caine remains in the employ of the Company until the applicable vesting date.

(5) Vests as to 0.45% on October 31, 1997 and as to an additional 0.15% on each of October 31, 1998 and October 31, 1999, provided that in each case Mr. Kenney remains in the employ of the Company until the applicable vesting date.

(6) Vests as to 1.2% on May 1, 1997 and as to an additional 0.4% on each of May 1, 1998 and May 1, 1999, provided that in each case Mr. Tatom remains in the employ of the Company until the applicable vesting date.

(7) Vests as to 1.2% on September 1, 1997 and as to an additional 0.4% on each of September 1, 1998 and September 1, 1999, provided that in each case Mr. Wise remains in the employ of the Company until the applicable vesting date.

    The Net Worth Appreciation Agreements also provide that active participants receive an annual payment of 5% of the balance of their accumulated deferred compensation amount as of the end of the previous fiscal year, subject to certain annual minimum and maximum amounts and subject to reductions based upon amounts received under the Net Worth Appreciation Agreements as a result of dividends paid by the Company in such fiscal year. In the event of payment of a dividend or a sale of WCI, the active participants are entitled to receive a percentage of the dividend or a percentage of the net proceeds received from the sale (less an amount derived from the net worth of the Company at the effective date of their respective agreement) equal to their full net worth percentage under their agreement. As a result of the Transactions, approximately $13.2 million in the aggregate was paid to Messrs. Caine, Kenney, Tatom and Wise and one other employee of the Company pursuant to the Net Worth Appreciation Agreements. Such payments reduced the amounts shown above owed to such persons under their Net Worth Appreciation Agreements.

    Active participants are also entitled to receive the balance of the vested amount earned under their Net Worth Appreciation Agreement in 40 equal quarterly payments commencing upon the earliest of age 62, ten years after the termination of their employment, or twenty years after the date the participant was first employed by the Company. Receipt by each employee of his payment is conditioned on his observance of his confidentiality and non-compete agreement with the Company.

           STOCK OWNERSHIP AND CERTAIN RELATIONSHIPS AND TRANSACTIONS


    The following table sets forth certain information as of January 31, 1997 regarding the beneficial ownership of Common Stock by each beneficial owner of 5% or more of the Common Stock, each director and each named executive officer of the Company during the last fiscal year, and by all directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.



                                                                                                BENEFICIAL OWNERSHIP
                                                                                               AS OF JANUARY 31, 1997
                                                                                           ------------------------------
                                                                                               SHARES OF
NAME OF BENEFICIAL OWNERS AND ADDRESS OF 5% BENEFICIAL OWNERS                                COMMON STOCK       PERCENT
The Renco Group, Inc.....................................................................            100           100.0%
  30 Rockefeller Plaza, 42nd Floor
  New York, NY 10112
Ira Leon Rennert(1)......................................................................            100           100.0%
  c/o The Renco Group, Inc.
  30 Rockefeller Plaza, 42nd Floor
  New York, NY 10112
All directors and executive officers as a group (5 persons)..............................            100           100.0%


------------------------

(1) Mr. Rennert is deemed to beneficially own the Common Stock of the Company owned by Renco due to the ownership by himself and seven trusts established by him (but of which he is not a trustee) for himself and members of his family of a total of 95.9% of the outstanding Common Stock of Renco.

    By virtue of Renco's ownership of all the outstanding shares of Common Stock, and Mr. Rennert's ownership of a majority of the stock of Renco, Mr. Rennert is in position to control actions that require the consent of a majority of the holders of the Company's outstanding shares of Common Stock, including the election of the Board of Directors.

    Under a Management Consultant Agreement, effective October 1, 1992, as amended, between Renco and WCI, WCI pays a monthly fee of $100,000 to Renco. The Management Consultant Agreement provides that WCI shall not make any payment thereunder which would violate any of its agreements with respect to any of its outstanding indebtedness. The Management Consultant Agreement extends to October 31, 1998 and thereafter shall continue for additional terms of three years each unless sooner terminated by either party by giving six months prior written notice. In the year ended October 31, 1995, WCI paid management fees to Renco in the amount of $1,200,000. The Company believes that the cost of obtaining the type and quality of services rendered by Renco under the Management Consultant Agreement was, and continues to be, no less favorable than that at which the Company could obtain such services from unaffiliated entities.

    WCI is included in the consolidated federal income tax return of Renco. Under the terms of the tax sharing agreement with Renco, income taxes are allocated to WCI on a separate return basis except that transactions between WCI and Renco and its other subsidiaries are accounted for on a cash basis and not on an accrual basis. WCI is not entitled to the benefit of net tax loss carryforwards, unless such tax losses were a result of timing differences between WCI's accounting for tax and financial reporting purposes. As of October 31, 1996, WCI had no net operating tax loss carryforwards. Renco has agreed to indemnify WCI for any tax imposed on or paid by WCI in excess of the amount payable by WCI and its subsidiaries under the tax sharing agreement. As of October 31, 1995, WCI had recoverable income taxes of $6.0 million under this agreement, representing estimated tax payments made by the Company to Renco in excess of the Company's actual tax liability due to the unexpected losses incurred by the Company in the last quarter of fiscal 1995. The above amount was fully recovered by July 31, 1996.

    To obtain the advantages of volume, Renco purchases certain insurance coverages for its subsidiaries, including the Company, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. The major areas of the Company's insurance coverage obtained under the Renco programs are property, business interruption, general, product and auto liability and workers' compensation (other than Ohio for which the Company is self insured). The premiums for director and officer, fidelity, fiduciary, property, business interruption, auto liability and casualty umbrella are allocated by Renco substantially as indicated in the underlying policies. General and product liability and workers' compensation coverages (excluding the Ohio self insured program) are loss sensitive programs with both fixed and variable premium components. The fixed premium component for this coverage is allocated to each insured Renco subsidiary based on factors that include historical guaranteed cost premium, the overall growth of each subsidiary and an assessment of risk based on loss experience. The fixed component is subject to revision resulting from the insurance carrier's audit of actual premium factors. As claims (the variable component) are paid, each insured within the loss sensitive program is charged for its claims up to a maximum amount and subject to an overall maximum for all insured subsidiaries. Each insured Renco subsidiary has been assigned an individual maximum cost based on historical guaranteed cost premiums. The overall and individual subsidiary maximums are subject to revision based on audit of actual premium factors. If an insured Renco subsidiary reaches its individual maximum cost, the other insured subsidiaries are required to share proportionately in the excess cost of the subsidiary which has reached its individual maximum. In fiscal 1996, the Company incurred costs of approximately $2.0 million under the Renco insurance program. The Company believes that its insurance costs under this program were less than it would have incurred if it had obtained its insurance directly.

    Effective November 1, 1994, Mr. Stack and the Company entered into a Consulting Agreement under which Mr. Stack was to receive an annual retainer fee of $150,000 in fiscal 1995 and $100,000 annually thereafter in return for consultation and advice relating to: the Company's blast furnace reline completed in 1995; general conditions in the steel industry; WCI's operations, business plans, and capital expenditure plans; special projects; and other matters as agreed to between the Chairman of the Board or President of WCI and Mr. Stack. On September 20, 1995, Mr. Stack, at the request of the Board of Directors, resumed the duties of President and Chief Executive Officer upon the resignation of the then President. In recognition of the increased responsibilities assumed by Mr. Stack effective September 20, 1995, and continuing until the election of Edward R. Caine as President and Chief Executive Officer by the Board of Directors effective as of April 1, 1996, Mr. Stack's remuneration under the Consulting Agreement was adjusted to provide for a one-time fee of $250,000 and the annual retainer fee was adjusted to $275,000 during such period. The agreement extends from year-to-year unless terminated as of any year end by notice by either party. In addition, Renco has agreed to indemnify Mr. Stack against, and reimburse him for, any incremental cost or expense he may incur or be required to pay because of his resumption of and continuation in office as President of the Company.

                            DESCRIPTION OF THE NOTES

    The Old Notes were and the Exchange Notes will be issued under the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes will mature on December 1, 2004. Each Note will bear interest at the rate set forth on the cover page hereof from the date of issuance or from the most recent interest payment date to which interest has been paid, payable semiannually in arrears on June 1 and December 1 each year, commencing June 1, 1997, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 or November 15 next preceding such interest payment date.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of WCI in The City of New York maintained for such purposes (which initially will be the Trustee or its agent); provided that payment of interest may be made at the option of WCI by check mailed to the registered holders of the Notes ("Holders") at their registered addresses. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.

OPTIONAL REDEMPTION

    The Notes will be subject to redemption, in whole or in part, at the option of WCI, at any time on or after December 1, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the twelve month period beginning on December 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
2001..............................................................................     105.000%
2002..............................................................................     103.333%
2003..............................................................................     101.000%

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS

    In addition, at any time prior to December 1, 1999, WCI may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 109% plus accrued interest to the redemption date; provided that at least $200 million aggregate principal amount of Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, WCI shall make such redemption not more than 120 days after the consummation of any such Equity Offering. "Equity Offering" means an offering of Qualified Capital Stock of WCI (other than to any Subsidiary of WCI).

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that (i) no Notes of a principal amount of $1,000 or less shall be redeemed in part and (ii) a redemption with the net cash proceeds of an Equity Offering shall be made on a pro rata basis unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING

    The indebtedness of WCI evidenced by the Notes ranks senior in right of payment to all senior subordinated and subordinated indebtedness of WCI, and PARI PASSU with all other existing and future senior indebtedness of WCI.

SECURITY

    Pursuant to the Security Documents, WCI has assigned and pledged as collateral to the Trustee for the benefit of the Trustee and the Holders of the Notes a security interest in certain of its existing real and personal property summarized below, whether now owned or, in the case of certain personal property located on real property constituting Collateral, hereafter acquired, together with the proceeds therefrom. The Collateral for the Notes initially represents substantially all of the property, plant and equipment of WCI (other than inventory, accounts receivable, or other current assets, intangibles and the capital stock or assets of WCI's subsidiaries). In addition, certain improvements and equipment constructed or acquired, as applicable, after the Issue Date which are not an integral part of (or the replacement of an integral part of) WCI's operations at the Warren, Ohio facility as in existence on the Issue Date will not constitute Collateral. The foregoing exclusion from the Collateral may in the future necessitate the release of a portion of the real property constituting a portion of the Collateral on which such improvements or equipment may be located. The security interest in the Collateral is a second priority lien (such lien ranking junior only to the existing lien on such Collateral for the benefit of the holders of the Existing Notes to the extent any Existing Notes remain outstanding). In addition, such second priority lien will be PARI PASSU with the lien granted to the VEBA Trust; PROVIDED that at such time as no Existing Notes remain outstanding, the security interest in the Collateral for the benefit of the Holders of the Notes shall become a first priority lien and the lien of the VEBA Trust shall remain a second priority lien junior to the lien for the benefit of the Holders of the Notes. See "Risk Factors--Relating to WCI--Substantial Employee Postretirement Obligations." Nevertheless, pursuant to an agreement between WCI and the USWA, the lien held by the VEBA Trust may not be exercised so long as any senior indebtedness, including the Notes and the Existing Notes, is outstanding.

    No appraisals of any of the Collateral were prepared in connection with the Old Notes Offering or have been prepared in connection with the Exchange Offer. The net book value of the Collateral as of October 31, 1996 was approximately $198 million. There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Notes. See "Risk Factors--Relating to WCI--Security." In addition, the ability of the Holders of Notes to realize upon the

Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations" below.

    WCI is permitted to transfer all or a portion of the Collateral to one or more of its Wholly-Owned Subsidiaries; PROVIDED that any such Wholly-Owned Subsidiary executes a senior guarantee (secured by the Collateral transferred) of WCI's obligations under the Notes and the Indenture. See "--Certain Covenants--Future Guarantees."

    The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "--Release of Collateral." As described under "--Certain Covenants--Limitation on Sale of Assets," the Net Cash Proceeds of such Asset Sales may be required to be utilized to make an offer to purchase Notes. To the extent an offer to purchase Notes is not subscribed to by Holders thereof on the basis described under "--Certain Covenants--Limitation on Sale of Assets," the unutilized Net Cash Proceeds may be retained by WCI, free of the lien of the Indenture and the Security Documents.

    Pursuant to the Security Documents, WCI has assigned and pledged to the Trustee, for its benefit and the benefit of the Holders of the Notes, each of the following assets: (a) all machinery and equipment owned by WCI on the Issue Date and located at the facility in Warren, Ohio (together with all improvements and additions thereto and replacements thereof); (b) the instruments deposited or required to be deposited in the Collateral Account upon the sale or other disposition of Collateral; (c) WCI's interest in the real property consisting of the owned facility located in Warren, Ohio and described under "Business--Facilities" above (together with all additions, improvements and accessions thereto) (the "Real Property Collateral"); and (d) all proceeds and products of any and all of the foregoing.

    The personal property Collateral is pledged pursuant to a security agreement between WCI and the Trustee (the "Security Agreement") and the Real Property Collateral is pledged pursuant to mortgages (the "Mortgages").

    If an Event of Default occurs under the Indenture and a declaration of acceleration of the Notes occurs as a result thereof, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay the principal, premium, if any, and interest on the Notes. If, at the time of such foreclosure proceeding, the VEBA Trust has a mortgage lien which is PARI PASSU with the mortgage lien in favor of the Trustee, such proceeds would be shared on a PRO RATA basis by the Holders of the outstanding Notes and the VEBA Trust.

    Dispositions of Real Property Collateral may be subject to delay pursuant to an intercreditor agreement entered into with the lenders under the WCI Revolving Credit Facility. Such intercreditor agreement provides that the Trustee will provide access to and use of the real property and, under certain circumstances, may delay liquidation of the real property for a period of time to permit the agent for the lenders under the WCI Revolving Credit Facility to conduct an orderly liquidation of inventory located on the real property (including, without limitation, the processing of work in process).

    Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at or from a mortgaged property. There may be similar risks under various state laws and common law theories. Lender liability may be imposed where the lender actually participates in the management or operational affairs of the mortgaged property with certain exceptions.

    Under the Indenture, the Trustee may, prior to taking certain actions, request that Holders of Notes provide an indemnification against its costs, expenses and liabilities. It is possible that CERCLA (or analogous) cleanup costs could become a liability of the Trustee and cause a loss to any Holders of Notes that provided an indemnification. In addition, such Holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If Holders of Notes exercise that right, they could, under certain circumstances, be subject to the risks of environmental liability discussed above.

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against WCI prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    (a) WCI will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that WCI may incur Indebtedness (including Acquired Indebtedness) if: (A) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and
(B) after giving effect to such proposed incurrence, the Consolidated Fixed Charge Coverage Ratio of WCI is at least equal to 2.5 to 1.0. Notwithstanding the foregoing, a Subsidiary of WCI may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company pursuant to the PROVISO in the immediately preceding sentence.

    (b) WCI shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of WCI unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of WCI.

    LIMITATION ON RESTRICTED PAYMENTS

    WCI will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the Issue Date (a) declare or pay any dividend or make any distribution on WCI's Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of WCI), (b) purchase, redeem or otherwise acquire or retire for value any Qualified Capital Stock of WCI or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, (c) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Disqualified Capital Stock of WCI or Indebtedness of WCI that is expressly subordinate in right of payment to the Notes or (d) make any Investment (excluding any Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by WCI or such Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

        (x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of WCI earned subsequent to October 31, 1996 and prior to the date the Restricted Payment occurs (treating such period as a single accounting period);

        (y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by WCI from any person (other than a Subsidiary of WCI) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of WCI (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness,
    (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from WCI or any Subsidiary of WCI, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem Notes pursuant to, and in accordance with, the provisions described under the caption "--Optional Redemption--Optional Redemption Upon Equity Offerings" above); and

        (z) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by WCI from any person (other than a Subsidiary of WCI) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for Qualified Capital Stock of WCI after the Issue Date.

    The foregoing provisions shall not prohibit:

        (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

        (2) the acquisition of Capital Stock of WCI or Indebtedness of WCI either (i) solely in exchange for shares of Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of WCI) of shares of Qualified Capital Stock;

        (3) the acquisition of Indebtedness of WCI that is expressly subordinate in right of payment to the Notes either (i) solely in exchange for Indebtedness of WCI which is expressly subordinate in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of WCI) of Indebtedness of WCI which is expressly subordinate in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has no scheduled principal prepayment dates prior the scheduled final maturity date of the Indebtedness being refinanced;

        (4) the making of payments by WCI to Renco (A) no earlier than ten days prior to the date on which Renco is required to make its payments to the Internal Revenue Service or the applicable state taxing authority, as the case may be, pursuant to a tax sharing agreement between WCI and Renco (which tax sharing agreement provides that the payments thereunder shall not exceed the amount WCI would have been required to pay for taxes on a stand-alone basis, except that WCI will not have the benefit of any of its tax loss carryforwards unless such tax losses were a result of timing differences between WCI's accounting for tax and financial reporting purposes, and which tax sharing agreement also provides that transactions between WCI and Renco and its other subsidiaries are accounted for on a cash basis and not on an accrual basis) and (B) to reimburse Renco for out of pocket insurance payments made by Renco on behalf of WCI and its Subsidiaries;

        (5) the payment by WCI or any of its Subsidiaries of a management fee to Renco in an amount not to exceed $100,000 in any month;

        (6) the payment by WCI of a dividend to Renco on the Issue Date not to exceed an amount currently estimated to be approximately $108 million; and

        (7) the making of a loan to Holdings on the Issue Date not to exceed $60 million which loan will be extinguished immediately after the merger of Holdings with and into WCI, which will occur on, or as soon as reasonably practicable after, the Issue Date;

PROVIDED that in the case of clauses (2), (3) and (5), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

    In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clauses (3), (4), (5), (6) or (7)) of the second paragraph of this section shall be included as Restricted Payments; PROVIDED that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (y) or clause (z), as the case may be, of the first paragraph of this section.

    LIMITATION ON SALE OF ASSETS

    WCI will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless (i) such Asset Sale is for at least Fair Market Value, (ii) at least 80% of the consideration therefrom received by WCI or such Subsidiary is in the form of cash or Cash Equivalents, (iii) if such Asset Sale involves Collateral it shall be in compliance with the provisions described under "--Release of Collateral," and (iv) WCI or such Subsidiary shall apply the Net Cash Proceeds of such Asset Sale within 180 days of receipt thereof, as follows:

        (a) first, to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral ("Non-Collateral Proceeds"), to repay (and, in the case of a revolving credit facility, effect a permanent reduction in the commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof (including repurchasing any Existing Notes required to be repurchased pursuant to the indenture governing the Existing Notes), and

        (b) second, with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph (a) and any Net Cash Proceeds received from an Asset Sale involving Collateral (after repurchasing any Existing Notes required to be repurchased pursuant to the indenture governing the Existing Notes) ("Collateral Proceeds" and, together with such remaining Non-Collateral Proceeds, the "Available Amount"), WCI shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, however, that WCI will not be required to apply pursuant to this paragraph
    (b) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 180 days of such Asset Sale and, if the Net Cash Proceeds so invested were Collateral Proceeds, the property and assets constituting such Related Business Investment and any other non-cash consideration received as a result of such Asset Sale are made subject to the Lien of the Indenture and the applicable Security Documents; PROVIDED, FURTHER, that to the extent any such assets subject to an Asset Sale constituted Collateral, any property and assets constituting a Related Business Investment and any other non-cash consideration received as a result of such Asset Sale shall not consist of inventory or receivables and shall constitute Collateral under the terms of the Indenture and under the terms of the Security Documents; PROVIDED, FURTHER, that if at any time any non-cash consideration received by WCI or any Subsidiary of WCI, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Sale of Assets" covenant; and PROVIDED, FURTHER, that WCI may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). To the extent the Asset Sale Offer is not fully subscribed to by Holders of the Notes, WCI may obtain a release of the unutilized portion of the Available Amount from the Lien of the Security Documents.

    All Collateral Proceeds shall constitute Trust Moneys and shall be delivered by WCI (or the applicable Subsidiary) to the Trustee and shall be deposited in the Collateral Account in accordance with the Indenture. Collateral Proceeds so deposited may be withdrawn from the Collateral Account pursuant to the Indenture.

    In the event of the transfer of substantially all (but not all) of the property and assets of WCI and its Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor corporation shall be deemed to have sold the properties and assets of WCI and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of WCI or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of an Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Available Amount, Notes of tendering Holders will be repurchased on a PRO RATA basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    If an offer is made to repurchase the Notes pursuant to an Asset Sale Offer, WCI will and will cause its Subsidiaries to comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, WCI shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the date of purchase. WCI shall, subject to the provisions described below, be required to purchase all Notes validly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

    In order to effect such Change of Control Offer, WCI shall, not later than the 30th day after the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of Notes must follow to accept the Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that WCI will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Holders of Notes seeking to accept the Change of Control Offer. WCI shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by WCI and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    WCI will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and WCI is required to purchase Notes as described above.

    LIMITATION ON LIENS

    WCI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens (i) upon any item of Collateral other than the Liens created by the Notes, the Indenture and the Security Documents and the Liens expressly permitted by the applicable Security Document, including the Liens, if any, on the Issue Date in favor of the holders of the Existing Notes and the Liens in favor of the VEBA Trust and (ii) upon any other properties or assets of WCI (including, without limitation, any Capital Stock of a Subsidiary) or any of their Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (a) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, including, without limitation, Liens securing Indebtedness under the WCI Revolving Credit Facility as of the Issue Date and (b) Permitted Liens.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
  SUBSIDIARIES

    WCI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of WCI to: (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by WCI or by any Subsidiary of WCI, or pay any Indebtedness owed to WCI or a Subsidiary of WCI; (b) make loans or advances to WCI or a Subsidiary of WCI; or (c) transfer any of its properties or assets to WCI or to any Subsidiary of WCI, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture and the indenture governing the Existing Notes; (iii) customary nonassignment provisions of any lease governing a leasehold interest of WCI or any Subsidiary of WCI; (iv) any instrument governing Indebtedness of a person acquired by WCI or any Subsidiary of WCI at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or its Subsidiaries so acquired; (v) any written agreement existing on the Issue Date; PROVIDED that the term of any such agreement shall not be extended beyond the term as in effect on the Issue Date and no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date;
(vi) Indebtedness existing and as in effect on the Issue Date, including, without limitation, the WCI Revolving Credit Facility or any refinancing, refunding, replacement or extensions thereof; PROVIDED that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the WCI Revolving Credit Facility shall be no more restrictive than such encumbrance or restriction contained in the WCI Revolving Credit Facility as in effect on the Issue Date; and (vii) Indebtedness incurred in accordance with the Indenture; provided that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the WCI Revolving Credit Facility as in effect on the Issue Date.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    WCI shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/leaseback. Notwithstanding the foregoing, WCI and its Subsidiaries may enter into a Sale/leaseback involving only the sale or transfer of assets acquired after the Issue Date and not constituting Collateral if (i) after giving pro forma effect to any such Sale/leaseback, WCI shall be in compliance with the "Limitation on Indebtedness" covenant described above, (ii) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of such property and (iii) WCI or such Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "Limitation on Sale of Assets" above, to the extent required by such provision.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    (a) WCI will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of, an Affiliate of WCI or any Subsidiary of WCI (other than transactions between WCI and a Wholly-Owned Subsidiary of WCI or between Wholly-Owned Subsidiaries of WCI) (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to WCI or the relevant Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by WCI or such Subsidiary on an arm's-length basis (as determined in good faith by the Board of Directors of WCI, as evidenced by a Board Resolution) from a person that is not an Affiliate; PROVIDED that except as otherwise provided by (b) below, neither WCI nor any of its Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $5.0 million unless WCI or such Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to WCI or such Subsidiary, as the case may be, and such terms are no less favorable to WCI or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction on an arm's-length basis with a person that is not an Affiliate.

    (b) The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with the provisions under "--Limitation on Restricted Payments," (ii) the payment by WCI or any of its Subsidiaries of a management fee to Renco in an amount not to exceed $100,000 in any month and any other amounts payable under the Management Consultant Agreement as in effect on the Issue Date and (iii) reasonable and customary regular fees to directors of WCI who are not employees of WCI.

    IMPAIRMENT OF SECURITY INTEREST

    WCI shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders of the Notes, with respect to the Collateral, and WCI shall not grant to any Person (other than the Trustee on behalf of itself and the Holders of the Notes) any interest whatsoever in the Collateral other than Liens permitted by the Indenture and the Security Documents.

    LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES

    WCI will not permit any Subsidiary of WCI to issue any Preferred Stock (except to WCI or a Wholly-Owned Subsidiary of WCI), nor will WCI permit any person (other than WCI or a Wholly-Owned Subsidiary of WCI) to hold any Preferred Stock of a Subsidiary of WCI.

    FUTURE GUARANTEES

    WCI or any of its Wholly-Owned Subsidiaries may transfer, in one transaction or a series of related transactions, any Collateral to any Wholly-Owned Subsidiary of WCI, if such transferee Wholly-Owned Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Wholly-Owned Subsidiary shall unconditionally guarantee on a senior secured basis (secured by the Collateral so transferred) all of WCI's obligations under the Notes and the Indenture, (ii) take all necessary action to cause the Lien on such Collateral in favor of the Trustee to remain in full force and effect at all times, (iii) deliver to the Trustee an opinion of counsel that such supplemental indenture and any other documents required to comply with clause (ii) above have been duly authorized, executed and delivered by such Wholly-Owned Subsidiary and the supplemental indenture and each such other document constitutes a legal, valid, binding and enforceable obligation of such Wholly-Owned Subsidiary and (iv) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing.

REPORTS

    So long as any Note is outstanding, WCI will file with the Commission and, within fifteen days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Notes copies of the annual reports on Form 10-K and of the information, documents and other reports which WCI is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which WCI would be required to file with the Commission if WCI then had a class of securities registered under the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of every fiscal year.

MERGER, CONSOLIDATION, ETC.

    Other than the merger of WCI Holdings, Inc. with and into WCI on, or as soon as reasonably practicable after, the Issue Date (provided that WCI Holdings, Inc. has no Indebtedness outstanding other than Indebtedness owing to WCI not to exceed $60 million), WCI will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or adopt a Plan of Liquidation unless: (i) either (1) WCI shall be the surviving or continuing corporation or (2) the person (if other than WCI), formed by such consolidation or into which WCI is merged or the person which acquires by conveyance, transfer or lease the properties and assets of WCI substantially as an entirety or in the case of a Plan of Liquidation, or the person to which assets of WCI have been transferred (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of WCI to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), WCI (in the case of clause (1) of the foregoing clause (i)) or such person (in the case of clause (2) thereof) (a) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of WCI immediately prior to such transaction and (b) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) as if it were WCI under paragraph (a) of "--Certain Covenants--Limitation on Indebtedness" above; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; (iv) WCI or such person shall have delivered to the Trustee (A) an Officers' Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel of WCI) each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from WCI's independent certified public accountants stating that WCI has made the calculations required by clause (ii) above in accordance with the terms of the Indenture; and (v) neither WCI nor any Subsidiary of WCI nor such person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless WCI or such Subsidiary or such person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such person being bound by all the terms of the Indenture).

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of WCI the Capital Stock of which constitutes all or substantially all of the properties and assets of WCI shall be deemed to be the transfer of all or substantially all of the properties and assets of WCI.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or into which WCI is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, WCI under the Indenture with the same effect as if such successor had been named as WCI therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) WCI defaults in the payment of interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

        (b) WCI defaults in the payment of the stated principal amount of the Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required under the Indenture or otherwise;

        (c) WCI fails to comply in all material respects with any of its other agreements contained in the Notes or the Indenture (including, without limitation, under the provisions of "--Certain Covenants--Change of Control," "--Certain Covenants--Limitation on Sale of Assets" and "--Merger, Consolidation, Etc."), and the Default continues for the period and after the notice specified below;

        (d) there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which WCI or any Subsidiary of WCI then has outstanding Indebtedness in excess of $7,500,000, individually or in the aggregate;

        (e) there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which WCI or any Subsidiary of WCI then has outstanding Indebtedness in excess of $7,500,000, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

        (f) WCI or any of its Subsidiaries fails to perform any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which WCI or any of its Subsidiaries then has outstanding Indebtedness in excess of $7,500,000, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of WCI or any of its Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

        (g) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceeds $7,500,000 shall be rendered against WCI or any of its Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and nonappealable;

        (h) WCI or any Significant Subsidiary of WCI (1) admits in writing its inability to pay its debts generally as they become due, (2) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (3) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law,
    (4) consents to the appointment of a Custodian of it or for substantially all of its property, (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (6) makes a general assignment for the benefit of its creditors, or (7) takes any corporate action to authorize or effect any of the foregoing;

        (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of WCI or any Significant Subsidiary of WCI in an involuntary case or proceeding under any Bankruptcy Law, which shall (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of WCI or any Significant Subsidiary of WCI, (2) appoint a Custodian of WCI, or any Significant Subsidiary of WCI or for substantially all of its property or (3) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

        (j) any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby in any material respect.

    A Default under clause (c) above (other than in the case of any Default under the provisions of "--Certain Covenants--Limitation on Sale of Assets," "--Certain Covenants--Change of Control," "--Certain Covenants--Limitation on Preferred Stock of Subsidiaries," or "--Merger, Consolidation, Etc.," which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the Trustee notifies WCI, or the Holders of at least 25% in principal amount of the outstanding Notes notify WCI and the Trustee, of the Default and WCI does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Notes then outstanding.

    If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to WCI (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (h) or (i) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will IPSO FACTO become due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure to comply with the provisions of "Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.") if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

    Under the Indenture, WCI is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, WCI's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    The Indenture contains provisions permitting WCI and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture or the Security Documents or of modifying in any manner the rights of the Holders under the Indenture or the Security Documents; provided that no such supplemental indenture may without the consent of the Holder of each outstanding Note affected thereby: (i) reduce the amount of Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the redemption provisions with respect thereto; (iv) make the principal of, or interest on, any Note payable in money other than as provided for in the Indenture and the Notes; (v) make any change in provisions relating to waivers of defaults, the ability of Holders to enforce their right under the Indenture or the Security Documents or in the matters discussed in these clauses (i) through (ix); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Notes, including, without limitation, a failure to make payment when required upon a Change of Control or after an Asset Sale Offer; (vii) adversely affect the ranking of the Notes; (viii) change the Maturity Date or alter the redemption provisions in a manner adverse to Holders; or (ix) after WCI's obligation to purchase the Notes arises thereunder, amend, modify or change the obligation of WCI to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

    In addition to the foregoing, no portion of the Collateral may be released without the consent of the Holders of at least 75% in aggregate principal amount of the then outstanding Notes.

DEFEASANCE

    The Indenture provides that WCI may terminate its obligations under the Notes, and the Indenture if: (i) all Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or WCI has paid all sums payable by it thereunder, or (ii) WCI has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the Holders of such Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or United States government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Notes to maturity; PROVIDED that, among other things, WCI shall have delivered to the Trustee (i) either (a) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of WCI's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable Federal income tax law since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required, and (ii) an Opinion of Counsel to the effect that, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of WCI under the Indenture or the Notes, including the payment of interest and principal, shall remain in full force and effect until such Notes have been paid in full.

POSSESSION, USE AND RELEASE OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing, WCI has the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations or Cash Equivalents constituting a part of the Collateral and deposited with the Trustee in the Collateral Account and other than as set forth in the Security Documents), or freely operate the Collateral and to collect, invest and dispose of any income therefrom.

    RELEASE OF COLLATERAL

    Upon compliance by WCI with the conditions set forth below in respect of any Asset Sale Release, and upon delivery by WCI to the Trustee of an Opinion of Counsel to the effect that such conditions have been met, the Trustee will release the Released Interests (as hereinafter defined) from the Lien of the Security Documents and reconvey the Released Interests to WCI.

    ASSET SALE RELEASE

    WCI has the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that WCI deliver to the Trustee the following:

    (a) A notice from WCI requesting the release of Released Interests, (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"), (iii) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interests, (iv) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto;

    (b) An Officers' Certificate of WCI stating that (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales, (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with;

    (c) The Net Cash Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Trustee pursuant to the Indenture; and

    (d) All documentation required by the TIA prior to the release of Collateral by the Trustee.

    DISPOSITION OF COLLATERAL WITHOUT RELEASE

    So long as no Event of Default shall have occurred and be continuing, WCI may, without any release or consent by the Trustee, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete, not exceeding individually, in Fair Market Value, $250,000.

USE OF TRUST MONEYS

    All Trust Moneys (including, without limitation, all Collateral Proceeds) shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may either
(i) be released in accordance with "Possession, Use and Release of Collateral" above if such Trust Moneys represent Collateral Proceeds in respect of any Asset Sale or (ii) at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or to the purchase of Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the Indenture. The Company may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral taken by eminent domain to reimburse the Company for repair or replacement of such Collateral, subject to certain conditions.

    The Trustee shall be entitled to apply any Trust Moneys to the cure of any Default or Event of Default under the Indenture. Trust Moneys deposited with the Trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Event of Default shall have occurred and be continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    Fleet National Bank is serving as Trustee under the Indenture and is acting as collateral agent or the mortgagee, as applicable, under the Security Documents.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of WCI, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a person or any of its Subsidiaries existing at the time such person becomes a Subsidiary of WCI or assumed in connection with the acquisition of assets from such person, including, without limitation, Indebtedness incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Subsidiary of WCI or such acquisition.

    "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative of the foregoing. For purposes of "Certain Covenants--Limitation on Transactions with Affiliates," the term "Affiliate" shall include any person who, as a result of any transaction described therein, would become an Affiliate.

    "Asset Acquisition" means (i) an Investment by WCI or any Subsidiary of WCI in any other person pursuant to which such person shall become a Subsidiary of WCI or any Subsidiary of WCI or shall be merged with WCI or any Subsidiary of WCI or (ii) the acquisition by WCI or any Subsidiary of WCI of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by WCI or any of its Subsidiaries (including, without limitation, any Sale/leaseback (other than a Sale/leaseback of an asset constituting Collateral)) to any person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of WCI; (ii) all or substantially all of the properties and assets of any division or line of business of WCI or any Subsidiary of WCI; or (iii) any other properties or assets of WCI or any Subsidiary of WCI other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of "--Merger, Consolidation, Etc." above.

    "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "Capital Expenditures" shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

    "Capital Lease," as applied to any person, means any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such person.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a Capital Lease and, for purposes of this Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i) of the definition of "Permitted Investment", 20% of the Cash Equivalents may include securities having a rating of at least BBB by Standard & Poor's Corporation and Baa by Moody's Investors Service, Inc.

    "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of WCI or Renco to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of WCI or Renco, as the case may be, of any plan or proposal for the liquidation or dissolution of WCI or Renco, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted

Holder) of any Capital Stock of WCI or Renco such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of WCI's or Renco's then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of WCI or Renco or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of WCI's or Renco's Board of Directors; or (iv) the shareholders of Renco as of the Issue Date and the Permitted Holders shall cease to own at least 50% of the equity of Renco owned by such shareholders on the Issue Date.

    "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Security Documents.

    "Collateral Account" means the collateral account to be established pursuant to the Indenture.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense (net of any interest income), amortization expense (including amortization of deferred financing costs) and depreciation expense and (iii) other non-cash items other than non-cash interest reducing Consolidated Net Income (including, without limitation, any non-cash charges in respect of post-employment benefits for health care, life insurance and long-term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such person and its Subsidiaries in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated, in the case of WCI, after giving effect on a PRO FORMA basis to the issuance of the Notes and the application of the net proceeds therefrom as if the Notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence of any Indebtedness of such person or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the "Reference Period"), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (including any person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during the Reference Period, pro forma effect shall be given to the use of the proceeds thereof to permanently repay or retire Indebtedness.

    "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense (net of any interest income) less non-cash amortization of deferred financing costs and (ii) the product of (x) the amount of all dividends declared, paid or accrued on Preferred Stock of such person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such person during such period (as reflected in the audited consolidated financial statements of such person for the most recently completed fiscal year). "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) all accrued interest, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP; PROVIDED that (i) the net income of any person in which such person or any Subsidiary of such person has an ownership interest with a third party shall be included only to the extent of the amount that has actually been received by such person or its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary of such Person, the restrictions set forth in clause
(ii) below) and (ii) the net income of any Subsidiary of such person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; PROVIDED, FURTHER, that there shall be excluded (a) the net income (or loss) of any person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any Subsidiary of such person, (b) any net gain (or loss) resulting from an Asset Sale by such person or any of its Subsidiaries, (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (d) any compensation-related expenses arising as a result of the Transactions.

    "Consolidated Net Worth" means, with respect to any person at any date, the sum of (i) the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Disqualified Capital Stock of such person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such person not included in the stockholders' equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

    "Disqualified Capital Stock" means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "Event of Default" has the meaning set forth under "--Events of Default" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of WCI and its Subsidiaries shall be determined by the Board of Directors of WCI acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; PROVIDED that with respect to any Asset Sale which involves in excess of $5,000,000, the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Indebtedness" means with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business), (v) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business, (vi) all obligations of any other person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such first person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured,
(vii) all guarantees of Indebtedness by such person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under Interest Rate Protection Obligations of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the person issuing such Disqualified Capital Stock.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of WCI, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to WCI and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

    "Issue Date" means the date on which the Notes offered hereby are originally issued under the Indenture.

    "Lien" means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and (y) any agreement to enter into any of the foregoing.

    "Management Consultant Agreement" means the management agreement effective October 1, 1992 between Renco and WCI.

    "Maturity Date" means December 1, 2004.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to WCI or any Subsidiary of WCI) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be PROVIDED by WCI or any Subsidiary of WCI, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by WCI or any Subsidiary of WCI, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "Operating Lease" means, as applied to any person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that person is the lessor.

    "Permitted Holders" means Ira Leon Rennert and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

    "Permitted Indebtedness" means (i) any Indebtedness of WCI and its Subsidiaries under the WCI Revolving Credit Facility in an aggregate amount not to exceed $100 million in aggregate principal amount at any time outstanding plus any interest, fees and expenses from time to time owed thereunder less the amount of any Indebtedness under the WCI Revolving Credit Facility required to be repaid and repaid with the net cash proceeds of an asset sale pursuant to the terms of the WCI Revolving Credit Facility and such repayment effects a permanent reduction in the commitment thereunder, PROVIDED that at no time shall the sum of the aggregate principal amount outstanding under the WCI Revolving Credit Facility pursuant to this clause (i) and the amount outstanding under clause (iii) below exceed $100 million in the aggregate, (ii) the Notes and any Existing Notes outstanding on the Issue Date, (iii) all obligations of WCI and its Subsidiaries for the reimbursement of any obligor on any letter of credit not to exceed $20 million at any time outstanding; PROVIDED that at no time shall the sum of the amount outstanding under this clause (iii) and the aggregate principal amount outstanding under the WCI Revolving Credit Facility pursuant to clause (i) above exceed $100 million in the aggregate, (iv) the subordinated note of WCI payable to LTV Steel Company, Inc. in the principal amount of approximately $1.9 million less any principal payments thereof, (v) Indebtedness of the Youngstown Sinter Company represented by the State Economic Development Revenue Bonds (Ohio Enterprise Bond Fund), Series 1990-2 (Youngstown Sinter Company Project) as in effect on the Issue Date in the principal amount of approximately $1.9 million less any principal payments thereof, (vi) Indebtedness of the Youngstown Sinter Company represented by the Urban Development Action Grant as in effect on the Issue Date in the principal amount of approximately $1.6 million less any principal payments thereof, (vii) purchase money Indebtedness and any Indebtedness incurred for Capitalized Lease Obligations not to exceed $10 million in the aggregate at any time outstanding,
(viii) Interest Rate Protection Obligations to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate, (ix) additional Indebtedness not to exceed $20 million in the aggregate at any time outstanding, (x) Indebtedness owed by WCI or any of its Wholly-Owned Subsidiaries to any Wholly-Owned Subsidiary of WCI or any Indebtedness owed to WCI by a Wholly-Owned Subsidiary of WCI; PROVIDED that in the case of Indebtedness owed by WCI to any Wholly-Owned Subsidiary of WCI, such Indebtedness is subordinated to the Notes, (xi) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in the preceding clauses (i) and (ii) above and this clause (xi), so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby (except if such Indebtedness refinances Indebtedness under the WCI Revolving Credit Facility or any other agreement providing for subsequent borrowings, does not result in an increase in the commitment available under the WCI Revolving Credit Facility or such other agreement), (xii) any guarantees of the foregoing and (xiii) trade accounts payable to the extent they constitute Indebtedness.

    "Permitted Investment" means (i) cash and Cash Equivalents, (ii) any Investment by WCI or any of its Subsidiaries in WCI or any Wholly-Owned Subsidiary of WCI, (iii) any Related Business Investment in assets other than the type described in clause (iv) below, (iv) Related Business Investments by WCI or any of its Subsidiaries in joint ventures, partnerships or persons that are not Wholly-Owned Subsidiaries in an amount not to exceed $25 million in the aggregate; provided that in no event shall such Related Business Investments pursuant to this clause (iv) exceed $5 million in any one fiscal year, (v) Investments by WCI or any Subsidiary of WCI in another person, if as a result of such Investment (a) such other person becomes a Wholly-Owned Subsidiary of WCI or (b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, WCI or a Wholly-Owned Subsidiary of WCI, (vi) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business, (vii) the non-cash proceeds of any Asset Sale and (viii) loans and advances to employees of WCI and its Subsidiaries made in the ordinary course of business.

    "Permitted Liens" means (i) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, (ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property,
(vii) Liens securing Indebtedness permitted under clause (vii) of the definition of Permitted Indebtedness; provided that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured, (viii) Liens with respect to Acquired Indebtedness permitted to be incurred in accordance with the "--Limitation on Indebtedness" covenant above; provided that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by WCI and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by WCI; PROVIDED, FURTHER, that such Liens do not extend to or cover any property or assets of WCI other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of WCI and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by WCI, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (x) Liens in favor of the trustee of the VEBA Trust existing on the Issue Date or thereafter arising pursuant to agreements in effect on the Issue Date, (xi) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under the Indenture and (xii) Liens permitted by the Security Documents.

    "person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the date hereof or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act.

    "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Related Business Investment" means any Investment, Capital Expenditure or other expenditure by WCI or any Subsidiary of WCI which is related to the business of WCI and its Subsidiaries as it is conducted on the Issue Date.

    "Renco" means The Renco Group, Inc., a New York corporation, which is the ultimate parent of WCI, or any successor thereto.

    "Sale/leaseback" means any lease, whether an Operating Lease or a Capital Lease, whereby WCI or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that WCI or its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other person (other than WCI), or (ii) that WCI or any of its Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by WCI or any such Subsidiary to any person (other than WCI) in connection with such lease.

    "Security Documents" means the Security Agreement and the Mortgages referred to under "Security" above and the documentation relating to the Collateral Account.

    "Significant Subsidiary" means any Subsidiary of WCI that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

    "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

    "WCI Revolving Credit Facility" means the Amended and Restated Loan and Security Agreement dated as of December 29, 1992, as amended, among WCI, the lending institutions named therein and Congress Financial Corporation, as agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness under such agreement.

    "Wholly-Owned Subsidiary" means, with respect to any person, any Subsidiary of such person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such person or another Wholly-Owned Subsidiary of such person.

                  DESCRIPTION OF WCI REVOLVING CREDIT FACILITY

    The following description of the WCI Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions thereof.

GENERAL


    As of January 31, 1997, no amounts were outstanding under the WCI Revolving Credit Facility with the revolving credit lenders (the "Revolving Credit Lenders"), exclusive of $5.5 million in outstanding letters of credit. Under the WCI Revolving Credit Facility, the Revolving Credit Lenders will, in their discretion, lend and relend to WCI up to not more than the sum of (a) 85% of the Net Amount of Eligible Accounts (as defined in the WCI Revolving Credit Facility) plus (b) 60% of the Value of Eligible Inventory (as defined in the WCI Revolving Credit Facility) (but not more than a loan value of $60 million) up to the limit of $100 million. WCI's collections from accounts are applied to reduce the loan balance, which may be reborrowed up to the aforesaid limits. The Revolving Credit Lenders may extend up to $20 million of letter of credit accommodations within the limits set forth above.


INTEREST


    Interest on WCI's loan balance is payable monthly at the prime rate plus 1/2% changing monthly with each change in such prime rate, or at the Company's option, the Eurodollar Rate plus 2 1/2%, up to $20 million in Eurodollar Rate loans and the Eurodollar Rate plus 3% on Eurodollar Rate loans exceeding $20 million, provided the Eurodollar Rate portion does not exceed 75% of the total loan outstanding. The interest rate on January 31, 1997 was 8 3/4% using the the prime rate plus 1/2%. In the event of a default by WCI under the WCI Revolving Credit Facility, the interest rate would be 2 1/2% per annum in excess of such prime rate and 5% per annum in excess of the Eurodollar Rate for all Eurodollar Rate loans.


SECURITY

    As security for the indebtedness of WCI to the Revolving Credit Lenders, WCI has granted to them a first priority security interest in all of its inventory (including raw material, work in process, semi-finished and finished goods and supplies) and accounts, contract rights, documents and instruments arising from the sale or other disposition of inventory or rendition of services and related rights and general intangibles (other than trademarks and patents).

TERM


    The WCI Revolving Credit Facility continues until December 29, 1999 and from year to year thereafter, provided that either WCI or the Revolving Credit Lenders may terminate the agreement at December 29, 1999 or any subsequent anniversary date on 60 days' advance written notice. WCI paid the Revolving Credit Lenders a customary fee in consideration of their consent to the Transactions.


CERTAIN COVENANTS

    In addition to customary covenants, the WCI Revolving Credit Facility requires that WCI: (a) maintain Consolidated Adjusted Working Capital (as defined in the WCI Revolving Credit Facility) and Consolidated Adjusted Net Worth (as defined in the WCI Revolving Credit Facility), (b) limit Capital Expenditures (as defined in the WCI Revolving Credit Facility), (c) not incur any indebtedness other than the Notes, indebtedness under the WCI Revolving Credit Agreement and certain other indebtedness and (d) not permit any liens to exist on any of its property, except the liens in favor of the Revolving Credit Lenders and the holders of the Notes and certain other liens.

EVENTS OF DEFAULT

    The WCI Revolving Credit Agreement contains certain events of default, including, without limitation, the following: (a) the failure of WCI or its subsidiaries to pay any of its obligations to the lenders when due; (b) any failure by WCI or its subsidiaries to pay principal or interest on any indebtedness or contingent obligation in an individual or aggregate principal amount in excess of $500,000 or more, after any applicable grace period, or any breach or default by WCI or its subsidiaries of any term of any indebtedness or contingent obligation in an individual or aggregate principal amount of $500,000 or more; (c) any default by WCI or its subsidiaries in the performance or observance of the conditions and covenants of the WCI Revolving Credit Agreement or related agreements, beyond any applicable cure period; (d) any representation or warranty made by WCI to the Revolving Credit Lenders proving to be false in any material respect; (e) the rendering of a judgment which remains unvacated, unbonded or unstayed for a period of 30 days against WCI or any of its subsidiaries which exceeds, in any individual amount or in the aggregate, $500,000; (f) certain events of bankruptcy or insolvency of WCI; and (g) the occurrence of certain change of control events.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. The foregoing laws and interpretations thereof are subject to change, which could apply retroactively.

    The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; PROVIDED, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in
connection with any such resale. In addition, until       , 1997, all dealers
affecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Exchange Notes being offered hereby are being passed upon for WCI by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The audited consolidated financial statements and schedule of WCI Steel, Inc. and subsidiaries as of October 31, 1995 and 1996, and for each of the years in the three year period ended October 31, 1996 have been included in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                         PAGE
                                                                                                     -------------

Independent Auditors' Report.......................................................................       F-2

Consolidated Balance Sheets as of October 31, 1995 and 1996........................................       F-3

Consolidated Statements of Income for the years ended October 31, 1994, 1995 and 1996..............       F-4

Consolidated Statements of Shareholders' Equity for the years ended October 31, 1994, 1995 and
  1996.............................................................................................       F-5

Consolidated Statements of Cash Flows for the years ended October 31, 1994, 1995 and 1996..........       F-6

Notes to Consolidated Financial Statements.........................................................   F-7 to F-18

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
  WCI Steel, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of WCI Steel, Inc. and subsidiaries (a wholly-owned subsidiary of The Renco Group, Inc.) as of October 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WCI Steel, Inc. and subsidiaries as of October 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Cleveland, Ohio
December 4, 1996

                        WCI STEEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                     ASSETS

                                                                                                OCTOBER 31,
                                                                                           ---------------------
                                                                                             1995        1996
                                                                                           ---------  ----------
Current assets
  Cash and cash equivalents..............................................................  $  94,266  $   90,395
  Short-term investments.................................................................     12,282      49,146
  Accounts receivable, less allowances for doubtful accounts of $2,258 and $1,600,
    respectively.........................................................................     33,616      65,869
  Inventories............................................................................    101,089      96,675
  Recoverable income taxes...............................................................      5,960      --
  Deferred income taxes..................................................................     11,102      10,637
  Prepaid expenses.......................................................................      1,372       1,244
                                                                                           ---------  ----------
      Total current assets...............................................................    259,687     313,966
Property, plant and equipment, net.......................................................    189,733     205,121
Intangible pension asset.................................................................     44,028      27,505
Other assets, net........................................................................     25,711      20,861
                                                                                           ---------  ----------
      Total assets.......................................................................  $ 519,159  $  567,453
                                                                                           ---------  ----------
                                                                                           ---------  ----------


                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt......................................................  $   2,323  $    2,448
  Accounts payable.......................................................................     47,740      79,138
  Accrued liabilities....................................................................     39,584      40,697
  Income taxes...........................................................................      1,611      10,049
                                                                                           ---------  ----------
      Total current liabilities..........................................................     91,258     132,332
Long-term debt, excluding current portion................................................    211,531     209,058
Deferred income taxes....................................................................     10,367       4,365
Postretirement health benefits...........................................................     76,287      81,795
Pension benefits.........................................................................     44,027      34,011
Other liabilities........................................................................     26,194      26,012
                                                                                           ---------  ----------
      Total liabilities..................................................................    459,664     487,573
                                                                                           ---------  ----------
Shareholders' equity
  Common stock, stated value $.01, 40,000,000 shares authorized, 36,563,300 and
    36,623,700 shares issued at October 31, 1995 and 1996, respectively..................        366         366
  Treasury stock at cost, 222,300 shares.................................................     --          (1,200)
  Additional paid-in capital.............................................................        458         570
  Retained earnings......................................................................     58,671      80,144
                                                                                           ---------  ----------
      Total shareholders' equity.........................................................     59,495      79,880
                                                                                           ---------  ----------
Commitments and contingencies............................................................     --          --
      Total liabilities and shareholders' equity.........................................  $ 519,159  $  567,453
                                                                                           ---------  ----------
                                                                                           ---------  ----------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEARS ENDED OCTOBER 31,
                                                                                 ----------------------------------
                                                                                    1994        1995        1996
                                                                                 ----------  ----------  ----------
Net Sales .....................................................................  $  709,363  $  630,990  $  660,801
Operating costs and expenses
  Cost of products sold........................................................     574,610     544,789     550,609
  Depreciation and amortization ...............................................      19,868      21,178      22,547
  Selling, general, and administrative expenses ...............................      34,889      19,675      22,074
                                                                                 ----------  ----------  ----------
                                                                                    629,367     585,642     595,230
                                                                                 ----------  ----------  ----------
    Operating income ..........................................................      79,996      45,348      65,571
                                                                                 ----------  ----------  ----------
Other income (expense)
  Interest expense ............................................................     (28,709)    (25,787)    (24,968)
  Interest and other income, net ..............................................       1,505       6,212       6,545
                                                                                 ----------  ----------  ----------
                                                                                    (27,204)    (19,575)    (18,423)
                                                                                 ----------  ----------  ----------
    Income before income taxes, extraordinary losses and cumulative effect of
      change in accounting principle ..........................................      52,792      25,773      47,148
Income tax expense.............................................................      21,939      10,313      19,108
                                                                                 ----------  ----------  ----------
    Income before extraordinary losses and cumulative effect of change in
      accounting principle ....................................................      30,853      15,460      28,040
Extraordinary losses on early retirement of debt, net of income taxes .........     (20,214)     --          --
Cumulative effect of change in accounting for income taxes.....................         834      --          --
                                                                                 ----------  ----------  ----------
    Net income ................................................................  $   11,473  $   15,460  $   28,040
                                                                                 ----------  ----------  ----------
                                                                                 ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED OCTOBER 31, 1994, 1995, AND 1996

                                                                               ADDITIONAL                   TOTAL
                                            PREFERRED     COMMON    TREASURY     PAID-IN     RETAINED   SHAREHOLDERS'
                                              STOCK       STOCK       STOCK      CAPITAL     EARNINGS      EQUITY
                                           -----------  ----------  ---------  -----------  ----------  -------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Balance at October 31, 1993..............   $   5,000   $   10,000     --          --       $   54,168   $    69,168
Net income...............................      --           --         --          --           11,473        11,473
Capital contribution.....................      --           --         --           4,001       --             4,001
Common stock split and change to stated
  value of $.01 per share................      --           (9,693)    --           9,693       --           --
Issuance of common stock.................      --               58     --          51,826       --            51,884
Predecessor basis adjustment.............      --           --         --         (65,520)     (20,480)      (86,000)
Redemption of preferred stock, including
  dividends of $1,950....................      (5,000)      --         --          --           (1,950)       (6,950)
Other....................................      --                1     --             300       --               301
                                           -----------  ----------  ---------  -----------  ----------  -------------
Balance at October 31, 1994..............      --              366     --             300       43,211        43,877
Net income...............................      --           --         --          --           15,460        15,460
Other....................................      --           --         --             158       --               158
                                           -----------  ----------  ---------  -----------  ----------  -------------
Balance at October 31, 1995..............      --              366     --             458       58,671        59,495
Net income...............................      --           --         --          --           28,040        28,040
Dividends paid on common stock...........      --           --         --          --           (6,567)       (6,567)
Purchase of treasury stock...............      --           --         (1,200)     --           --            (1,200)
Other....................................      --           --         --             112       --               112
                                           -----------  ----------  ---------  -----------  ----------  -------------

Balance at October 31, 1996..............   $  --       $      366  $  (1,200)  $     570   $   80,144   $    79,880
                                           -----------  ----------  ---------  -----------  ----------  -------------
                                           -----------  ----------  ---------  -----------  ----------  -------------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                        YEARS ENDED OCTOBER 31,
                                                                                    -------------------------------
                                                                                      1994       1995       1996
                                                                                    ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income........................................................................  $  11,473  $  15,460  $  28,040
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization...................................................     19,868     19,713     19,617
  Amortization of deferred blast furnace maintenance costs........................     --          1,465      2,930
  Amortization of financing costs.................................................      2,272      2,180      2,180
  Postretirement health benefits..................................................      9,607     10,066      5,508
  Pension benefits................................................................     --         --          6,507
  Provision for losses on accounts receivable.....................................        812        117       (658)
  Deferred income taxes...........................................................     (3,738)     3,118     (5,537)
  Extraordinary losses............................................................     33,803     --         --
  Cumulative effect of change in accounting principle.............................       (834)    --         --
  Expenses paid by Parent net of related tax benefit..............................      4,000     --         --
  Other...........................................................................        720       (836)        (6)
  Cash provided (used) by changes in certain assets and liabilities
      Accounts receivable.........................................................     (5,524)    39,696    (31,595)
      Inventories.................................................................    (13,670)     7,334      4,414
      Prepaid expenses and other assets...........................................      1,012     (1,031)      (132)
      Accounts payable............................................................     (7,960)   (25,209)    31,398
      Accrued liabilities.........................................................     12,134     (4,823)     1,113
      Income taxes payable and recoverable, net...................................      2,572    (11,275)    14,398
      Other liabilities...........................................................     10,375      4,756       (182)
                                                                                    ---------  ---------  ---------
        Net cash provided by operating activities.................................     76,922     60,731     77,995
                                                                                    ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment......................................     (8,387)   (14,575)   (35,384)
  Deferred blast furnace maintenance costs........................................     (5,984)   (11,598)    --
  Gross proceeds from the sale of assets..........................................     --          2,818        497
  Purchase of short-term investments, net.........................................     --        (12,282)   (36,864)
                                                                                    ---------  ---------  ---------
      Net cash used by investing activities.......................................    (14,371)   (35,637)   (71,751)
                                                                                    ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments of long-term debt............................................   (170,750)    (2,254)    (2,348)
  Dividends paid on common shares.................................................     --         --         (6,567)
  Purchases of treasury stock.....................................................     --         --         (1,200)
  Proceeds from issuance of long-term debt........................................    250,000     --         --
  Net proceeds from issuance of common stock......................................     51,884     --         --
  Redemption of preferred stock, including cumulative dividends...................     (6,950)    --         --
  Predecessor basis adjustment....................................................    (86,000)    --         --
  Premiums paid on early retirement of debt.......................................    (26,656)    --         --
  Financing costs paid............................................................    (12,019)    --         --
                                                                                    ---------  ---------  ---------
      Net cash used by financing activities.......................................       (491)    (2,254)   (10,115)
                                                                                    ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................     62,060     22,840     (3,871)
Cash and cash equivalents at beginning of year....................................      9,366     71,426     94,266
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $  71,426  $  94,266  $  90,395
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information..................................
  Cash paid for interest..........................................................  $  25,386  $  23,718  $  22,888
  Cash paid for income taxes......................................................     11,561     18,471     10,247
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    At October 31, 1996, WCI Steel, Inc. (Company) was a majority-owned subsidiary of The Renco Group, Inc. (Renco or Parent). The Company became a wholly-owned subsidiary of Renco on November 27, 1996 (see Note 4).

    (a) NATURE OF OPERATIONS

    The Company is a niche oriented integrated producer of value-added, custom steel products. The Company produces a wide range of custom flat rolled products at its primary facility in Warren, Ohio, including high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel. The Company's primary customers are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and to a lesser extent, automobile and automotive parts manufacturers located principally in the U.S.

    During 1996 and 1994, no single customer accounted for more than 10% of net sales. During 1995, sales to the Company's largest customer accounted for 10.0% of net sales. Concentration of credit risk related to trade receivables is limited due to the large number of customers in a variety of industries and geographic locations.

    Since its inception the Company has had labor agreements with the United Steelworkers of America (USWA) and other labor organizations. The USWA represents approximately 75% of the Company's employees. The Company has a four-year agreement with the USWA effective September 1, 1995.

    (b) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany profits, transactions, and balances have been eliminated in consolidation.

    (c) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and short-term investments with maturities of three months or less from the date of acquisition.

    (d) SHORT-TERM INVESTMENTS

    Short-term investments consist of United States government or agency issues which have maturities of less than one year but greater than three months when purchased. These investments are stated at cost plus accrued interest which approximates market value.

    (e) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

    (f) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets (buildings 20 to 30 years and machinery and

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) equipment 4 to 25 years with a weighted average of 18 years). Expenditures for normal repairs and maintenance are charged to expense as incurred.

    (g) OTHER ASSETS

    Other assets include deferred financing costs which are amortized using the effective yield method over the term of the related financing and deferred blast furnace maintenance costs which are amortized using the straight-line method over a six-year period.

    (h) INCOME TAXES

    The Company is included in the consolidated income tax return of Renco. Under the terms of the present tax sharing agreement with Renco, income taxes are allocated to the Company on a separate return basis, except that transactions between the Company, its subsidiaries, Renco and Renco's other subsidiaries are accounted for on a cash basis and the Company does not receive the benefit of net operating tax loss carryforwards, unless such tax losses were a result of timing differences between the Company's accounting for tax and financial reporting purposes.

    Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (Statement 109).

    (i) ENVIRONMENTAL COMPLIANCE COSTS

    Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial expenditures are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's development of, or commitment to, a plan of action based on the then known facts.

    (j) USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(2) INVENTORIES

    Inventories consist of the following:

                                                                              OCTOBER 31
                                                                         ---------------------
                                                                            1995       1996
                                                                         ----------  ---------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Raw materials..........................................................  $   41,471  $  40,828
Finished and semi-finished product.....................................      65,979     62,340
Supplies...............................................................         571        393
                                                                         ----------  ---------
                                                                            108,021    103,561
Less LIFO reserve......................................................       6,932      6,886
                                                                         ----------  ---------
                                                                         $  101,089  $  96,675
                                                                         ----------  ---------
                                                                         ----------  ---------

(3) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is comprised of the following:

                                                                              OCTOBER 31
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Land and improvements.................................................  $      585  $      493
Buildings.............................................................      24,965      25,641
Machinery and equipment...............................................     252,988     254,118
Construction in progress..............................................       4,043      32,558
                                                                        ----------  ----------
                                                                           282,581     312,810
Less accumulated depreciation.........................................      92,848     107,689
                                                                        ----------  ----------
                                                                        $  189,733  $  205,121
                                                                        ----------  ----------
                                                                        ----------  ----------

(4) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              OCTOBER 31
                                                         --------------------
                                                           1995       1996
                                                         ---------  ---------
                                                             (DOLLARS IN
                                                              THOUSANDS)

Senior Notes with interest at 10.5% payable
  semiannually, due 2002...............................  $ 206,400  $ 206,400
Revolving Credit Facility (Revolver) with interest at
  prime plus 0.5% (8.75% at October 31, 1996) payable
  monthly..............................................     --         --
Other..................................................      7,454      5,106
                                                         ---------  ---------
                                                           213,854    211,506

Less current portion of long-term debt.................      2,323      2,448
                                                         ---------  ---------
                                                         $ 211,531  $ 209,058
                                                         ---------  ---------
                                                         ---------  ---------

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(4) LONG-TERM DEBT (CONTINUED)
    The Company has a $100,000,000 Revolver secured by and subject to eligible inventories and receivables as defined, reduced by any outstanding letters of credit. The Revolver is subject to an annual commitment fee of .5 of 1% of the unused balance up to $75,000,000 payable monthly. There were no borrowings outstanding under the Revolver as of or during the year ended October 31, 1996. The Revolver, which expires December 29, 1999, also provides for up to an aggregate amount of $20,000,000 in letters of credit. The Company had approximately $5,536,000 in letters of credit outstanding at October 31, 1996. The Revolver is subject to a penalty of $500,000 if terminated, without being refinanced with the same lender, prior to December 29, 1998 and $250,000 thereafter if terminated before expiration.

    In December 1993 an affiliate of the Company completed the sale of $250,000,000, 10.5% senior notes (Senior Notes) due 2002. Upon merger of the affiliate into the Company the Senior Notes became a direct obligation of the Company. The proceeds from the Senior Notes were used to acquire all of the outstanding capital stock of the Company for $86,000,000 from Renco, to retire the Company's then outstanding 12.625% notes at a rate of $1,200 per $1,000 principal amount outstanding plus accrued interest and to cover transaction costs. Upon completion of these transactions, Renco paid $6,000,000 of bonuses to certain executives of the Company. The bonuses are reflected as compensation in the Company's statement of income in fiscal 1994 and as a capital contribution, net of income taxes.

    In July 1994, the Company completed an initial public offering (IPO) of 5,750,000 common shares at $10.00 per share. The net proceeds of the IPO (after deducting offering transaction expenses and underwriting discounts of $5,616,000 in the aggregate) were $51,884,000, of which $6,950,000 was used to repurchase all of the outstanding preferred stock of the Company including cumulative dividends, and the remainder was used to repurchase $43,600,000 aggregate principal amount Senior Notes.

    As a result of the above transactions, the Company recognized extraordinary losses of $20,214,000 in 1994, net of income tax benefits of $13,589,000, consisting primarily of premiums paid on the early retirement of debt and accelerated amortization of deferred financing costs.

    On November 27, 1996 WCI Steel Holdings, Inc., a wholly-owned subsidiary of The Renco Group, Inc., completed a tender offer in which it purchased substantially all the outstanding shares of common stock of the Company not held by Renco (Equity Tender Offer). Following the completion of the tender offer, WCI Steel Holdings, Inc. was merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Renco. The total consideration paid for the common stock tendered and the common stock reacquired as a result of the merger of WCI Holdings, Inc. with and into the Company was approximately $56,922,000, including related expenses.

    On the same date, the Company completed the sale of $300,000,000 10% senior secured notes (Senior Secured Notes) due 2004. The proceeds from the Senior Secured Notes, with existing cash balances of the Company, were used to complete the Equity Tender Offer, a tender offer in which the Company acquired $206,120,000 of the $206,400,000 aggregate principal amount of the then outstanding Senior Notes at a rate of $1,125 per $1,000 principal amount outstanding plus accrued interest, pay a $108,000,000 dividend to Renco, make contractual compensation payments to certain executives of the Company and pay related transaction costs. As a result of these transactions, the Company expects to recognize an extraordinary loss of approximately $19,606,000, net of taxes, and compensation expenses of approximately $9,026,000 in the first quarter of fiscal 1997.

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(4) LONG-TERM DEBT (CONTINUED)
    The Senior Secured Notes are secured by a second priority lien on substantially all of the existing property, plant and equipment of the Company which will become a first priority lien if all of the Senior Notes are extinguished.

    The Company's Revolver and Senior Secured Notes contain certain financial and other covenants, including maintenance of specified levels of net worth as defined, working capital, and debt service and limitations on capital expenditures. Additional covenants limit the incurrence of additional indebtedness, payments affecting subsidiaries, transactions with affiliates, sale/leaseback transactions, impairment of security interest, consolidations, mergers and transfer of the Company's assets. The Company is permitted to declare and pay dividends, and make other transactions with affiliates provided no condition of default exists or will exist, and the accumulated amount of such transactions is no greater than fifty percent (50%) of the consolidated net income as defined (less 100% of any consolidated net loss) earned for periods subsequent to October 31, 1996 when taken as a single accounting period less management fees paid to Renco in excess of $1,200,000 annually for the same period.

    Aggregate principal payments on long-term debt for the five years subsequent to October 31, 1996 are as follows: $2,448,000 in 1997, $1,320,000 in 1998,
$116,000 in 1999, $122,000 in 2000 and $128,000 in 2001.

(5) ACCRUED LIABILITIES

    Accrued liabilities included employment related costs of $25,140,000 and $26,026,000 at October 31, 1995 and 1996, respectively.

(6) EMPLOYEE COMPENSATION PLANS

    The Company has a profit sharing plan for the benefit of substantially all bargained-for employees and a variable compensation plan for the benefit of substantially all salaried employees. The amount of compensation due under these plans is based on the Company's pretax income as defined under the agreements in effect. Total expense under the plans was $15,297,000, $8,455,000 and $10,936,000 for the years ended October 31, 1994, 1995, and 1996, respectively.

    In addition, the Company has deferred compensation agreements with certain management employees, which are based on changes in the net worth of the Company, as defined. For the years ended October 31, 1994, 1995, and 1996, the Company expensed approximately $9,902,000, $2,638,000 and $3,064,000, respectively, under these plans.

(7) PENSION PLANS

    The Company has defined contribution retirement plans that cover substantially all employees. The Company follows the policy of funding these retirement plan contributions as accrued. The Company's contributions to the plans are based on employee age and compensation . The Company contributions, paid or accrued, aggregated approximately $4,953,000, $4,988,000 and $5,376,000 for the years ended October 31, 1994, 1995, and 1996, respectively.

    The Company adopted a defined benefit pension plan on October 27, 1995 which covers substantially all bargained-for employees, provides minimum pension benefits based on age, years of service and benefits provided under the Company's defined contribution plan and a predecessor company's defined

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(7) PENSION PLANS (CONTINUED)
benefit plan. The Company intends to make future contributions to the plan in amounts that meet or exceed the minimum funding requirements of ERISA and the Internal Revenue Code.

    The following table sets forth the funded status of the plan at October 31:

                                                                         OCTOBER 31,
                                                                    ----------------------
                                                                       1995        1996
                                                                    ----------  ----------
                                                                    (DOLLARS IN THOUSANDS)
Accumulated benefit obligation, including vested benefits of
 $38,500 and $31,912, respectively ...............................  $   58,028  $   47,947
                                                                    ----------  ----------
                                                                    ----------  ----------
Projected benefit obligation .....................................  $   58,528  $   48,498
Plan assets at fair value ........................................      14,001      13,936
                                                                    ----------  ----------
Projected benefit obligation in excess of plan assets ............      44,527      34,562
Unrecognized net gain from past experience different from that
 assumed and effects of changes in assumptions ...................      --          10,937
Unrecognized prior service cost ..................................     (44,528)    (38,993)
Additional minimum liability .....................................      44,028      27,505
                                                                    ----------  ----------
Accrued pension cost .............................................  $   44,027  $   34,011
                                                                    ----------  ----------
                                                                    ----------  ----------

    Plan assets consist primarily of listed common stocks and corporate and government bonds. Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, requires the Company to recognize a minimum pension liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the plan assets. Accordingly, the Company has recognized a liability in the amount of $44,027,000 and $34,011,000 at October 31, 1995 and 1996. A corresponding amount is recognized as an intangible asset to the extent of the unrecognized prior service cost. An intangible asset of $44,028,000 and $27,505,000 was recognized at October 31, 1995 and 1996 representing unrecognized prior service cost.

    An assumed discount rate of 7.5% (6.5% in 1995) and an expected return on plan assets of 8.5% (7.5% in 1995) were used for purposes of valuing the benefits under the defined benefit pension plan for 1996.

    The following table sets forth the components of pension expense for the year ended October 31, 1996:

                                                                     (DOLLARS IN THOUSANDS)
Service cost........................................................        $    (213)
Interest cost.......................................................            3,477
Actual return on plan assets........................................             (828)
Amortization of unrecognized:
    Prior service cost..............................................            3,831
    Net gain and deferral...........................................              290
                                                                               ------
                                                                            $   6,557
                                                                               ------
                                                                               ------

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(7) PENSION PLANS (CONTINUED)
    No pension expense related to this plan was recognized during 1994 or 1995 as a result of the plan being adopted on October 27, 1995.

(8) POSTRETIREMENT HEALTH BENEFITS

    The Company provides postretirement health care and life insurance benefits to substantially all employees who retire from the Company upon meeting certain age and length of service eligibility requirements.

    The following table sets forth the plan's accumulated postretirement benefit obligation (APBO):

                                                                           OCTOBER 31
                                                                      ---------------------
                                                                         1995       1996
                                                                      ----------  ---------
                                                                           (DOLLARS IN
                                                                           THOUSANDS)
Accumulated postretirement benefit obligation
Retirees............................................................  $   16,663  $  15,374
Fully eligible active plan participants.............................      34,492     33,877
Other active participants...........................................      43,087     40,294
                                                                      ----------  ---------
                                                                          94,242     89,545

Plan assets, primarily stocks, at fair value........................      --          3,332
APBO in excess of plan assets.......................................      94,242     86,213
Unrecognized prior service cost resulting from plan amendments......     (11,867)    (4,356)
Unrecognized net loss from past experience different from that
  assumed and from changes in assumptions...........................      (6,088)       (62)
                                                                      ----------  ---------
Accrued postretirement benefit cost.................................  $   76,287  $  81,795
                                                                      ----------  ---------
                                                                      ----------  ---------

    The APBO was determined using a discount rate of 7.5% in 1996 (7.0% in 1995) and an assumed health care cost trend rate of 8% in 1997, gradually declining to 5% after 2003. Assuming a 1% increase in the health care cost trend rate, the APBO at October 31, 1996 would increase by $16,171,000 along with an increase in the 1996 service and interest cost components of $1,823,000.

    Net periodic postretirement benefit costs included the following components:

                                                                  YEARS ENDED OCTOBER 31
                                                              -------------------------------
                                                                1994       1995       1996
                                                              ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Service cost................................................  $   2,419  $   2,562  $   2,272
Interest cost...............................................      6,035      7,007      6,541
Actual return on plan asets.................................     --         --           (188)
Net amortization and deferral...............................      1,866      1,025      1,698
                                                              ---------  ---------  ---------
Net periodic postretirement benefit cost....................  $  10,320  $  10,594  $  10,323
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    Total claims paid during the years ended October 31, 1994, 1995 and 1996 were $713,000, $528,000 and $1,671,000, respectively. In addition, the Company is required to contribute $.50 per hour worked by

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(8) POSTRETIREMENT HEALTH BENEFITS (CONTINUED) certain hourly employees to a trust established to fund future postretirement health care and life insurance benefits. Contributions to the trust amounted to $3,144,000 during 1996. In accordance with the Company's labor contract, the Company will continue to pay current claims as incurred until the trust assets exceed 50% of the APBO for the hourly employees who are beneficiaries of the trust.

(9) INCOME TAXES

    The provision for income tax expense (benefit) is comprised of the following:

                                                                 YEARS ENDED OCTOBER 31
                                                            --------------------------------
                                                               1994       1995       1996
                                                            ----------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
Federal income taxes
  Current.................................................  $   19,419  $   5,770  $  18,861
  Deferred................................................      (2,105)     2,662     (3,714)
State income taxes
  Current.................................................       5,573      1,427      5,784
  Deferred................................................        (948)       454     (1,823)
                                                            ----------  ---------  ---------
Provision for income taxes................................  $   21,939  $  10,313  $  19,108
                                                            ----------  ---------  ---------
                                                            ----------  ---------  ---------

    In addition to the above income taxes, the Company recognized $13,589,000 of current income tax benefits in 1994 related to extraordinary losses on the early retirement of debt (see Note 4).

    A reconciliation between income tax expense reported and income tax expense computed by applying the federal statutory rate to income before income taxes, extraordinary losses and cumulative effect of change in accounting principle, follows:

                                                                   YEARS ENDED OCTOBER 31
                                                               -------------------------------
                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)

Income taxes at federal statuary rate........................  $  18,477  $   9,020  $  16,502
State income taxes, net of federal income tax benefit........      3,006      1,223      2,574
Other........................................................        456         70         32
                                                               ---------  ---------  ---------
                                                               $  21,939  $  10,313  $  19,108
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------


    Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. Total deferred tax assets amounted to approximately $47,727,000 and $54,719,000 as of October 31, 1995 and 1996 including deferred taxes on postretirement health and pension benefits of $20,936,000 and $27,516,000, respectively, compensation accruals of $10,102,000 and $10,968,000, respectively, employee benefit accruals of $3,028,000 and $3,286,000, respectively, state and local tax accruals of $2,080,000 and $3,133,000, respectively, alternative minimum tax credit carryforwards of $4,028,000 at October 31, 1995 and other items including allowance for doubtful accounts, sales allowances, LIFO inventory valuation reserves and other accrued liabilities. Total deferred tax liabilities amounted to

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(9) INCOME TAXES (CONTINUED)
approximately $46,992,000 and $48,447,000 as of October 31, 1995 and 1996,
consisting primarily of deferred taxes on inventory of $3,065,000 and $2,939,000, respectively, and fixed assets of $43,861,000 and $45,276,000, respectively. The Company had no valuation allowance for realization of deferred tax assets as of October 31, 1995 or 1996.

    Under the tax sharing agreement discussed in Note 1(h), the Company's recoverable income taxes of $5,960,000 at October 31, 1995 due from Renco was fully recovered during 1996.

    As discussed in Note 1(h), the Company adopted Statement 109 effective November 1, 1993, and recognized a cumulative benefit of $834,000 as a change in accounting principle.

(10) LEASES

    The Company leases a portion of its operating and data processing equipment. Minimum future lease payments under noncancelable operating leases are $1,209,000, $1,081,000, $823,000, $602,000, and $327,000 for the years ending
October 31, 1997, 1998, 1999, 2000 and 2001, respectively. Rent expense for noncancelable operating leases amounted to approximately $805,000, $1,033,000 and $1,094,000 for the years ended October 31, 1994, 1995, and 1996, respectively.

(11) AGREEMENT WITH THE RENCO GROUP, INC.

    The Company has a management services agreement with Renco under which Renco provides certain management services to the Company. Under terms of this agreement, the Company is charged a monthly fee of $100,000. The term of this agreement extends to October 31, 1998. Total expense for management services fees amounted to $1,200,000 for each of the years ended October 31, 1994, 1995, and 1996. At October 31, 1995 and 1996, $480,000 was owed to Renco for management services fees.

    To obtain the advantages of volume, Renco purchases certain insurance coverage for its subsidiaries, including the Company, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. The major areas of the Company's insurance coverage obtained under the Renco programs are property, business interruption, general, product and auto liability and workers' compensation (other than Ohio for which the Company is self insured). In fiscal 1994, 1995 and 1996, the Company incurred costs of approximately $1.5 million, $1.7 million and $2.0 million, respectively under the Renco insurance program. The Company believes that its insurance costs under this program were less than it would have incurred if it had obtained its insurance directly.

(12) COMMITMENTS AND CONTINGENCIES

    At October 31, 1996, the Company had commitments to purchase data processing services of approximately $30,252,000 in the aggregate over the remaining 5.5 years of its management information systems agreement and purchased services of approximately $5,401,000, $5,573,000 and $5,322,000 in 1994, 1995 and 1996,
respectively, under the agreement. At October 31, 1996, at pricing then in effect, the Company had firm commitments for the purchase of raw materials and gasses of approximately $33,756,000 in 1997 and $68,591,000 thereafter. In addition, at October 31, 1996, the Company had commitments for capital expenditures of approximately $16,346,000 related primarily to the upgrade of the hot strip mill.

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. Accordingly, WCI is and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI has made and intends to continue to make the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's financial condition and results of operations.


    On June 29, 1995, the Department of Justice, on behalf of the Environmental Protection Agency (EPA), instituted a civil action against WCI under the Clean Water Act in the United States District Court for the Northern District of Ohio. The action alleges numerous violations of the Company's National Pollution Discharge Elimination System permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted another civil action against the Company in the same court under the Clean Air Act alleging violations by the Company of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to the Company's facilities in Warren, Ohio. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. The Company believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability. By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from the Company relating to the Warren facility, including information as to the effect of a prohibition against federal procurement of the Company's products on the Company's business. The Company has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However, there can be no assurance that a federal procurement prohibition will not be imposed. The Company is negotiating with the EPA toward a settlement of these matters. If the Company is unable to reach a negotiated settlement, and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the operating results and financial condition of the Company, the extent of which the Company is unable to estimate at this time.


    The Company has obtained a Resource Conservation and Recovery Act (RCRA) storage permit for waste pickle liquor at its' Warren facility acid regeneration plant. As a provision of the permit, the Company will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. The Company has developed and submitted a workplan for the first investigation step of the corrective action program, the RCRA Facility Investigation (RFI), to the EPA and is presently negotiating the scope of the RFI with the EPA. The workplan identifies thirteen historical solid waste management units which are the subject of the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of a corrective action program. Accordingly, the Company is unable at this time to estimate the final cost of the corrective action

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED)

program or the period over which such costs may be incurred and there can be no assurance that it would not have a material adverse effect on the operating results and financial condition of the Company.


    On January 23, 1996, two retired employees instituted an action against the Company in the United States District Court for the Northern District of Ohio alleging in substance that certain distributions made by the Company to employees and benefit plans violated certain agreements, the Employee Retirement Income Security Act, the National Labor Relations Act and common law. The plaintiffs seek declaratory and injunctive relief and damages. Plaintiffs have brought this action as a class action; however, the court has not ruled as to whether this action is properly maintainable as a class action. The Company denies the plaintiffs' allegations of liability and has filed for dismissal of the action. The court has not yet ruled on the Company's motion.

    On April 5, 1996, an employee instituted an action for damages against the Company in the Court of Common Pleas, Trumbull County, Ohio alleging that, under Ohio common law, her privacy rights were violated and that she has been subjected to sexual harassment. In July 1996, the plaintiff moved for an order permitting her to amend her complaint to add new party plaintiffs alleging a claim under only the privacy rights cause of action. The Company denies plaintiff's allegations of liability and has opposed the motion to amend the complaint. The court has not yet ruled on the plaintiff's motion. Discovery is underway, and no substantive motions have been made.


    A liability has been established for an amount, which the Company believes is adequate, based on information currently available, to cover the costs to resolve the above described matters, including remediation, if any, except for any costs of corrective action that may result from the RFI for which no estimate can currently be made. The outcome of the above described matters could have a material adverse effect on the future operating results of the Company in a particular quarterly or annual period, however, the Company believes that the effect of such matters will not have a material adverse effect on the Company's consolidated financial position. In addition to the above matters, the Company is contingently liable with respect to lawsuits and other claims incidental to the ordinary course of its operations.


(13) SELECTED QUARTERLY DATA (UNAUDITED)

    The following is a summary of unaudited quarterly results for the years ended October 31, 1995 and 1996:

THREE MONTHS ENDED 1995                                           JANUARY 31    APRIL 30    JULY 31    OCTOBER 31
----------------------------------------------------------------  -----------  ----------  ----------  -----------
                                                                               (DOLLARS IN THOUSANDS)

Net sales.......................................................   $ 175,099   $  177,770  $  170,742   $ 107,379
Gross margin (loss).............................................      33,850       34,229      31,698     (13,576)
Net income (loss)...............................................      10,909       11,139       9,371     (15,959)

THREE MONTHS ENDED 1996                                           JANUARY 31    APRIL 30    JULY 31    OCTOBER 31
----------------------------------------------------------------  -----------  ----------  ----------  -----------
                                                                               (DOLLARS IN THOUSANDS)

Net sales.......................................................   $ 148,493   $  166,959  $  174,695   $ 170,654
Gross margin....................................................      22,989       26,261      29,430      31,512
Net income......................................................       4,788        6,194       8,130       8,928

                        WCI STEEL, INC. AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1994, 1995 AND 1996

(13) SELECTED QUARTERLY DATA (UNAUDITED) (CONTINUED)

    During the three months ended October 31, 1995, the Company experienced a 54 day labor contract dispute and resulting work stoppage. The negative gross margin and the net loss for the quarter resulted principally from excess production costs and expenses related to idling equipment during the work stoppage, including salary and benefit costs, bonuses paid to hourly and salaried employees upon conclusion of the work stoppage, and lower shipping volume. In addition, the labor contract dispute and work stoppage adversely affected the Company's product mix and operating results for the three month periods ended January 31, 1996 and April 30, 1996.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WCI STEEL, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                 --------------

                               TABLE OF CONTENTS


                                                         PAGE
Available Information..........................          2
Forward-Looking Statements.....................          2
Prospectus Summary.............................          3
Risk Factors...................................         14
The Transactions...............................         20
Use of Proceeds................................         20
Capitalization.................................         21
Selected Consolidated Financial Data...........         22
The Exchange Offer.............................         25
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........         32
Business.......................................         36
Management.....................................         47
Stock Ownership and Certain Relationships and
  Transactions.................................         52
Description of the Notes.......................         54
Description of WCI Revolving Credit Facility...         78
Certain Federal Income Tax Considerations......         80
Plan of Distribution...........................         80
Legal Matters..................................         81
Experts........................................         81
Index to Consolidated Financial Statements.....        F-1


    UNTIL            , 1997 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                            10% SENIOR SECURED NOTES
                              DUE 2004, SERIES B,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                            10% SENIOR SECURED NOTES
                               DUE 2004, SERIES A

                                 --------------

                                   PROSPECTUS

                                 --------------

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 1701.13(E)(1) of the Ohio General Corporation Law (the "OGCL") provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding, other than a proceeding by or in the right of the corporation, by reason of such person's official capacity as an officer, director, employee or agent of the corporation, or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against judgments, fines, expenses, including attorney's fees, and disbursements paid in settlement incurred by such person in connection with the proceeding, if such person (a) acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; and (b)in the case of a criminal proceeding, had no reason to believe such person's conduct was unlawful.

    Section 1701.13(E)(2) of the OGCL further provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding by or in the right of the corporation to procure a judgment in its favor, by reason of such person's official capacity as an officer, director, employee or agent of the corporation or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, and disbursements paid in settlement incurred by such person in connection with the proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the corporation may not indemnify such person for (a) any proceeding as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation, unless the court in which such proceeding is brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court shall deem proper; and (b) any proceeding in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code of Ohio.

    Section 1701.13(E)(3) of the OGCL further provides that to the extent a director, trustee, officer, employee, member, manager or agent is successful on the merits or in defense of any proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, a corporation shall indemnify such person against expenses, including attorney's fees, incurred by such person in connection with the proceeding.

    In addition, Section 1701.13(E)(a) of the OGCL provides that, unless otherwise provided by a corporation's articles of incorporation or code of regulations at the time of a director's act or omission, and unless the only liability asserted against a director in a proceeding is pursuant to Section 1701.95 of the Revised Code of Ohio, if a director is made or threatened to be made a party to a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, such person is entitled to payment or reimbursement by a corporation of expenses, including attorney's fees, incurred by such person in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of such person agreeing to (a) repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person's act or omission was undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation; and (b) cooperate with the corporation concerning the proceeding. Expenses, including attorney's fees, incurred by a corporation's director, trustee, officer, employee, or agent in a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL may be paid by the corporation as they are incurred in advance of the final disposition of the proceeding upon the receipt of an undertaking from such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

    Finally, Section 1701.13(E)(6) of the OGCL provides that a corporation's articles of incorporation or code of regulations may extend further indemnification rights in addition to those provided by Section 1701.13 of the OGCL.

    Registrant's Code of Regulations contains the indemnification provision set forth below:

                                   ARTICLE V
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding or the defense or settlement thereof or any claim, issue, or matter therein, to the fullest extent permitted by the laws of Ohio as they may exist from time to time. To assure indemnification under this provision of all such persons who are or were "fiduciaries" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, this paragraph shall, for the purposes hereof, be interpreted as follows: an "other enterprise" shall be deemed to include an employee benefit plan; the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed "fines;" and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company. The foregoing provisions of this paragraph shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this paragraph is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   3.1     --Articles of Incorporation of the Registrant, filed April 13, 1998 and Articles of Amendment filed May
             18, 1988, July 15, 1988, November 29, 1991, December 14, 1993 and July 13, 1994.(7)

   3.2     --Code of Regulations of the Registrant, as amended December 16, 1996.(12)

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   4.1     --Indenture, dated as of December 14, 1993, among Renco Steel, Inc. (which subsequently was merged into the Registrant), as issuer, the Registrant, as guarantor, and Shawmut Bank Connecticut, National
             Association (now known as Fleet National Bank), as trustee, relating to the 10 1/2% Senior Notes Due
             2002, Series A and the 10 1/2% Senior Notes Due 2002, Series B of the Registrant (containing, as exhibits, specimens of the Series A Senior Notes and Series B Senior Notes).(3)

   4.1.1   --First Supplemental Indenture to the indenture, dated as of December 14, 1993, among Renco Steel, Inc.
             (which subsequently was merged into the Registrant), as issuer, the Registrant, as guarantor, and
             Shawmut Bank Connecticut, National Association (now known as Fleet National Bank), as trustee, relating to the 10 1/2% Senior Notes Due 2002, Series A and the 10 1/2% Senior Notes Due 2002, Series
             B of the Registrant (containing, as exhibits, specimens of the Series A Senior Notes and Series B
             Senior Notes).(3)

   4.1.2   --Second Supplemental Indenture to the indenture, dated as of December 14, 1993, among Renco Steel,
             Inc. (which subsequently was merged into the Registrant), as issuer, the Registrant, as guarantor, and Shawmut Bank Connecticut, National Association (now known as Fleet National Bank), as trustee, relating to the 10 1/2% Senior Notes Due 2002, Series A and the 10 1/2% Senior Notes Due 2002, Series
             B of the Registrant (containing, as exhibits, specimens of the Series A Senior Notes and Series B
             Senior Notes).(12)

   4.2     --Indenture, dated as of November 27, 1996, between the Registrant, as issuer, and Fleet National Bank, as trustee, relating to the 10% Senior Secured Notes due 2004, Series A, and the 10% Senior Secured
             Notes due 2004, Series B of the Registrant (containing, as exhibits, specimens of the Series A Senior
             Secured Notes and Series B Senior Secured Notes).(12)

   4.3     --Purchase Agreement, dated November 22, 1996, between Donaldson, Lufkin and Jenrette Securities
             Corporation and the Registrant, relating to the 10% Senior Secured Notes due 2004.(12)

   4.4     --Registration Rights Agreement, dated as of November 27, 1996, be and between Donaldson, Lufkin &
             Jenrette Securities Corporation and the Registrant, relating to the 10% Senior Secured Notes due
             2004.(12)

   4.5     --Form Letter of Transmittal.(12)

   5.1     --Opinion of Cadwalader, Wickersham & Taft (including opinion filed as Exhibit 8.1 and consent filed as
             Exhibit 23.1).(12)

   8.1     --Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).(12)

  10.1     --[Intentionally Omitted]

  10.2     --Net Worth Appreciation Agreement, dated as of September 1, 1988, between the Registrant and James V.
             Stack.(1)

  10.2.1   --Amendment, dated November 15, 1993, to the Net Worth Appreciation Agreements between the Registrant and James V. Stack.(3)

  10.2.2   --Amended and Restated Net Worth Appreciation Agreement, effective November 1, 1995, between the
             Registrant and Patrick T. Kenney.(12)

  10.2.3   --Amended and Restated Net Worth Appreciation Agreement, effective November 1, 1995, between the
             Registrant and Patrick G. Tatom.(12)

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.2.4   --Amended and Restated Net Worth Appreciation Agreement, effective November 1, 1995, between the
             Registrant and Bret W. Wise.(12)

  10.2.5   --Severance Pay Agreement, dated August 1, 1994, between the Registrant and Bret W. Wise.(6)

  10.2.6   --Consulting Agreement, effective November 1, 1994, between the Registrant and James V. Stack.(7)

  10.2.7   --Net Worth Appreciation Agreement, effective April 1, 1996, between the Registrant and Edward R.
             Caine.(12)

  10.2.8   --Letter, dated December 19, 1996, amending the Net Worth Appreciation Agreement, dated as of September
             1, 1988, between the Registrant and James V. Stack.(11)

  10.3     --Management Consultant Agreement, dated October 1, 1992, between Registrant and The Renco Group,
             Inc.(1)

  10.3.1   --Amendment No. 1, dated April 22, 1994, to Management Consultant Agreement.(4)

  10.4     --Amended and Restated Loan and Security Agreement dated December 29, 1992 between the Registrant and
             Congress Financial Corporation and Security Pacific Business Credit Inc. (the "Revolving Credit
             Agreement").(1)

  10.4.1   --Amendment No. 1 to the Revolving Credit Agreement, dated December 14, 1993.(3)

  10.4.2   --[Intentionally Omitted]

  10.4.3   --Indemnification Agreement, dated as of December 14, 1993, among the Registrant and the lenders under the Revolving Credit Agreement.(3)

  10.4.4   --Intercreditor Agreement, dated December 14, 1993, among the Shawmut Bank Connecticut, National
             Association, Congress Financial Corporation and Security Pacific Business Credit Inc.(3)

  10.4.5   --Amendment No. 2 to the Revolving Credit Agreement, dated July 13, 1994.(5)

  10.4.6   --Amendment No. 3 to the Revolving Credit Agreement, dated March 28, 1995.(8)

  10.4.7   --Amendment No. 4 to the Revolving Credit Agreement, dated February 23, 1996.(9)

  10.4.8   --Amendment No. 5 to the Revolving Credit Agreement, dated March 8, 1996.(9)

  10.4.9   --Amendment No. 6 to the Revolving Credit Agreement, dated June 17, 1996.(10)

  10.4.10  --Amendment No. 7 to the Revolving Credit Agreement, dated November 27, 1996.(12)

  10.4.11  --Intercreditor Agreement, dated November 27, 1996, between Fleet National Bank and Congress Financial
             Corporation.(12)

  10.5.1   --Intercreditor Agreement, dated November 27, 1996, among Fleet National Bank, Bank One Trust Company,
             N.A. and the Registrant.(12)

  10.5.2   --Indemnification Agreement, dated as of November 27, 1996, between the Registrant and Bank One Trust
             Company, N.A.(12)

  10.6     --Promissory Note, dated August 31, 1988, in the original principal amount of $5,552,000 made by the
             Registrant to LTV Steel Company, Inc.(1)

  10.7     --Loan Agreement, dated as of May 1, 1990, between the Director of Development of the State of Ohio and
             Youngstown Sinter Company (Ohio Enterprise Bond Fund Program).(1)

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.8     --Agreement, dated June 11, 1990, between the City of Youngstown, Ohio and Youngstown Sinter Company
             (with UDAG Grant Agreement).(1)

  12       --Statement regarding computation of ratio of earnings to fixed charges.

  21       --List of Subsidiaries of Registrant.(2)

  23.1     --Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).(12)

  23.2     --Consent of KPMG Peat Marwick LLP.

  25       --Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank.(12)

------------------------

(1) Incorporated by reference to the same-numbered exhibit filed with the Company's Registration Statement on Form S-4, as amended (File No. 33-58648), originally filed with the Commission on February 23, 1993.

(2) Incorporated by reference to Exhibit 22 filed with the Company's Registration Statement on Form S-4, as amended (File No. 33-58648), originally filed with the Commission on February 23, 1993.

(3) Incorporated by reference to the same-numbered exhibit filed with the Company's Registration Statement on Form S-4 (File No. 33-74108), filed with the Commission on January 14, 1994.

(4) Incorporated by reference to same-numbered exhibit filed with the Company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 33-75722), filed with the Commission on April 28, 1994.

(5) Incorporated by reference to exhibit 10.4.5 filed with the Company's Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 33- 75722), filed with the Commission on May 4, 1994.

(6) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended July 31, 1994 (File No. 1-13028).

(7) Incorporated by reference to the Company's Form 10-K for the fiscal year ended October 31, 1994 (File No. 1-13028).

(8) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended April 30, 1995 (File No. 1-13028).

(9) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended April 30, 1996 (File No. 1-13028).

(10) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended July 31, 1996 (File No. 1-13028).

(11) Incorporated by reference to the Company's Form 10-K for fiscal year ended October 31, 1996 (File No. 1-13028).

(12) Previously filed.

    (b) Financial Statement Schedules.

Schedule   II         --Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on February 11, 1997.


                                WCI STEEL, INC.

                                By:             /s/ EDWARD R. CAINE
                                     -----------------------------------------
                                                  EDWARD R. CAINE
                                       President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 11, 1997.


          SIGNATURE                        TITLE
------------------------------  ---------------------------

     /s/ IRA LEON RENNERT       Chairman of the Board and
------------------------------    Director
       IRA LEON RENNERT

                                President and Chief
     /s/ EDWARD R. CAINE          Executive Officer
------------------------------    (Principal Executive
       EDWARD R. CAINE            Officer)

                                Vice President, Finance and
       /s/ BRET W. WISE           Chief Financial Officer
------------------------------    (Principal Financial and
         BRET W. WISE             Accounting Officer)

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Shareholder and Board of Directors
  WCI Steel, Inc. and Subsidiaries:

    Under date of December 4, 1996, we reported on the consolidated balance sheets of WCI Steel, Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1996, which are included in the Registration Statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule (Schedule II-- Valuation and Qualifying Accounts) included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

    In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Cleveland, Ohio
December 4, 1996

                                WCI STEEL, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
              FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994.
                             (DOLLARS IN THOUSANDS)

                                                                         ADDITIONS
                                                     BALANCE AT   ------------------------                 BALANCE AT
                                                      BEGINNING   CHARGED TO   CHARGES TO    DEDUCTIONS        END
CLASSIFICATION                                         OF YEAR    EXPENSE (B)     OTHER          (C)         OF YEAR
---------------------------------------------------  -----------  -----------  -----------  -------------  -----------

ALLOWANCE FOR DOUBTFUL ACCOUNTS (A):
  Year ended October 31, 1996......................   $   2,258    $    (646)      --         $      12     $   1,600
  Year ended October 31, 1995......................       2,400          117       --               259         2,258
  Year ended October 31, 1994......................       2,371          812       --               783         2,400

------------------------

(a) Allowance for doubtful accounts is shown as a reduction of accounts receivable in the Company's Consolidated Financial Statements.

(b) Charges to expense for the provision for doubtful accounts.

(c) Trade receivables written-off.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

  12       -- Statement regarding computation of ratio of earnings to fixed charges.

  23.2     -- Consent of KPMG Peat Marwick LLP.